                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant To Section 14(A) of The Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         Common Stock, par value $0.01 per share.

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     (2) Aggregate number of securities to which transaction applies:

         14,718,134 shares of common stock.

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         The filing fee was determined based upon the aggregate merger consideration of $8,242,156 to be paid to the Championship Auto Racing Teams, Inc. stockholders. In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $8,242,156 by .00008090.

         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         $8,242,156.

         -----------------------------------------------------------------------
     (5) Total fee paid:
         $666.79.

         -----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount Previously Paid:

         -----------------------------------------------------------------------
    (2)  Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------
    (3)  Filing Party:

         -----------------------------------------------------------------------
    (4)  Date Filed:

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================================================================================

This preliminary proxy statement and the information contained herein is subject to completion or amendment.

              PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION.

Championship Auto Racing Teams, Inc.
5350 Lakeview Parkway South Dr.
Indianapolis, Indiana 46268

                                                                     [   ], 2003

Dear Stockholder:

                  We cordially invite you to attend a special meeting of
stockholders of Championship Auto Racing Teams, Inc. to be held on [      ],
2003, at [      ], local time, at the [       ]. At the special meeting, we will
ask you to vote on a proposal to adopt the Agreement and Plan of Merger we entered into on September 10, 2003 pursuant to which Open Wheel Racing Series LLC will acquire Championship. In the merger contemplated by the merger agreement, a subsidiary of Open Wheel Racing Series will merge with and into Championship and Championship will become a wholly owned subsidiary of Open Wheel Racing Series.

                  If we complete the merger, each share of our common stock you own will be converted into the right to receive the amount of cash, without interest and rounded down to the nearest cent, equal to: (1) $8,242,156, divided by (2) the total number of shares of our common stock outstanding immediately prior to completion of the merger. Based on 14,718,134 shares of our common
stock outstanding on [       ], 2003 (which we will not take any action to
increase while this transaction is pending), you would be entitled to receive $0.56 for each share of our common stock.

                  Our board of directors (including all of our independent directors) has determined that the merger agreement and merger are advisable, fair to and in the best interests of our stockholders, including our unaffiliated stockholders. Our board of directors believes that, if the merger is not approved, Championship will not be able to continue as a viable business and that in any winding up of Championship, stockholders would receive little or no value for their shares. ACCORDINGLY, OUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

                  Your vote is important. Under Delaware law, we cannot complete the merger unless the merger agreement is adopted by the affirmative vote of holders of a majority of shares of our common stock outstanding and entitled to vote at the special meeting. In addition, the obligations of Championship and Open Wheel Racing Series to complete the merger are conditioned upon approval of the merger by the holders of a majority of shares of our common stock that are voted at the special meeting and are not held by Open Wheel Racing Series or its affiliates. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TO ENSURE YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. If you do not send in your proxy, do not vote in person or do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect (for the purposes of the vote required under Delaware law) as a vote against the adoption of the merger agreement. Only holders of record of our common stock at the close of business
on [       ], 2003 will be entitled to vote at the special meeting.

                  The enclosed proxy statement provides you with detailed information about the merger and related matters. We urge you to read the proxy statement carefully, including the annexes. If you have any questions about the merger, please call D.F. King & Co., Inc. at (800) 431-9643.

                  On behalf of the board of directors, I thank you for your support and appreciate your consideration of this matter.

                                        Yours truly,

                                        CHAMPIONSHIP AUTO RACING TEAMS, INC.

                                        Christopher R. Pook
                                        President and Chief Executive Officer

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Proxy Statement is dated [      ], 2003 and is first being mailed to
stockholders on or about [       ], 2003.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.
                         5350 LAKEVIEW PARKWAY SOUTH DR.
                             INDIANAPOLIS, IN 46268

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON [      ], 2003

To the Stockholders of Championship Auto Racing Teams, Inc.:

                  NOTICE IS HEREBY GIVEN that we will hold a special meeting of
the stockholders of Championship Auto Racing Teams, Inc. on [       ], 2003, at
[      ], local time, at the [       ], for the following purposes:

         1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 10, 2003, among Open Wheel Racing Series LLC, Open Wheel Acquisition Corporation, a wholly owned subsidiary of Open Wheel Racings Series, and Championship Auto Racing Teams, Inc., pursuant to which, upon completion of the merger, Championship will be a wholly owned subsidiary of Open Wheel Racing Series and each share of our common stock, par value $0.01 per share (other than those held by Open Wheel Racing Series or Open Wheel Acquisition Corporation, or held by stockholders who perfect their appraisal rights under Delaware law), will be converted into the right to receive the amount of cash, without interest and rounded down to the nearest cent, equal to: (1) $8,242,156, divided by (2) the total number of shares of our common stock outstanding immediately prior to the completion of the merger. Based on 14,718,134 shares of our common
         stock outstanding on [      ], 2003 (which we will not take any action
         to increase while this transaction is pending), you would be entitled to receive $0.56 for each share of our common stock that you own.

         2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

                  Under Delaware law, we cannot complete the merger unless the merger agreement is adopted by the affirmative vote of holders of a majority of shares of our common stock outstanding and entitled to vote at the special meeting. In addition, the obligations of Championship and Open Wheel Racing Series to complete the merger are conditioned upon approval of the merger by the holders of a majority of shares of our common stock that are voted at the special meeting and are not held by Open Wheel Racing Series LLC or its affiliates.

                  Only stockholders of record as of the close of business on
[       ], 2003 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the meeting. The number of outstanding
shares of our common stock entitled to notice and to vote on [       ], 2003 was
14,718,134. Each stockholder is entitled to one vote for each share of our common stock held on the record date.

                  A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting, including a copy of the merger agreement, accompany and form a part of this notice. We urge you to read the proxy statement carefully, including the annexes. You should not send any certificates representing your Championship common stock with your proxy card.

                  This notice also constitutes notice of appraisal rights under Delaware law in connection with the merger. Stockholders who do not vote in favor of adoption of the merger agreement have the right under Delaware law to demand appraisal of their shares of our common stock and to receive payment in cash for the fair value of their shares as determined by the Delaware Chancery Court. A copy of the provision of Delaware law that grants appraisal rights and specifies the required procedures for demanding appraisal is attached to this proxy statement as Annex E.

                  Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you may complete, sign, date and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect (for the purposes of the vote required under Delaware law) as voting against the adoption of the merger agreement.

                                           By order of the Board of Directors,

                                           ____________________
                                           J. Carlisle Peet III
                                           Secretary

Indianapolis, Indiana
[       ], 2003

                                TABLE OF CONTENTS

                                                                                                                    Page
SUMMARY TERM SHEET...............................................................................................     1
   The Parties to the Merger Agreement...........................................................................     1
   The Merger....................................................................................................     2
   The Special Meeting...........................................................................................     2
   Purpose of the Merger.........................................................................................     4
   Effects of the Merger.........................................................................................     4
   Recommendation of the Championship Board of Directors.........................................................     5
   Opinion of our Financial Advisor..............................................................................     5
   United States Federal Income Tax Consequences.................................................................     5
   The Open Wheel Group's Position as to the Fairness of the Merger..............................................     6
   Opinion of Open Wheel's Financial Advisor.....................................................................     6
   Interests of Certain Persons in the Merger....................................................................     7
   Appraisal Rights..............................................................................................     8
   The Merger Agreement..........................................................................................     8
   Financing of the Merger.......................................................................................    11
   Provisions for Unaffiliated Stockholders......................................................................    12
   Additional Information........................................................................................    12

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING...................................................    13

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS........................................................    17

INTRODUCTION.....................................................................................................    18
   Proposal to be Considered at the Special Meeting..............................................................    18
   Record Date; Voting Rights; Vote Required.....................................................................    19
   Voting and Revocation of Proxies..............................................................................    20
   Solicitation of Proxies; Expenses of Solicitation.............................................................    20
   Comparative Market Price Data.................................................................................    21
   Dividends.....................................................................................................    21
   Championship's Selected Consolidated Financial Information....................................................    22

SPECIAL FACTORS..................................................................................................    24
   Background of the Merger......................................................................................    24
   Reasons for the Recommendation of the Championship Board of Directors; Fairness of the Merger.................    35
   Opinion of our Financial Advisor..............................................................................    38
   Championship's Reasons for the Merger.........................................................................    48
   The Open Wheel Group's Position as to the Fairness of the Merger..............................................    48
   The Open Wheel Group's Reasons for the Merger.................................................................    50
   Opinion of Open Wheel's Financial Advisor.....................................................................    50
   Forecasts.....................................................................................................    57
   Purpose and Structure of the Merger...........................................................................    58

                                                                                                                    Page
   Effects of the Merger on Championship and Championship's Common Stock; Plans or Proposals After the Merger....    58
   Effects on Championship if the Merger is not Completed........................................................    60
   Interests of Directors and Executive Officers in the Merger...................................................    60
   Certain Relationships Between the Open Wheel Group and Championship...........................................    64
   Financing of the Merger.......................................................................................    65
   Provisions for Unaffiliated Stockholders......................................................................    66
   Material U.S. Federal Income Tax Consequences of the Merger to Championship's Stockholders....................    67
   Appraisal Rights..............................................................................................    68
   Regulatory Matters............................................................................................    72

THE MERGER AGREEMENT.............................................................................................    73
   Completion of the Merger......................................................................................    73
   Certificate of Incorporation; By-laws; Directors and Officers of the Surviving Corporation....................    73
   Merger Consideration..........................................................................................    73
   Stock Options.................................................................................................    74
   Conditions to the Merger......................................................................................    74
   Alternative Acquisition Proposals.............................................................................    77
   Stockholder Rights Agreement..................................................................................    78
   Right to Accept a Superior Proposal...........................................................................    78
   Representations and Warranties................................................................................    78
   Covenants Relating to the Conduct of our Business.............................................................    80
   Reasonable Best Efforts.......................................................................................    82
   Directors' and Officers' Indemnification......................................................................    83
   Other Covenants...............................................................................................    83
   Fees and Expenses.............................................................................................    83
   Termination of the Merger Agreement...........................................................................    84
   Amendment.....................................................................................................    85
   Extension; Waiver.............................................................................................    85

CONTRIBUTION AGREEMENT...........................................................................................    86

OTHER MATTERS....................................................................................................    87
   Beneficial Ownership of Championship Common Stock.............................................................    87
   Other Matters for Action at the Special Meeting...............................................................    89
   Common Stock Transactions Information.........................................................................    89
   Stockholder Proposals.........................................................................................    90
   Where You Can Find More Information...........................................................................    90
   Information Incorporated by Reference.........................................................................    91
   Additional Information........................................................................................    91

ANNEX A - AGREEMENT AND PLAN OF MERGER

ANNEX B - CONTRIBUTION AGREEMENT

ANNEX C - OPINION OF BEAR, STEARNS & CO. INC

ANNEX D - OPINION OF ERNST & YOUNG CORPORATE FINANCE LLC

ANNEX E - SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                               SUMMARY TERM SHEET

         This summary term sheet, together with the following question and answer section, highlights important information discussed in greater detail elsewhere in this proxy statement. This summary term sheet includes parenthetical references to pages in other portions of this proxy statement containing a more detailed description of the topics presented in this summary term sheet. This summary term sheet does not contain all of the information you should consider before voting on the merger agreement. To more fully understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on whether to adopt the merger agreement.

THE PARTIES TO THE MERGER AGREEMENT

         CHAMPIONSHIP AUTO RACING TEAMS, INC.

         Championship Auto Racing Teams, Inc.
         5350 Lakeview Parkway South Dr.
         Indianapolis, Indiana 46268
         (317) 715-4100

- Championship Auto Racing Teams, Inc., a Delaware corporation, owns all of the common stock of CART, Inc., which operates and markets the 2003 Bridgestone Presents The Champ Car World Series Powered by Ford. In this proxy statement, the 2003 Bridgestone Presents The Champ Car World Series Powered by Ford is referred to as the CART racing series. CART Champ Cars are thoroughbred racing machines that reach speeds in excess of 200 miles per hour, showcasing the technical expertise of manufacturers such as Ford Motor Company, Lola Cars and Bridgestone/Firestone North American Tire, LLC. Championship also owns and operates its top development series, the Toyota Atlantic Championship.

- In this proxy statement, Championship Auto Racing Teams, Inc. is referred to as "Championship."

- Our common stock currently trades on The New York Stock Exchange under the symbol "MPH." On October 6, 2003, however, the NYSE announced that our common stock will be suspended from trading prior to the opening of trading on October 13, 2003, or such earlier date as our common stock commences trading in another securities marketplace or there is a material adverse development. We are currently seeking to have our common stock quoted on the OTC Bulletin Board. See "Special Factors - Background of the Merger."

         OPEN WHEEL RACING SERIES LLC

         Open Wheel Racing Series LLC
         275 Middlefield Road, Second Floor
         Menlo Park, California 94025
         (650) 329-7300

- Open Wheel Racing Series LLC, a Delaware limited liability company, is a specially formed entity whose principal business is to acquire all outstanding capital stock and attached rights of Championship. Open Wheel is owned indirectly by a group of investors and team owners, including Kevin Kalkhoven, Paul Gentilozzi and Gerald R. Forsythe. The members of Open Wheel are 21st Century Racing Holdings LLC, Big

         Bang Racing LLC and Willis Capital, L.L.C. As of [    ], 2003, Open
         Wheel Racing Series LLC beneficially owns 3,377,400 shares, or approximately 22.95%, of our common stock.

- In this proxy statement, Open Wheel Racing Series LLC is referred to as "Open Wheel."

         OPEN WHEEL ACQUISITION CORPORATION

         Open Wheel Acquisition Corporation
         275 Middlefield Road, Second Floor
         Menlo Park, California  94025
         (650) 329-7300

- Open Wheel Acquisition Corporation, a Delaware corporation, is a wholly owned subsidiary of Open Wheel formed for the purpose of effecting a merger with Championship.

- In this proxy statement, Open Wheel Acquisition Corporation is referred to as "Acquisition Corp."

- In this proxy statement, Open Wheel and Acquisition Corp. are referred to together as the "Open Wheel Group."

THE MERGER

- The merger agreement you are asked to adopt would cause Acquisition Corp. to be merged with and into Championship. If the merger agreement is adopted, each share of our common stock will be exchanged for cash equal to (1) $8,242,156, divided by (2) the total number of shares of our common stock outstanding immediately prior to the merger. This amount will be without interest and rounded down to the nearest cent.
         Based on 14,718,134 shares of our common stock outstanding on [      ],
         2003 (which we will not take any action to increase while this transaction is pending), each share of our common stock would be exchanged for $0.56. Shares of our common stock held by Open Wheel or Acquisition Corp. or by stockholders who perfect their appraisal rights under Delaware law will not be entitled to this per share merger consideration. See "Special Factors--Appraisal Rights" (page 68).

THE SPECIAL MEETING

-        Date, Time and Place (see page 18). The special meeting will take place
         on [     ], 2003, at [     ], local time, at the [     ].

- Proposal to be considered (see page 18). At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement, a copy of which is attached to this proxy statement as Annex
         A. For additional information regarding the proposal to be considered at the special meeting, see "Introduction -- Proposal to be Considered at the Special Meeting."

- Record Date and Shares Entitled to Vote; Quorum (see page 19). The record date for determining the holders of shares of our common stock
         entitled to notice of, and to vote at, the special meeting is [   ],
         2003. On the record date, 14,718,134 shares of our common stock were outstanding and entitled to vote on the proposal to adopt the merger agreement. The presence, in person or by proxy, of shares representing at least a majority of all the votes entitled to be cast on the adoption of the merger agreement is necessary to constitute a quorum for the transaction of business at the special meeting. See "Introduction -- Record Date; Voting Rights; Vote Required."

- Vote Required (see page 19). Under Delaware law, we cannot complete the merger unless the merger agreement is adopted by the affirmative vote of holders of a majority of shares of our common stock outstanding and entitled to vote at the special meeting. In addition, the obligations of Championship and Open Wheel to complete the merger are conditioned upon approval of the merger by the holders of a majority of shares of our common stock that are voted "for" or "against" approval of the merger at the special meeting and are not held by Open Wheel or its affiliates. This second vote is referred to in this proxy statement as the "unaffiliated stockholder approval." Although Championship and Open Wheel could agree to waive the need for the unaffiliated stockholder approval, Championship would not do so unless our board of directors concluded that the unaffiliated stockholder approval was not obtained due to a negative vote by stockholders whose primary objective is to obtain value from Championship for themselves that would not be available to all unaffiliated stockholders on a pro rata basis. See "Introduction -- Record Date; Voting Rights; Vote Required."

                  As of [     ], 2003, Open Wheel beneficially owns 3,377,400
         shares, or approximately 22.95%, of our common stock. All of these shares will be voted in favor of adopting the merger agreement but none will count in determining whether the unaffiliated stockholder approval has been received. See "Special Factors -- Certain Relationships Between the Open Wheel Group and Championship -- Gerald R. Forsythe -- Forsythe Voting Agreements."

                  Our directors and executive officers as a group beneficially own 4,025 shares, or less than 1%, of our common stock. This number excludes shares issuable upon the exercise of options that will terminate immediately prior to the completion of the merger. See "Other Matters--Beneficial Ownership of Championship Common Stock." Neither we nor Open Wheel have entered into any agreements with these directors and officers with respect to the voting of their shares in connection with the merger; however, these directors and officers have expressed their intent to vote their shares in favor of the merger.

- Procedures for Voting (see page 19). You may vote shares you hold of record in either of two ways:

         -        by completing and returning the enclosed proxy card, or

         -        by voting in person at the special meeting.

         If you hold shares of our common stock in "street name" through a broker or other financial institution, you must follow the instructions provided by the broker or other financial institution regarding how to instruct it to vote those shares. See "Introduction -- Record Date; Voting Rights; Vote Required."

- Voting of Proxies (see page 20). Shares of our common stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies. Shares of our common stock represented by properly executed proxies for which no instruction is given will be voted FOR adoption of the merger agreement. See "Introduction -- Voting and Revocation of Proxies."

- Revocability of Proxies (see page 20). Your proxy may be revoked at any time before it is voted. If you complete and return the enclosed proxy card but wish to revoke it, you must either (1) send a later-dated proxy card relating to the same shares to our Secretary at or before the special meeting, (2) file with our Secretary a written, later-dated notice of revocation or (3) attend the special meeting and vote in person. Please note that your attendance at the meeting will not, by itself, revoke your proxy. See "Introduction -- Voting and Revocation of Proxies."

- Failure to vote (see page 15). If you do not send in your proxy, do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against adoption of the merger agreement.

PURPOSE OF THE MERGER

- The principal purpose of the merger is to enable you to receive cash for your shares. The merger also will enable Open Wheel to obtain control of Championship and give CART, Inc. the opportunity to continue the CART racing series in 2004. If the merger is not completed, Championship does not expect to have sufficient financial resources for a 2004 season. See "Special Factors -- Purpose and Structure of the Merger" (see page 58), "--Background of the Merger" (see page 24) and "-- Effects on Championship if the Merger is not Completed" (see page
         60).

EFFECTS OF THE MERGER

- Upon completion of the merger, Championship will be a direct, wholly owned, privately held subsidiary of Open Wheel. The registration of our common stock and our reporting obligations under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the merger, our common stock will no longer be listed on the New York Stock Exchange or any other exchange or quotation system where our common stock may at such time be listed or quoted. See "Special Factors -- Effects of the Merger on Championship and Championship's Common Stock; Plans or Proposals After the Merger" (see page 58).

RECOMMENDATION OF THE CHAMPIONSHIP BOARD OF DIRECTORS

- Our board of directors, including all of our independent directors, has determined that the merger agreement and the merger are advisable, fair to and in the best interests of Championship's stockholders, including Championship's unaffiliated stockholders. Accordingly, our board of directors approved the merger agreement and the merger and recommends that you vote "FOR" the proposal to adopt the merger agreement. Carl Haas, one of our directors (who resigned as a director on September 22, 2003), abstained from the foregoing determination and approval due to a potential conflict of interest as a team owner, however none of our directors voted against approval of the merger agreement and the merger. For a discussion of the material factors considered by our board of directors in reaching its conclusions and the reasons why our board of directors determined that the merger agreement and the merger are advisable, fair to and in the best interests of Championship's stockholders, including Championship's unaffiliated stockholders, see "Special Factors -- Reasons for the Recommendation of the Championship Board of Directors; Fairness of the Merger" (see page 35).

OPINION OF OUR FINANCIAL ADVISOR

- In connection with the proposed merger, our financial advisor, Bear, Stearns & Co. Inc., delivered to our board of directors an opinion to the effect that, subject to the conditions, assumptions and limitations contained in the opinion, from a financial point of view, the per share merger consideration is fair to unaffiliated holders of our common stock, other than Open Wheel or its affiliates, individuals who own or operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries, or any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares of our common stock. In this proxy statement, Bear, Stearns & Co. Inc. is referred to as "Bear Stearns."

- The full text of the written opinion of our financial advisor, dated September 10, 2003, is attached to this proxy statement as Annex C. We encourage you to read the opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on our financial advisor's review.

- THE OPINION OF OUR FINANCIAL ADVISOR IS ADDRESSED TO OUR BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER.

-        See "Special Factors -- Opinion of our Financial Advisor" (see page
         38).

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

- The receipt of cash for shares pursuant to the merger will be a taxable transaction for United States Federal income tax purposes. In general, a stockholder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States Federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, the gain or loss will be capital gain or loss and, generally speaking, will be long-term capital gain or loss if the shares have been held by the stockholder for more than one year. The deductibility of capital losses is subject to limitations.

- BECAUSE THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON YOUR PARTICULAR CIRCUMSTANCES, WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL (AND ANY STATE, LOCAL OR FOREIGN) TAX CONSEQUENCES TO YOU OF THE MERGER.

THE OPEN WHEEL GROUP'S POSITION AS TO THE FAIRNESS OF THE MERGER

- Because members of the Open Wheel Group beneficially own 3,377,400 shares, or 22.95%, of our common stock contributed to Open Wheel by Mr. Forsythe, the merger may constitute, if completed, a "going-private transaction" subject to Rule 13e-3 under the Exchange Act, in which case the members of the Open Wheel Group would be required to express their belief as to the fairness of the merger to stockholders of Championship who are not affiliated with Championship. The members of the Open Wheel Group believe that the merger is fair to such stockholders of Championship. This belief, however, should not be construed as a recommendation to stockholders of Championship to vote to adopt the merger agreement. For a discussion of the factors considered by the members of the Open Wheel Group in reaching this belief, see "Special Factors -- The Open Wheel Group's Position as to the Fairness of the Merger" (see page 48).

OPINION OF OPEN WHEEL'S FINANCIAL ADVISOR

- In connection with the proposed merger, Open Wheel retained its own financial advisor, Ernst & Young Corporate Finance LLC, who delivered a written opinion to Open Wheel, dated September 10, 2003, to the effect that, as of that date, the per share merger consideration to be received by the unaffiliated common stockholders of Championship was fair, from a financial point of view, to such holders. In this proxy statement, Ernst & Young Corporate Finance LLC is referred to as "EYCF."

- The full text of the written opinion of EYCF dated September 10, 2003 is attached to this proxy statement as Annex D. We encourage you to read the opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on EYCF's review.

- THE EYCF OPINION IS ADDRESSED EXCLUSIVELY TO OPEN WHEEL AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER.

- See "Special Factors -- Opinion of Open Wheel's Financial Advisor" (see page 50).

INTERESTS OF CERTAIN PERSONS IN THE MERGER

- When considering the recommendation of our board of directors, you should be aware that some of our directors and executive officers have interests that are different from, or in addition to, yours, including as follows:

         - one of our directors, Carl Haas (who resigned as a director on September 22, 2003), owns a racing team that participates in the CART racing series. If the merger is not completed, the CART racing series will not continue in 2004 in the absence of another strategic transaction. Due to his potential conflict of interest as a team owner, Mr. Haas abstained from our board of directors' vote approving the merger and the merger agreement;

         - each of Christopher R. Pook, our President and Chief Executive Officer, David J. Clare, our Chief Operating Officer, and John
                  J. Lopes, CART, Inc.'s Vice President of Racing Operations, are parties to prior employment agreements with Championship pursuant to which they would have been entitled to enhanced severance benefits (including cash payments of up to three or 2.99 times the executive's base salary and up to seven years of continued employee benefits) in the event of involuntary termination, as defined under their respective prior employment agreements, within two years following the completion of the merger. In connection with the merger, Mr. Pook's prior employment agreement has been amended and each of Mr. Clare's and Mr. Lopes' prior employment agreements have been superseded by new employment agreements. This amendment and these new employment agreements, as the case may be, eliminate the foregoing severance benefits. In the event the merger agreement is terminated, the amendment to Mr. Pook's employment agreement and Messrs. Clare's and Lopes's new employment agreements would be void and each of their prior employment agreements, including the severance benefits, would be automatically reinstated;

         -        in connection with the merger, Championship and CART, Inc.
                  have entered into a new consulting agreement with Mr. Pook, which becomes effective upon completion of the merger, and a new employment agreement with Thomas L. Carter, our Chief Financial Officer. In the event the merger agreement is terminated, Mr. Pook's new consulting agreement and Mr. Carter's new employment agreement would be void and their prior employment agreements would be automatically reinstated; and

         - our directors and executive officers (1) will be indemnified against certain liabilities both before and after the merger and (2) will have, for a certain period of time after completion of the merger, the benefit of directors' and officers' liability insurance for acts and omissions occurring before the merger.

- See "Special Factors -- Interests of Directors and Executive Officers in the Merger" (see page 60) for a more detailed discussion of the foregoing and other interests.

APPRAISAL RIGHTS

- If the merger is completed, stockholders who object to the merger may elect to exercise their statutory appraisal rights to receive the judicially determined "fair value" of their shares. The fair value, which could be more or less than the merger consideration to which stockholders would be entitled under the merger agreement, would be exclusive of any value arising from the completion or expectation of the merger (including as a result of any new capital that may become available to Championship as a result of the merger). The determination of fair value would be made after completion of the merger.

- In order to exercise these rights, you must (1) not vote to adopt the merger agreement, (2) make a written demand for appraisal prior to the taking of the vote on the merger agreement at the special meeting and
         (3) otherwise comply with the procedures under Delaware law for exercising appraisal rights. For a summary of these Delaware law procedures, see "Special Factors -- Appraisal Rights" (see page 68). An executed proxy that is not marked "AGAINST" or "ABSTAIN" will be voted for adoption of the merger agreement and will disqualify the stockholder submitting that proxy from demanding appraisal rights.

- Under the merger agreement, if holders of more than 16% of the outstanding shares of our common stock validly demand appraisal of their shares in accordance with Delaware law and do not withdraw their demand or otherwise forfeit their appraisal rights, one of the conditions to Open Wheel's and Acquisition Corp.'s obligations to complete the merger will not be satisfied.

- Appraisal rights will not apply if the merger is abandoned for any reason.

THE MERGER AGREEMENT

CONDITIONS TO THE MERGER

The obligations of Open Wheel and Acquisition Corp. to effect the merger are subject to the satisfaction or waiver of, among others, the following conditions:

- as required under Delaware law, the merger agreement must be adopted by the affirmative vote of holders of a majority of shares of our common stock outstanding and entitled to vote at the special meeting;

- the merger must be approved by the holders of a majority of shares of our common stock that are voted "for" or "against" approval at the special meeting and are not held by Open Wheel and its affiliates;

- no law, injunction or order preventing the completion of the merger or preventing Open Wheel from either owning our common stock or operating any material part of Championship's business may be in effect;

- the representations and warranties of Championship in the merger agreement must be true and correct in all material respects and Championship must have complied in all material respects with its covenants and other agreements in the merger agreement;

- no more than 16% of Championship's shares of common stock outstanding immediately prior to the completion of the merger shall be shares held by persons who validly demand appraisal of their shares in accordance with Delaware law and do not withdraw their demand or otherwise forfeit their appraisal rights;

- subject to certain exceptions, the absence of pending or threatened suits, actions or proceedings advancing non-frivolous claims against Open Wheel, Acquisition Corp., Championship or any subsidiary of Championship, which Open Wheel reasonably believes would not be covered by Championship's existing insurance policies or which seek equitable relief preventing Open Wheel from either owning Championship common stock or operating any material part of Championship's business;

- the absence of pending suits, actions or proceedings advancing non-frivolous claims against Open Wheel, Acquisition Corp., Championship or any subsidiary of Championship that seek equitable relief preventing the completion of the merger;

- each holder of an option to purchase our common stock must have agreed to surrender that option prior to the completion of the merger (this condition has already been satisfied);

- Championship must be able to pay its debts as and when they become due and no bankruptcy petition shall have been filed or be pending, subject to limited exceptions; and

- a material adverse effect on Championship, as defined in the merger agreement and under "The Merger Agreement -- Conditions to the Merger -- Conditions to Obligations of Open Wheel and Acquisition Corp. to Complete the Merger," must not have occurred.

RIGHT TO ACCEPT A SUPERIOR PROPOSAL

- The merger agreement provides that we will not enter into any agreement with respect to any proposal for an alternative merger or other business combination or other acquisition of over 20% of our stock or assets except as described below. However, the merger agreement also provides that, prior to obtaining the required stockholder approvals, we may, pursuant to a confidentiality agreement, provide to any person or entity information with respect to an alternative acquisition proposal. If, prior to obtaining the required stockholder approvals, we receive a proposal for an alternative merger or other acquisition of over 50% of our stock or all or substantially all of our assets that our board of directors determines in good faith is more favorable to our stockholders than the transactions contemplated by the merger agreement, then, having first complied with certain notification requirements and taken into account any revised proposal from Open Wheel, we may approve such superior takeover proposal, cause the merger agreement to be terminated and enter into a definitive agreement with respect to such superior takeover proposal. If we terminate the merger agreement and enter into a definitive agreement with respect to a superior takeover proposal, we will be required to pay a termination fee of $350,000 to Open Wheel.

TERMINATION OF THE MERGER AGREEMENT

The merger agreement may be terminated at any time prior to the completion of the merger:

-        by mutual written consent of Open Wheel and Championship;

- by either Open Wheel or Championship if either of the required stockholder approvals is not obtained at a Championship stockholder meeting called for that purpose;

- by either Open Wheel or Championship if the merger is not completed on or before February 15, 2004, except that this date may be extended for up to 61 days under the limited circumstances related to the filing of any involuntary bankruptcy petition described under "The Merger Agreement -- Termination of the Merger Agreement"; or

- by either Open Wheel or Championship if a final and nonappealable order or injunction issued by a governmental entity prohibits the merger.

The merger agreement may also be terminated by Open Wheel if:

- Championship breaches any of its representations, warranties or covenants in a manner which would result in the failure of a condition to Open Wheel's obligation to complete the merger;

- prior to obtaining the requisite stockholder approvals, Championship's board of directors withdraws or adversely modifies (or refuses, after request from Open Wheel, to affirm) its recommendation of the merger agreement, or proposes publicly to do so;

- prior to obtaining the requisite stockholder approvals, Championship's board of directors, without obtaining the prior written approval of Open Wheel, amends the Championship stockholder rights agreement to permit another person or entity to acquire 15% or more of Championship's common stock; or

- prior to obtaining the requisite stockholder approvals, Championship enters into any definitive agreement to implement a proposal for an alternative merger or other business combination or other acquisition of over 20% of our stock or assets (any such proposal referred to in this proxy statement as an alternative acquisition proposal).

TERMINATION FEE

Championship must pay to Open Wheel a termination fee of $350,000 if:

- Championship terminates the merger agreement because our board of directors received and accepted a superior takeover proposal as described under "The Merger Agreement -- Right to Accept a Superior Proposal";

-        Open Wheel terminates the merger agreement because

         - our board of directors withdraws or adversely modifies (or refuses, after request from Open Wheel, to affirm) its recommendation of the merger agreement to our stockholders, or proposes publicly to do so,

         - without the approval of Open Wheel, our board of directors amends our stockholder rights agreement, redeems the rights issued under our rights agreement or takes any action with respect to, or makes any determination under, our rights agreement to comply with its fiduciary duties and, as a result of such amendment, redemption, action or determination, any person other than Open Wheel and its affiliates is permitted to hold more than 15% of our outstanding common stock or

         - Championship enters into any definitive agreement to implement an alternative acquisition proposal; or

- after the date of the merger agreement, any person or entity makes an alternative acquisition proposal, the merger agreement is terminated by either Open Wheel or Championship because the merger has not occurred on or before February 15, 2004 and Championship then completes an alternative merger or business combination or acquisition of over 40% of our stock or assets within 12 months after the termination of the merger agreement.

One purpose of the termination fee is to compensate Open Wheel, in the event that the merger is abandoned by Championship to pursue an alternate proposal, for the financial and other resources Open Wheel has expended in connection with entering into the merger agreement and seeking to complete the merger. One effect of the termination fee provision is to make it more expensive for any other potential acquiror of Championship to acquire control of Championship. For additional information regarding the termination fee provision and the circumstances under which this amount is payable, see "The Merger Agreement -- Fees and Expenses" (see page 83).

FINANCING OF THE MERGER

-        The total amount of funds required to complete the merger and pay the
         related fees and expenses is estimated to be approximately $[    ]. The
         Contribution Agreement dated September 10, 2003, between Kevin Kalkhoven, Paul Gentilozzi and Gerald R. Forsythe, on the one hand, and Championship, on the other hand, a copy of which is attached to this proxy statement as Annex B, provides that, subject to the satisfaction or waiver of the conditions to Open Wheel's and Acquisition Corp.'s obligations to complete the merger, each of Messrs. Kalkhoven, Gentilozzi and Forsythe will make or cause to be made to Open Wheel, prior to the completion of the merger, capital contributions in an aggregate amount sufficient to enable Open Wheel to pay the aggregate merger consideration. Mr. Forsythe partially satisfied his contribution obligation by contributing all of his shares, and causing his affiliates to contribute all of their shares, of our common stock to Open Wheel on September 26, 2003, as was required under the Contribution Agreement.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

- Gerald R. Forsythe is one of the indirect owners of Open Wheel. Prior to contributing all of his shares of our common stock to Open Wheel on September 26, 2003, Mr. Forsythe and his affiliates directly owned 3,377,400 shares of our common stock, representing approximately 22.95%
         of our outstanding common stock as of [    ], 2003. Due to this
         ownership, the members of the Open Wheel Group might be deemed to be affiliated stockholders of Championship. Notwithstanding Mr. Forsythe's substantial share ownership, Mr. Forsythe has not been a member of our board of directors since October 2001, and our board of directors believes he was not in a position to influence, and did not influence, our board's consideration of and decision to pursue the transaction with Open Wheel. Therefore, we concluded that despite the possibility that the members of the Open Wheel Group might be deemed our affiliates, it was not necessary to make any provisions in connection with the merger to grant unaffiliated stockholders access to Championship's, Open Wheel's or Acquisition Corp.'s non-publicly disclosed information, or to obtain counsel or appraisal services solely for unaffiliated stockholders at Championship's expense or the expense of Open Wheel or Acquisition Corp. We did, however, agree with Open Wheel that the merger should be conditioned upon receipt of the unaffiliated stockholder approval. See "--The Special Meeting."

ADDITIONAL INFORMATION

- If you have questions about the merger or this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should call D.F. King & Co., Inc. at (800) 431-9643.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

         Below are brief answers to frequently asked questions concerning the proposed merger and the special meeting. These questions and answers do not, and are not intended to, address all the information that may be important to you. You should read the summary and the remainder of this proxy statement, including all annexes, carefully.

1.       Q:  WHAT IS THE PROPOSED MERGER?

         A: In the proposed merger, Acquisition Corp., a wholly owned subsidiary of Open Wheel, will merge with and into Championship. Championship will survive the merger as a wholly owned subsidiary of Open Wheel, and our shares will cease to be publicly traded. The merger agreement is attached to this proxy statement as Annex A. We encourage you to read it carefully.

2.       Q:  WHAT WILL I RECEIVE IN THE MERGER?

         A: Upon completion of the merger, in exchange for each share of Championship common stock that you own, you will be entitled to receive the amount of cash, without interest and rounded down to the nearest cent, equal to: (1) $8,242,156, divided by (2) the total number of shares of our common stock outstanding immediately prior to the completion of the merger and less any applicable withholding taxes. In this proxy statement, we refer to this cash payment as the "per share merger consideration." Based on 14,718,134 shares of our common stock
         outstanding on [   ], 2003 (which we will not take any action to
         increase while this transaction is pending), you would be entitled to receive $0.56 for each share of our common stock you own.

3.       Q: WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE
         MERGER?

         A: The receipt of cash for shares pursuant to the merger will be a taxable transaction for United States Federal income tax purposes. In general, a stockholder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States Federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares exchanged for cash pursuant to the merger. Because the tax consequences of the merger are complex and may vary depending on your particular circumstances, we recommend that you consult your tax advisor concerning the Federal (and any state, local or foreign) tax consequences to you of the merger. To review a summary of the material tax considerations of the merger, see "Special Factors -- Material U.S. Federal Income Tax Consequences of the Merger to Championship's Stockholders."

4.       Q:  WHAT IS THE VOTE REQUIRED TO ADOPT THE MERGER AGREEMENT?

         A: Under Delaware law, we cannot complete the merger unless the merger agreement is adopted by the affirmative vote of holders of a majority of shares of our common stock outstanding and entitled to vote at the special meeting. In addition, the obligations of Championship and Open Wheel to complete the merger are conditioned upon approval of the merger by the holders of a majority of shares of our common stock that are voted "for" or "against" the merger at the special meeting and are not held by Open Wheel or its affiliates. See "Introduction -- Record Date; Voting Rights; Vote Required."

5. Q: IS CHAMPIONSHIP'S BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER AGREEMENT?

         A: Yes. After considering a number of factors, our board of directors, including all of our independent directors, determined that the terms of the merger agreement and the merger are advisable, fair to and in the best interests of Championship's stockholders, including Championship's unaffiliated stockholders. One of our directors abstained from this determination due to a potential conflict of interest. Our board of directors recommends that you vote FOR adoption of the merger agreement. To review the background of and reasons for the merger, see "Special Factors--Background of the Merger" and "--Reasons for the Recommendation of the Championship Board of Directors; Fairness of the Merger." In considering the recommendation of Championship's board of directors, you should be aware that certain of Championship's directors and executive officers have interests in the merger that are different from, or in addition to, yours. See "Special Factors--Interests of Directors and Executive Officers in the Merger."

6.       Q:  WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

         A: We expect to complete the merger late in the fourth quarter of 2003, as quickly as possible after the special meeting and after all the conditions to the merger are satisfied or waived. See "The Merger Agreement--Conditions to the Merger."

7.       Q:  WHAT DO I NEED TO DO NOW?

         A: We urge you to read this proxy statement carefully, including its annexes, consider how the merger would affect you as a stockholder and then vote. After you read this proxy statement, you should complete, sign and date your proxy card and mail it in the enclosed return envelope as soon as possible, even if you plan to attend the special meeting in person, so that your shares may be represented at the special meeting. If you sign, date and send in your proxy card without indicating how you want to vote, all of your shares will be voted FOR adoption of the merger agreement. See "Introduction--Voting and Revocation of Proxies."

8. Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME", WILL MY BROKER VOTE MY SHARES FOR ME?

         A: Your broker will only be permitted to vote your shares if you provide instructions to your broker on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares and be sure to provide your broker with instructions on how to vote your shares. See "Introduction--Record Date; Voting Rights; Vote Required."

9.       Q: WHAT IF I WANT TO CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY
         CARD?

         A: You can change your vote by sending a later-dated, signed proxy card or a written revocation to the Secretary of Championship at Championship Auto Racing Teams, Inc., 5350 Lakeview Parkway South Dr., Indianapolis, IN 46268, who must receive it before your proxy has been voted at the special meeting, or by attending the special meeting in person and voting. Your attendance at the special meeting will not, by itself, revoke your proxy. It will only be revoked if you actually vote at the special meeting. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change those voting instructions. See "Introduction -- Voting and Revocation of Proxies."

10. Q: WHAT HAPPENS IF I DO NOT SEND IN MY PROXY, IF I DO NOT INSTRUCT MY BROKER TO VOTE MY SHARES OR IF I ABSTAIN FROM VOTING?

         A: If you do not send in your proxy, do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect (for the purposes of the vote required under Delaware law) as a vote against adoption of the merger agreement.

11.      Q: SHOULD I SEND MY CHAMPIONSHIP COMMON STOCK CERTIFICATES NOW?

         A: No. Do not send your Championship common stock certificates now. If we complete the merger, you will receive written instructions for exchanging your Championship common stock certificates for your merger consideration. You should follow the procedures described in "The Merger Agreement -- Merger Consideration."

12.      Q:  WHAT IF I OPPOSE THE MERGER?  DO I HAVE APPRAISAL RIGHTS?

         A: If you are a stockholder who objects to the merger, and if you comply with the procedures required under Delaware law, you may elect to pursue your statutory appraisal rights to receive the judicially determined "fair value" of your shares, which could be more or less than the per share merger consideration. If you validly demand appraisal of your shares in accordance with Delaware law and do not withdraw your demand or otherwise forfeit your appraisal rights, you will not receive the merger consideration. Instead, after completion of the merger, a court will determine the fair value of your shares exclusive of any value arising from the completion or expectation of the merger (including as a result of any new capital that may become available to Championship as a result of the merger). The fair value of your shares could be more or less than the merger consideration to which you would be entitled under the merger agreement.

         In order to qualify for these rights, you must (1) not vote in favor of adoption of the merger agreement, (2) make a written demand for appraisal prior to the taking of the vote on the merger agreement at the special meeting and (3) otherwise comply with the Delaware law procedures for exercising appraisal rights. For a summary of these Delaware law procedures, see "Special Factors -- Appraisal Rights." An executed proxy that is not marked "AGAINST" or "ABSTAIN" will be voted for adoption of the merger agreement and will disqualify you from demanding appraisal rights.

         Under the merger agreement, if holders of more than 16% of the outstanding shares of our common stock validly demand appraisal of their shares in accordance with Delaware law and do not withdraw their demand or otherwise forfeit their appraisal rights, one of the conditions to Open Wheel's and Acquisition Corp.'s obligations to complete the merger will not be satisfied. Appraisal rights will not apply if the merger is abandoned for any reason.

13.      Q:  WHAT WILL HAPPEN IF THE MERGER IS ABANDONED?

         A: Our board of directors believes that, if the merger is abandoned, Championship will not be able to continue as a viable business and that in any winding up of Championship, holders of our common stock would receive little or no value for their shares.

14.      Q:  WHERE CAN I FIND MORE INFORMATION ABOUT CHAMPIONSHIP?

         A: Championship files periodic reports and other information with the Securities and Exchange Commission, or the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available about Championship, see "Other Matters -- Where You Can Find More Information."

15. Q: WHOM SHOULD I CALL IF I HAVE QUESTIONS OR WANT ADDITIONAL COPIES OF DOCUMENTS?

         A: If you have any questions about the merger or this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact D.F. King & Co., Inc. at (800) 431-9643.

         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This proxy statement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on various underlying assumptions and expectations of management and are subject to risks and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions; the timing and occurrence (or non-occurrence) of transactions; and events which may be subject to circumstances beyond our control or the control of our subsidiaries.

         Other factors and assumptions not identified above could also cause actual results to differ materially from those set forth in the forward-looking statements. Although our management believes these assumptions are reasonable, we cannot assure you that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, we undertake no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in our expectations.

         The forward-looking statements should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and our subsequent Quarterly Reports on Form 10-Q. Our reports on Form 10-K and Form 10-Q are on file with the SEC, and copies are available without charge upon written request to J. Carlisle Peet III at the address provided in "Other Matters -- Where You Can Find More Information."

         All information contained in this proxy statement with respect to Open Wheel and Acquisition Corp. has been supplied or confirmed by Open Wheel.

                                  INTRODUCTION

         We are furnishing this proxy statement to holders of our common stock in connection with the solicitation of proxies by our board of directors for use
at the special meeting to be held on [   ], 2003, at [   ], local time, at the
[   ], and at any adjournments or postponements of the special meeting. This proxy statement, the attached notice of special meeting and the accompanying proxy card are first being sent or given to our stockholders on or about
[   ], 2003.

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

         At the special meeting, holders of record of our common stock as of the
close of business on [     ], 2003 will consider and vote on a proposal to adopt
the Agreement and Plan of Merger, dated as of September 10, 2003, among Open Wheel Racing Series LLC, Open Wheel Acquisition Corporation, a wholly owned subsidiary of Open Wheel, and Championship Auto Racing Teams, Inc., pursuant to which, upon completion of the merger, each share of our common stock, par value $0.01 per share, other than the shares held by Open Wheel or Acquisition Corp., or held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive the amount of cash, without interest and rounded down to the nearest cent, equal to: (1) $8,242,156, divided by (2) the total number of shares of our common stock outstanding immediately prior to the completion of the merger. Based on 14,718,134 shares of our common stock
outstanding on [    ], 2003 (which we will not take any action to increase while this transaction is pending), each share of our common stock, other than those held by Open Wheel and Acquisition Corp., or held by stockholders who perfect their appraisal rights under Delaware law, would be entitled to receive $0.56.

         At the special meeting, we will also transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

         If the merger is completed, stockholders who perfect their appraisal rights under Delaware law will be entitled to receive from the surviving corporation a cash payment in the amount of the "fair value" of their shares. The fair value, which could be more or less than the merger consideration to which stockholders would be entitled under the merger agreement, would be exclusive of any value arising from the completion or expectation of the merger (including as a result of any new capital that may become available to Championship as a result of the merger). After the merger, these shares will not represent any interest in the surviving corporation other than the right to receive this cash payment. Stockholders who perfect their appraisal rights in accordance with Delaware law will not receive the merger consideration. See "Special Factors -- Appraisal Rights."

         Our board of directors (including all of our independent directors) has determined that the merger agreement and merger are advisable, fair to and in the best interests of our stockholders, including our unaffiliated stockholders. ACCORDINGLY, OUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; VOTE REQUIRED

         Only stockholders of record at the close of business on [   ], 2003,
referred to as the "record date," are entitled to notice of and to vote at the special meeting. On that date, there were approximately [ ] holders of record of our common stock and 14,718,134 shares of our common stock outstanding, of which 11,340,734 shares were held by stockholders other than Open Wheel and its affiliates. Each share of our common stock entitles the holder to cast one vote at the special meeting.

         Any stockholder entitled to vote may vote either in person or by properly executed proxy. The presence, in person or by proxy, of the holders of a majority in voting power of the shares of our common stock outstanding on the record date is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes are counted for the purpose of establishing a quorum at the special meeting.

         Under Delaware law, we cannot complete the merger unless the merger agreement is adopted by the affirmative vote of holders of a majority of shares of our common stock outstanding and entitled to vote at the special meeting. In addition, the obligations of Championship and Open Wheel to complete the merger are conditioned upon approval of the merger by the holders of a majority of shares of our common stock that are voted "for" or "against" the merger at the special meeting and are not held by Open Wheel or its affiliates. Abstentions and broker non-votes will have the effect of a vote "AGAINST" adoption of the merger agreement for purposes of the vote required by Delaware law. Although Championship and Open Wheel could agree to waive the need for the unaffiliated stockholder approval, Championship would not do so unless our board of directors concluded that the unaffiliated stockholder approval was not obtained due to a negative vote by stockholders whose primary objective is to obtain value from Championship for themselves that would not be available to all unaffiliated stockholders on a pro rata basis.

         Championship has entered into two identical voting agreements with Gerald R. Forsythe, one of Open Wheel's indirect owners. On September 26, 2003, Mr. Forsythe and his affiliates contributed all of their shares of our common stock to Open Wheel. In connection with the merger, since Open Wheel is an affiliate of Mr. Forsythe and is therefore subject to the terms of the Forsythe voting agreements, Open Wheel is required to vote the shares of our common stock it holds in excess of 14.9% of our outstanding common stock in accordance with
the recommendation of our board of directors. As of [   ], 2003, Open Wheel owns
3,377,400 shares, or approximately 22.95%, of our common stock.

         Our directors and executive officers as a group beneficially own 4,025 shares, or less than 1%, of our common stock. This number excludes shares issuable upon the exercise of options that will terminate immediately prior to the completion of the merger. See "Other Matters-Beneficial Ownership of Championship Common Stock." Neither we nor Open Wheel have entered into any agreements with these directors and officers with respect to the voting of their shares in connection with the merger; however, these directors and officers have expressed their intent to vote their shares in favor of the merger.

VOTING AND REVOCATION OF PROXIES

         All shares of our common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in those proxies. If no instructions are indicated, the proxies will be voted "FOR" the proposal to adopt the merger agreement.

         A stockholder giving the proxy may revoke it by:

         - delivering to Championship's corporate secretary at Championship's corporate offices at 5350 Lakeview Parkway South Dr., Indianapolis, IN 46268, on or before the business day prior to the special meeting, a later-dated, signed proxy card or a written revocation of the proxy;

         - delivering a later-dated, signed proxy card or a written revocation to Championship at the special meeting prior to the taking of the vote on the merger agreement;

         -        attending the special meeting and voting in person; or

         - if a stockholder has instructed a broker to vote their shares, following the directions received from such broker to change those instructions.

         Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; stockholders must vote in person at the special meeting in order to revoke their proxy.

SOLICITATION OF PROXIES; EXPENSES OF SOLICITATION

         This solicitation is being made by the board of directors of Championship and the expenses thereof will be borne by Championship. The principal solicitation is being made by mail; however, additional solicitations may be made by telephone, telegraph, or personal interview by officers of Championship or employees of D.F. King & Co., Inc. Championship expects to reimburse brokerage houses, banks and other fiduciaries for reasonable expenses of forwarding proxy materials to beneficial owners. The fee of D.F. King & Co., Inc. is estimated to be approximately $15,000 plus customary additional payments for telephone solicitations and reimbursement of certain out-of-pocket expenses.

         Any written revocation or subsequent proxy card should be delivered to 5350 Lakeview Parkway South Dr., Indianapolis, IN 46268, Attention: Secretary, or hand delivered to our Secretary or his representative before the taking of the vote at the special meeting.

COMPARATIVE MARKET PRICE DATA

         Our common stock currently trades on the NYSE under the symbol "MPH". On October 6, 2003, however, the NYSE announced that our common stock will be suspended from trading prior to the opening of trading on October 13, 2003, or such earlier date as our common stock commences trading in another securities marketplace or there is a material adverse development. We are currently seeking to have our common stock quoted on the OTC Bulletin Board. The table below sets forth by quarter, since the beginning of our fiscal year 2001, the high and low closing prices for our common stock on the NYSE.

                                                                      MARKET PRICES
                                                          ----------------------------------
                                                             HIGH                     LOW
                                                          ---------                ---------
Fiscal Year 2001................................
         First Quarter..........................          $   21.94                $   14.31
         Second Quarter.........................          $   18.93                $   14.40
         Third Quarter..........................          $   17.83                $   13.50
         Fourth Quarter.........................          $   17.20                $   12.15
Fiscal Year 2002................................
         First Quarter..........................          $   17.00                $   13.52
         Second Quarter.........................          $   14.87                $    8.00
         Third Quarter..........................          $    9.85                $    3.30
         Fourth Quarter.........................          $    5.28                $    3.40
Fiscal Year 2003................................
         First Quarter..........................          $    4.31                $    2.58
         Second Quarter.........................          $    4.13                $    2.22
         Third Quarter                                    $    2.57                $    0.58
         Fourth Quarter through October [ ], 2003         $    [  ]                $    [  ]

         On September 9, 2003, the last full trading day prior to the public announcement of the signing of the merger agreement, the closing price for our
common stock on the NYSE was $0.87 per share. On [   ], 2003, the most recent
practicable date prior to the printing of this proxy statement, the closing price of our common stock on the NYSE or such other exchange or quotation
system where our common stock may at such time be listed or quoted was $[   ]
per share.

         The market price for our common stock is subject to fluctuation and stockholders are urged to obtain current market quotations. We cannot give you any assurances as to the future price of or market for our common stock.

DIVIDENDS

         Championship has not declared or paid a dividend in any of the last two fiscal years. Under the merger agreement, Championship has agreed not to declare or pay any dividends on Championship common stock prior to the closing of the merger or the earlier termination of the merger agreement.

CHAMPIONSHIP'S SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The table below shows selected consolidated financial information about Championship. The financial information for the fiscal years 1998 to 2002 was taken from, and should be read along with the audited financial statements contained in, Championship's most recent Annual Report on Form 10-K. The financial information for the six months ended June 30, 2002 and June 30, 2003, excluding book value per share, was taken from financial statements of Championship that have not been audited but that, we believe, fairly present Championship's financial position and results of operations for the periods, and should be read along with Championship's most recently filed Quarterly Report on Form 10-Q. See "Other Matters -- Where You Can Find More Information."

                                               SIX MONTHS ENDED                                YEAR ENDED
                                                   JUNE 30,                                   DECEMBER 31,
                                              2003         2002         2002         2001         2000         1999         1998
                                           ----------   ----------   ----------   ----------  ------------  ----------   ----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS:
Revenue:
   Sanction fees                           $    8,300   $   14,527   $   36,607   $   47,226   $   38,902   $   35,689   $   30,444
   Sponsorship revenue                          3,968        5,105       10,150       12,314       21,063       19,150       16,388
   Television revenue                             903        2,263        4,538        5,228        5,501        5,018        5,148
   Race promotion revenue                       5,020        1,417        1,417           --           --           --           --
   Engine leases, rebuilds and wheel
     sales                                        950           --           --        1,286        2,122        2,054        2,214
   Other revenue                                1,431        1,584        4,533        4,209        7,460        6,865        8,336
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------

             Total revenues                    20,572       24,896       57,245       70,263       75,048       68,776       62,530
Expenses:
   Race distributions (1)                      28,662        7,351       19,797       18,599       15,370       15,334       15,183
   Race expenses                                3,941        4,322       10,823       10,618        9,869        6,670        4,818
   Race promotion expense                      10,910        3,483        9,687           --           --           --           --
   Costs of engine rebuilds and wheel
     sales                                         --           --           --          348          652          610          633
   Television expense                           7,417        4,712       10,975           --           --           --           --
   Administrative and indirect
     expenses (2)                              10,219       11,795       27,756       35,605       25,275       20,646       20,658
   Bad debt-sponsorship partner (3)                --           --           --           --        6,320           --           --
   Litigation expenses (4)                      1,378           --           --        3,547           --           --           --
   Relocation Expense                              --        1,305        1,422           --           --           --           --
   Asset impairment and strategic
     charges (5)                                   --           --           --        8,548           --           --           --
   Depreciation and amortization                1,844          688        1,436        1,493        1,352        1,048          779
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------

             Total expenses                    64,371       33,656       81,896       78,758       58,838       44,308       42,071
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------

Operating income (loss)                       (43,799)      (8,760)     (24,651)      (8,495)      16,210       24,468       20,459
Realized gain (loss) on sale of
  investments                                      85           --           26           --           --           --           --
Interest income (net)                             872        2,201        3,762        7,033        7,463        5,255        3,198
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------

Income (loss) before income taxes             (42,842)      (6,559)     (20,863)      (1,462)      23,673       29,723       23,657
Income tax expense (benefit)                      660       (2,295)      (7,302)         512       (8,520)     (10,865)      (8,568)
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------

Net income (loss) before effect of
accounting change                          $  (43,502)  $   (4,264)  $  (13,561)  $     (950)  $   15,153   $   18,858   $   15,089
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========

Cumulative effect of accounting change             --   $     (956)  $     (956)          --           --           --           --
Net income (loss) after effect of
accounting change                          $  (43,502)  $   (5,220)  $  (14,517)  $     (950)  $   15,153   $   18,858   $   15,089
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========

                                               SIX MONTHS ENDED                                YEAR ENDED
                                                   JUNE 30,                                   DECEMBER 31,
                                              2003         2002         2002         2001         2000         1999         1998
                                           ----------   ----------   ----------   ----------  ------------  ----------   ----------
Earnings (loss) per share before
cumulative effect of

   accounting change:

              Basic                        $    (2.96)  $    (0.29)  $    (0.92)  $    (0.06)  $     0.97   $     1.22   $     1.06
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========

              Diluted                      $    (2.96)  $    (0.29)  $    (0.92)  $    (0.06)  $     0.97   $     1.22   $     1.06
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========

Net earnings (loss) per share:

              Basic                        $    (2.96)  $    (0.35)  $    (0.99)  $    (0.06)  $     0.97   $     1.22   $     1.06
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========

              Diluted                      $    (2.96)  $    (0.35)  $    (0.99)  $    (0.06)  $     0.97   $     1.19   $     1.05
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========

Weighted average shares outstanding:

              Basic                            14,718       14,718       14,718       15,289       15,624       15,427       14,190
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========

              Diluted                          14,718       14,718       14,738       15,289       15,657       15,908       14,421
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========

BALANCE SHEET DATA (at period end):
   Cash and cash equivalents               $    7,553   $   11,677   $    6,773   $   27,765   $   19,504   $    7,216   $   15,080
   Short-term investments                      44,501      107,132       79,489       87,621       98,206       91,758       81,610
   Working capital (deficit)                   42,686      105,828       92,288      111,604      119,953       99,480       72,219
   Total assets                                87,972      142,779      114,451      132,941      144,101      124,887       97,186
   Long-term debt (including current
     portion)                                   1,800           --           --           --           --           --          314
   Total stockholders' equity              $   59,499   $  112,444   $  103,018   $  117,936   $  133,894   $  114,330   $   86,219
   Book value per share (Basic)            $     4.04   $     7.64   $     7.00   $     7.71   $     8.57   $     7.41   $     6.08
   Book value per share (Diluted)          $     4.04   $     7.64   $     6.99   $     7.71   $     8.55   $     7.19   $     5.98

-------------------
(1) Distributions for the years ended December 31, 2001 and 2002 include reimbursement of overseas travel expenses to race teams.

(2) Administrative and indirect expenses for the years ended December 31, 2001 and 2000 include severance payments to former employees of $4,329 and $2,758, respectively.

(3) Bad debt expense relates to a charge associated with our sponsorship agreement with ISL Marketing AG. You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2002, which is incorporated by reference into this proxy statement, for a discussion of this bad debt expense.

(4) Litigation expense relates to the settlement with Texas Motor Speedway for the postponement of a race at Texas Motor Speedway during 2001.

(5) Asset impairment and strategic charges relates to the discontinuance of operations of the Dayton Indy Lights Championship effective at the conclusion of the 2001 race season.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

         In the past two years, our financial condition has deteriorated significantly. CART, Inc., our wholly owned subsidiary that operates the CART racing series, has experienced a significant reduction in revenue from all of its previous revenue sources, including sanction fees, television programming and sponsorship fees. At the same time, race promoters, who are critical partners in the CART racing series, also experienced a deterioration in their financial condition. This deterioration was primarily attributable to a decrease in promotional and advertising expenditure by corporations due to the general downturn in the economy, decreased attendance at some race venues as a result of the split with the Indy Racing League and competition from NASCAR, which has experienced rapid growth during this period. In addition, during this period, two of the three engine manufacturers which supplied engines for the CART racing series left the series to participate in the Indy Racing League. Our teams, which were supported to a significant degree by engine manufacturers and their suppliers, were being encouraged to follow those manufacturers to the Indy Racing League. The teams that elected to participate in the CART racing series experienced a dramatic loss of sponsorship revenue related to the departed engine manufacturers as well as the adverse economic conditions that caused companies to cut back promotion and advertising of their brands. In addition, the teams experienced increased costs because they were required to pay for the lease of engines as compared to receiving free engine leases in the past. These conditions required CART, Inc. to expend significant amounts of capital on entry support programs and team participation payments to encourage teams to remain in the CART racing series.

         Beginning in 2001, CART, Inc. lost several important race venues. Three of CART, Inc.'s more profitable international races were lost due to, in the case of Brazil, an adverse political climate, in the case of Germany, bankruptcy of the promoter and, in the case of Japan, the decision by the race venue, which was owned by Honda Motor Company, not to renew with CART, Inc. but rather to run an Indy Racing League event in which participating teams were using Honda engines. CART, Inc. was also forced to cancel another race due to safety concerns. Promoters of CART, Inc.'s other events were also experiencing weakening revenue streams and therefore began demanding lower sanction fees or sanction fees that were based either in whole or in part on a revenue or net income sharing model. CART, Inc. lost some promoters altogether. In order to preserve important markets, CART, Inc. began self-promoting some of its series races rather than utilizing third party promoters. In 2002, CART, Inc. promoted two of its races and in 2003 it promoted six of its races. Unfortunately, due to unfavorable trends in consumer and corporate spending, the overall economic conditions affecting advertising in open-wheel motorsports and the entertainment industry in general and the declining popularity of open-wheel motorsports in the United States, the expenses of self-promoted races were significantly greater than the revenues generated.

         During 2001, CART, Inc. began negotiations for a new television agreement to replace its existing fixed fee television agreement that was due to expire at the end of the 2001 season. The existing agreement guaranteed that at least half of the CART racing series races would be shown on network television
(ABC) and the balance of the races would be shown on the ESPN cable network. The existing agreement provided a guaranteed amount of income with no offsetting expenses. Unfortunately, CART, Inc. was unable to negotiate an acceptable fixed fee television agreement to replace the existing agreement. Therefore, beginning in 2002, CART, Inc. began buying the air-time and bearing the production costs for its television broadcasts in order to provide its race sponsors, race promoters and team sponsors with adequate television coverage of its races. CART, Inc.'s television revenue thus became dependent solely upon advertising and international rights sales. In addition, the new television agreements provided for fewer network broadcasts and a significant number of races broadcast on a cable network with less exposure than ESPN. Due to the adverse economic and industry developments described in the previous paragraph and CART, Inc.'s limited experience with selling television advertising, the revenue generated from sales of television advertising was significantly less than the costs to produce and air the television broadcasts.

         Also in 2001 and 2002, difficult economic conditions and other factors adversely affected CART, Inc.'s sponsorship revenues. Beginning in 1999, CART, Inc. had outsourced its sponsorship sales function pursuant to a long-term contract which guaranteed CART, Inc. a minimum amount of annual sponsorship revenue plus escalations on an annual basis. At the beginning of 2001, however, CART, Inc.'s sponsorship sales partner defaulted on its contract, ceased operations and filed for bankruptcy protection. As a result, CART, Inc. was required to build an internal sponsorship sales force. This sales force had to operate under adverse economic conditions that caused corporate sponsors to reduce their expenditures for both teams and the CART racing series. The decline in sponsorship revenue was also attributable to our weakened television package, as sponsors value a sponsorship opportunity largely on the amount of exposure they receive on television. In some cases, corporate sponsors left the CART racing series to align themselves with a rival series. In other cases, corporate sponsors left motorsports altogether. Our title sponsor for the previous four years decided not to renew its title sponsorship and withdrew from the CART racing series after the 2002 season.

         Other factors also contributed to our declining financial condition during this time period. During 2001, CART, Inc. was in negotiations to change the engine specifications for the CART racing series beginning with the 2003 race season. At the time, American Honda Motor Company, Toyota Motor Sales, U.S.A., Inc. and Ford Motor Company supplied engines for the CART racing series. In some cases, these car manufacturers supplied free engines and provided other financial support to certain teams. In addition, the manufacturers were major sponsors for race promoters and also purchased large quantities of television advertising. At the end of the 2002 season, however, Honda and Toyota left the CART racing series to participate in the Indy Racing League. Several of the teams participating in the CART racing series followed Honda and Toyota to the rival series. Although CART, Inc. was able to enter into a contract with a subsidiary of Ford to purchase and service engines for the CART racing series for the 2003 and 2004 seasons, the loss of Honda and Toyota had an adverse effect on CART, Inc. and the CART racing series promoters and teams.

         As a result of the foregoing, by the middle of 2002 it had become apparent to CART, Inc. that it would need to find a way to retain its remaining teams and attract new teams in order to have 18 to 20 race cars in the field for the 2003 season. Failure to field 18 to 20 race cars would, depending on the agreements, have resulted in defaults under certain promoter and television agreements. In light of the circumstances, CART, Inc. believed that the only way to retain existing teams and attract new teams would be to provide participating teams with additional financial support. CART, Inc. believed that this support would result in increased team participation in 2003 and would give it the opportunity to market its television and sponsorship rights on a profitable basis. Therefore, in August 2002, CART, Inc. announced its entry support program and increased its existing team participation payments in order to ensure adequate team participation in the 2003 CART racing series. The entry support program and the team participation payments provide a total of $42,500 in cash payments to teams, per race, for each car entered in the 2003 CART racing series. Management estimates that these payments will amount to a total of $15,342,500 for the 2003 CART racing series. These payments are in addition to prize money and other nonmonetary benefits that accrue to participating teams. In October 2002, recognizing the difficulties the teams were having in securing sponsorship, CART, Inc. announced its commitment to spend an aggregate amount of $30 million in team assistance payments, which would be in addition to the entry support program and team participation payments. In exchange for the entry support, team participation and team assistance payments, the teams agreed to participate in the CART racing series for the entire 2003 season and granted CART, Inc. the right to sell certain advertising space on the teams' racecars. CART, Inc. planned to package this advertising opportunity with its advertising inventory from television and self-promoted races. CART, Inc. believed this would provide an integrated marketing opportunity to sponsors whereby they could participate at the team, race event and series levels. However, CART, Inc. was unsuccessful in selling the integrated advertising packages.

         On October 29, 2002, Championship retained Bear Stearns to act as its financial advisor in its consideration of strategic alternatives to increase stockholder value.

         At this time, management, at the direction of the board of directors, began developing a four-year business plan incorporating the changing business model discussed above, including financial forecasts for the four fiscal years ending December 31, 2006. From October 2002 to April 2003, Championship's management worked with an outside consultant to develop the business plan.

         In light of the financial and business challenges encountered by CART, Inc. discussed above, on December 18, 2002, Championship announced that it had hired David J. Clare to fill the newly-created position of Chief Operating Officer with effect from January 6, 2003. Mr. Clare's responsibilities include overseeing Championship's promoter relations, marketing and sales, racing operations and communications departments.

         Following the development of the business plan, Bear Stearns, together with management and the board of directors, prepared a confidential information memorandum and Bear Stearns began contacting potential strategic acquirors, equity investors and financing sources concerning strategic alternatives. We encouraged Bear Stearns to pursue a wide range of possibilities for Championship, including finding a strategic partner to acquire a significant interest in Championship or finding a strategic or financial buyer for Championship or a portion of Championship's assets. We did not place any limitations on the types of investors, buyers or partners Bear Stearns could contact or on the structure or type of transaction Bear Stearns could pursue. From May through September 2003, Bear Stearns contacted or was contacted by 45 potential strategic and financial investors, including Mr. Kalkhoven, Mr. Forsythe and Mr. Gentilozzi as well as logical strategic investors within the motorsports industry. Before releasing a confidential information memorandum or other confidential information to entities or individuals who requested initial evaluation materials, we entered into confidentiality agreements with such entities or individuals. As of September 10, 2003, the date we announced the transaction with Open Wheel, 25 prospective investors had executed confidentiality agreements with us. Since that date, we have not entered into any additional confidentiality agreements with entities or individuals that requested initial evaluation materials.

         Championship's board of directors, management and advisors from time to time considered matters relating to strategic alternatives. From January 2003 through the announcement of the proposed merger with Open Wheel on September 10, 2003, members of the board held 26 meetings and other organized discussions with respect to these matters.

         In May 2003, Bear Stearns contacted Mr. Kalkhoven to discuss the possibility of a transaction involving Championship. Bear Stearns and Cravath, Swaine & Moore LLP, or Cravath, special counsel to Championship, coordinated the execution of a confidentiality agreement by Mr. Kalkhoven on May 14, 2003. Bear Stearns and Championship management thereafter had several meetings and other discussions with Mr. Kalkhoven to determine his interest in pursuing a transaction involving Championship.

         On June 16, 2003, as our efforts with Bear Stearns to seek strategic alternatives continued, we publicly announced that, in light of the near term financial challenges facing Championship, we had retained Bear Stearns to assist us in exploring strategic alternatives that may be available to us, including a possible sale of Championship.

         During this time, the overall economic, financial and operating conditions affecting Championship's business continued to deteriorate. These developments were reflected in a series of deteriorating financial forecasts provided to the board of directors and publicly disclosed on June 16, 2003, July 22, 2003 and August 11, 2003. Consequently, the expectations of management and the board of directors as to Championship's future performance diminished and it became clear to management and the board that Championship would not have sufficient resources to fund the CART racing series in 2004, even if the entry support, team participation and team assistance payments were reduced.

         On July 2, 2003, in response to a concern that certain of our stockholders might be deterred from pursuing a possible business combination or other strategic transaction by the Championship stockholder rights agreement, our board of directors authorized us to amend the rights agreement to permit certain groups of our stockholders to make an acquisition proposal at our request without triggering the rights agreement.

         On July 16, 2003, on behalf of Mr. Kalkhoven, representatives of Heller Ehrman White & McAuliffe LLP, or Heller Ehrman, special counsel to Mr. Kalkhoven and, after its formation, Open Wheel, and representatives of Ernst & Young LLP and EYCF met at the Indianapolis offices of Baker & Daniels, special counsel to Championship, to begin due diligence of Championship. Representatives of Open Wheel continued their due diligence until September 18, 2003.

         On August 11, 2003, at the request of Mr. Forsythe and other investors who eventually formed Open Wheel, our board of directors approved, among other things, (1) the delivery of a letter from Championship to these potential investors, including Mr. Forsythe, indicating that the formation of a group by them would not trigger the rights agreement and (2) the formation of such group for the purposes of making Section 203 of the General Corporation Law of the State of Delaware inapplicable to such group.

         On August 15, 2003, in response to Championship's invitation to make an acquisition proposal, Open Wheel was formed by entities controlled by Mr. Kalkhoven, Paul Gentilozzi and Mr. Forsythe. Open Wheel was formed for the purpose of making an acquisition proposal to Championship. On August 15, 2003, Open Wheel delivered a letter to Championship outlining the initial Open Wheel acquisition proposal, which included an offer to acquire all of the outstanding shares of common stock of Championship for a total of $7.4 million in cash. Based on 14,718,134 shares of Championship common stock outstanding as of August 15, 2003 (and assuming the termination of all securities convertible into or exercisable for capital stock of Championship), the consummation of the transaction contemplated by the initial proposal would have resulted in Championship stockholders receiving approximately $0.50 in cash in exchange for each share of our common stock. At the time of delivery of the August 15, 2003 letter, as a result of the ownership of our common stock by Mr. Forsythe and his affiliates, Open Wheel beneficially owned 3,377,400 shares of our common stock, constituting approximately 22.95% of the then-outstanding shares of our common stock.

         On August 15, 2003, Open Wheel filed a Schedule 13D with the SEC in connection with the formation of Open Wheel for the purpose of making an acquisition proposal to Championship.

         Beginning on August 15, 2003 Championship, Open Wheel and their respective advisors had ongoing discussions regarding a potential transaction and its possible terms. In addition, the parties exchanged drafts of various agreements as well as other documents relating to a potential transaction and Open Wheel continued its due diligence regarding Championship.

         On August 16, 2003, Championship's independent directors (other than Robert D. Biggs) met telephonically with Championship's management and advisors to discuss the status of the Open Wheel proposal and the status of any other indications of interest. The independent directors consisted of all directors except Christopher R. Pook, our President and Chief Executive Officer, and Derrick Walker and Carl Haas, each an owner of a team that races in the CART racing series. Mr. Walker and Mr. Haas resigned as directors on August 19, 2003 and September 22, 2003, respectively. The independent directors determined that it was in the best interests of our stockholders to engage in negotiations with Open Wheel for several reasons, including the fact that no other potential acquiror had been willing to devote enough effort to due diligence to indicate a sincere interest in completing a transaction, the absence at that time of any superior alternative for stockholders from a financial point of view, assurances from Open Wheel that a definitive agreement would contain limited restrictions on Championship's ability to solicit and accept alternative acquisition proposals, and the belief that such negotiations and an eventual transaction would preserve value for stockholders.

         On August 18, 2003, Championship publicly announced that it had received a proposal from Open Wheel and that Championship was engaged in negotiations regarding a possible transaction with Open Wheel.

         On August 19, 2003, Championship received two letters expressing preliminary interest in an extraordinary transaction involving Championship. These were the only other specific proposals made to Championship during the period following the announcement that it was seeking strategic alternatives until the conclusion of negotiations with Open Wheel. In one proposal, a group of investors expressed an interest in making an offer to acquire Championship at a price higher than the amount proposed by Open Wheel. This proposal is referred to in this proxy statement as the investment group acquisition proposal. The investment group acquisition proposal was expressly conditioned upon additional due diligence. After the investment group executed a confidentiality agreement and provided financial and background information about its members, Bear Stearns provided to it a copy of the confidential information memorandum. Championship's advisors also spoke with representatives of the investment group to gather more details about its interest and concluded based on these conversations that the investment group's intention was to liquidate Championship and its subsidiaries after acquiring them. However, Championship and its advisors further concluded that the investment group at the time seemed to have made only a cursory analysis of the value that would be available in a liquidation and had not taken into account Championship's disclosures about its diminishing cash resources or the significant liabilities of Championship that would need to be paid if Championship ceased doing business (and thus were not reflected on Championship's historical balance sheet). Championship and its advisors nonetheless encouraged the investment group to make a more definitive proposal or offer for Championship's consideration. After additional due diligence by the investment group, no offer or firmer proposal was received.

         In the other proposal, an investment fund that had previously signed a confidentiality agreement and provided financial and background information about its members and received the confidential information memorandum proposed to loan Championship $25 million on a senior secured basis. This proposal is referred to in this proxy statement as the investment fund financing proposal. The investment fund financing proposal contemplated that the investment fund would also receive warrants to purchase shares that would represent 85% of our common stock after issuance at a price of $0.10 per share. The investment fund financing proposal also was subject to satisfactory completion of due diligence and would not permit any cash distribution to Championship stockholders for the foreseeable future.

         On August 19, 2003, Championship announced that Mr. Walker had resigned from his position as a member of the Championship board of directors. Mr. Walker cited potential conflicts of interest as the reason for his resignation. Mr. Walker owns a team that participates in the CART racing series.

         On August 19, 2003 and again on August 25, 2003, representatives of Bear Stearns contacted the investment fund to determine its willingness to improve the terms of the investment fund financing proposal so as to improve the per share equity value to Championship's stockholders that would result from the proposal. In each case, the investment fund indicated that it was not willing to materially modify the terms of its proposal.

         On August 21, 2003, Championship's independent directors (other than Mr. Biggs) met telephonically with Championship's management and advisors and were briefed on the status of the ongoing discussions with Open Wheel and their advisors and other matters. The independent directors also reviewed and considered the terms of the investment group acquisition proposal and the investment fund financing proposal and the additional information on those proposals gathered in conversations between Championship's advisors and representatives of the investment group and the investment fund.

         Also on August 21, 2003, Championship announced that Mr. Biggs, who was elected to the Championship board of directors on July 17, 2003, had resigned from his position as a member of the board. Mr. Biggs cited personal circumstances as the reason for his resignation.

         On August 23, 2003, the board of directors of Championship met in New York, along with representatives of Bear Stearns, Cravath, Baker & Hostetler LLP, Championship's regular counsel, and Baker & Daniels, to discuss the status and terms of the Open Wheel proposal, the investment group acquisition proposal and the investment fund financing proposal, and other options available to Championship. Representatives of Cravath discussed the fiduciary duties of the board in connection with the board's consideration of the Open Wheel proposal and other alternatives. At this meeting, management provided the board of directors with a detailed financial and operational overview of Championship. In addition, management and representatives of Baker & Daniels and Baker & Hostetler LLP made presentations to the board with respect to the financial and legal implications of various alternatives available to Championship, including liquidation, and the issues relating to a possible winding up and liquidation of the businesses of Championship and its subsidiaries. Management advised the board that, if Championship stopped making cash advances to its subsidiaries, this would likely trigger breaches under contracts to which its subsidiaries, including CART, Inc., but not Championship itself, were parties. Baker & Daniels and Baker & Hostetler LLP advised the board regarding claims that might arise against, and possible adverse consequences to, Championship if CART, Inc. and other Championship subsidiaries shut down racing operations before the conclusion of the 2003 CART racing series season.

         At the August 23, 2003 meeting, representatives of Bear Stearns described the process that Bear Stearns had undertaken in order to seek out strategic alternatives for Championship. Representatives of Bear Stearns and Cravath also described the terms and conditions of the Open Wheel proposal, the investment group acquisition proposal and the investment fund financing proposal. The independent directors considered the shortcomings of these two proposals, including their conditionality and preliminary status, the unattractiveness of many of the proposed terms and the likelihood that additional due diligence, particularly by the investment group that appeared to contemplate liquidating Championship and its subsidiaries, would result in withdrawal or adverse revision of the proposals. The independent directors concluded that, while discussions with the investment group and the investment fund should continue, the primary focus of Championship's efforts should continue to be improving the financial and other terms of and finalizing a transaction with Open Wheel. In coming to this conclusion, the independent directors also took into account the fact that Open Wheel had devoted substantially more time and effort to investigating a transaction with Championship than any other party and therefore would be able to complete negotiations substantially before any other party. The independent directors believed that because it would be extremely difficult for the management of CART, Inc. and the other subsidiaries to negotiate the arrangements necessary to continue their racing and other business operations into 2004 until Championship announced a transaction, the value of Championship could be damaged if negotiations with Open Wheel were delayed to pursue alternatives that the independent directors believed were unlikely ultimately to be superior to the Open Wheel proposal. The independent directors also took into account the fact that, in the course of negotiations, Open Wheel had continued to accept the need for Championship to have the right to pursue superior proposals during the period before any stockholder vote on a merger with Open Wheel. This meant that Championship could obtain the stabilizing benefits of an announced transaction without giving up the possibility of negotiating a better transaction with the investment group or the investment fund or another party if such a transaction was, contrary to the independent directors' expectation based on the terms of proposals received to date, in fact available. The independent directors also considered the fact that Open Wheel's offer price per share represented a significant discount to the market price of the common stock at that time and discussed with their advisors possible causes for the difference between the market price, on the one hand, and the value that appeared to be available in any strategic transactions that had been proposed by third parties, on the other hand. The possible causes discussed included the trading volumes of Championship common stock, the lack of significant coverage of Championship by equity analysts since December 2002, the high concentration of ownership of Championship common stock, the possibility that some investors in Championship common stock were focusing on Championship's historical book value without taking into account Championship's disclosures about its near term prospects and its projected cash needs and deficiencies and the possibility that some investors in Championship common stock were focusing on Championship's historical book value without taking into account Championship's liabilities that would need to be satisfied in any liquidation of Championship. At the conclusion of the meeting, the board instructed management to continue negotiations with Open Wheel, including seeking a higher offer price per share, and authorized management to issue a press release to that effect.

         On August 24, 2003, Championship publicly announced that its board of directors had instructed management to continue negotiating with Open Wheel with respect to all terms related to a possible acquisition of Championship. Championship, Open Wheel and their respective advisors continued to engage in negotiations regarding the terms of a possible transaction and related definitive agreements.

         Also on August 24, 2003, following discussions between representatives of Bear Stearns and Open Wheel, representatives of Championship and Open Wheel met to discuss the terms of Open Wheel's proposal. At this meeting, Open Wheel revised its proposed purchase price from $0.50 to $0.56 per share. In addition, Open Wheel insisted on a right, exercisable for a specified period of time after execution of a definitive merger agreement, to terminate the merger agreement based on its continuing due diligence. Open Wheel insisted on this termination right so it could be in a position to enter into a definitive merger agreement as soon as possible, something that both parties deemed advantageous, yet still retain the ability to complete its due diligence.

         On August 25, 2003, the board of directors of Championship held a special telephonic meeting to discuss the revised terms of the Open Wheel proposal.

         On September 4, 2003, the board of directors of Championship met in Chicago, along with representatives of Bear Stearns, Cravath, Baker & Daniels and Baker & Hostetler LLP, to discuss the status of the ongoing negotiations and other matters. Representatives of Bear Stearns provided the board with a detailed overview of the status of indications of interest from third parties, including the lack of extensive due diligence on Championship by parties other than Open Wheel and the potential value of the alternatives to Championship stockholders. Representatives of Cravath discussed the fiduciary duties of the board in connection with the board's consideration of the Open Wheel proposal and other alternatives. Representatives of

Cravath also presented to the board a summary of the principal terms of the merger agreement and related documents.

         At the September 4, 2003 meeting, the board of directors also completed its examination of the potential consequences to Championship's stockholders from immediately stopping cash advances to Championship's subsidiaries (which would likely result in an immediate suspension of racing operations) and liquidating Championship, rather than providing the necessary funding for completion of the 2003 CART racing series and pursuing a strategic transaction with Open Wheel or another party. In any liquidation, the only source of value for Championship stockholders would be Championship's cash because substantially all other assets shown on the Championship consolidated balance sheet are owned by subsidiaries whose liabilities greatly exceed the value of their assets. The board's review included a presentation by management as to the cash that would be available for distribution to stockholders after satisfaction of Championship's liabilities. Management explained that many of the liabilities that would need to be satisfied in a liquidation are not reflected in the historical financial statements of Championship as a going concern because they would only arise or would be accelerated if Championship decided to liquidate. That presentation is summarized in the following chart:

                                                                                PER SHARE
                                                               GROSS VALUE        VALUE
                                                               -----------      ---------
Estimated Cash Balance at 9/5/03...................            $21,668,667      $    1.47
Obligations of Championship in liquidation:
   Occupancy/Leasing...............................              2,870,069
   Operating Contracts/Obligations.................              9,436,285
   Professional Services...........................              3,000,000
                                                               -----------      ---------
       Total Obligations of Championship...........             15,306,354
                                                               -----------      ---------
Estimated Cash Balance After
   Championship Obligations........................            $ 6,362,314      $    0.43
                                                               ===========      =========

      The board of directors understood that this analysis, while presented with apparent numerical precision, was subject to a number of important uncertainties. For instance, it did not reflect the possibility that amounts due under some of Championship's contracts might be reduced through mitigation or negotiated compromise. In addition, some of the estimated amounts, particularly for professional services incurred in connection with a liquidation (including for defense of claims), could vary materially depending upon the actual complexity of any liquidation. Management expressed the belief that it was more likely that the estimates of professional expenses would prove to be too low rather than too high. The presentation also did not discount for the effects of any delay in distributions pending the resolution of disputes that might arise in connection with a liquidation.

         The board of directors also understood that this analysis did not reflect more than $60 million of potential obligations under contracts to which CART, Inc. and other subsidiaries, but not Championship itself, are parties that would likely be breached if Championship decided to suspend its business operations and stop making cash advances to its subsidiaries. This amount represented management's estimate of potential claims and other obligations that could arise as of September 5, 2003 upon breach of these contracts. Baker & Daniels and Baker & Hostetler LLP provided advice to the board regarding claims that might arise against, and possible adverse consequences to, Championship if CART, Inc. and other Championship subsidiaries shut down racing operations before the conclusion of the 2003 season. The board concluded that it was likely that at least some of the parties to whom these obligations were owed (or a bankruptcy trustee for CART, Inc. if it filed for bankruptcy) would believe that CART, Inc. or other subsidiaries would not have the resources to pay the potential damages caused by any breaches of their obligations, and that these parties would seek to enforce these obligations against Championship. Management's presentation also included an alternative analysis showing that if Championship's cash balance were used to satisfy obligations of both Championship and its subsidiaries in the event Championship decided to suspend its business operations and stop making cash advances to its subsidiaries, nothing would be available for distribution to stockholders. Based on this presentation, the board noted that if any significant obligation of CART, Inc. ultimately were found also to be an obligation of Championship, there would be little, if any, cash left to distribute to stockholders in a liquidation.

         Based on this review, the board of directors determined that although the actual results of any liquidation were likely to be different from the $0.43 per share cash distribution shown in management's presentation, the risk that the amount available to stockholders would be materially less than $0.43 was significantly greater than the possibility that the amount would be materially more. Therefore, the board determined that it was appropriate to use this presentation as a basis for judging the attractiveness of liquidating Championship compared to the Open Wheel transaction. The board was aware that, because Championship expected its cash resources to continue to diminish as the 2003 CART racing series continued, any financial benefits to stockholders of liquidation also would diminish and that once Championship depleted its cash resources, as was expected before the end of the year, stockholders would receive little, if any, value in a liquidation even if Championship did not have to pay any CART, Inc. obligations.

         Representatives of Bear Stearns then made a detailed financial presentation regarding the proposed transaction with Open Wheel as well as a detailed analysis of the investment fund financing proposal. Bear Stearns indicated that, assuming satisfactory resolution of the remaining outstanding business issues between Championship and Open Wheel, it would be prepared to issue an opinion in writing to the effect that, from a financial point of view, the per share merger consideration is fair to the unaffiliated stockholders of Championship, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries and any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares of our common stock.

         During this meeting, after considering the Bear Stearns financial presentation and other factors, the board of directors also concluded that the terms of the investment fund financing proposal would be so costly as to dilute the per share equity value of Championship to well below $0.56. In addition, the investment fund financing proposal was very conditional in nature and the board did not believe that there was a reasonable chance that it would lead to definitive agreements.

         At the conclusion of the meeting on September 4, 2003, the board of directors instructed management and its advisors to continue negotiations with Open Wheel and its advisors in order to finalize the definitive agreements and related documents.

         After the September 4, 2003 meeting of the Championship board of directors, Championship, Open Wheel and their respective advisors continued to engage in negotiations in order to finalize the definitive agreements and related documents.

         On September 9, 2003, the board of directors of Championship held a special telephonic meeting in which all board members, except Rafael Sanchez, who was ill, as well as representatives of Cravath, Baker & Hostetler LLP and Bear Stearns participated. At the meeting, a representative of Cravath updated the board on the status of negotiations with Open Wheel.

         On September 10, 2003, EYCF delivered an oral opinion to Open Wheel that, as of that date and subject to the assumptions and limitations set forth in its written opinion, the per share merger consideration to be received by the unaffiliated stockholders of Championship was fair, from a financial point of view, to such holders. The opinion of EYCF was set forth in a written opinion dated September 10, 2003.

         On September 10, 2003, the board of directors of Championship held a special telephonic meeting to consider and approve the proposed transaction, whereby Open Wheel would acquire Championship and Championship stockholders would receive the per share merger consideration. Representatives of Cravath reviewed the purpose of the meeting and then provided an update concerning the merger agreement and related documents. Representatives of Bear Stearns provided the board with an update to their presentation made at the board meeting held on September 4, 2003. Representatives of Bear Stearns advised the board that they had reviewed the developments in the transaction and rendered an oral opinion, which was subsequently confirmed in writing, that, based upon and subject to the matters contained in the written opinion, as of that date, from a financial point of view, the per share merger consideration was fair to the unaffiliated stockholders of Championship, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries and any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares of our common stock. After discussion and consideration, all of the members of the board, excluding Carl Haas who abstained from the vote due to a potential conflict of interest as a team owner, voted to approve the merger and related transactions, declared the merger agreement and the merger advisable, fair to and in the best interests of Championship's stockholders, including its unaffiliated stockholders, and resolved to recommend that Championship stockholders vote in favor of the adoption of the merger agreement.

         Immediately following the meeting of the board of directors, representatives of Championship, Open Wheel and Acquisition Corp. executed and delivered the merger agreement and other related agreements and Championship and Open Wheel issued a joint press release announcing the proposed transaction.

         On September 18, 2003, Championship and Open Wheel issued a joint press release announcing that Open Wheel had not exercised its right to terminate the merger agreement based on its continued due diligence and that the parties would continue to pursue the completion of the transaction in accordance with the remaining terms of the merger agreement.

         In an effort to solicit a proposal that is superior to the merger, the board of directors has, in accordance with the merger agreement, directed Bear Stearns to contact all 45 potential strategic and financial investors whom Bear Stearns had previously contacted or by whom Bear Stearns had previously been contacted (excluding representatives of Open Wheel) during its solicitation effort to advise these entities or individuals that Championship has entered into a merger agreement with Open Wheel and to provide them with copies of the
preliminary version of this proxy statement filed with the SEC on [   ], 2003.

         Since the public announcement of the merger on September 10, 2003, Bear Stearns has neither received any new proposals from strategic acquirors, equity investors or financing sources concerning strategic alternatives nor have any entities or individuals requested the confidential information memorandum. In addition, neither the investment fund nor the investment group has presented a revised or firmer proposal nor have they indicated any willingness to materially modify the terms of their initial proposals.

         On October 3, 2003, Championship announced that Carl Haas had resigned from his position as a member of the Championship board of directors. Mr. Haas cited his desire to pursue and direct his attention to his other business interests as the reason for his resignation.

         On October 6, 2003, Championship announced that it had received formal notification from the NYSE that it is no longer in compliance with the NYSE continued listing standards as Championship's average market capitalization is less than $15 million over a consecutive 30 trading-day period and the average closing price of its common stock is less than $1.00 over a consecutive 30 trading-day period. On the same date, the NYSE announced that the common stock of Championship will be suspended from trading prior to the opening of trading on October 13, 2003, or such earlier date as Championship commences trading in another securities marketplace or there is a material adverse development. Championship is currently seeking to have its common stock quoted on the OTC Bulletin Board.


REASONS FOR THE RECOMMENDATION OF THE CHAMPIONSHIP BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

         At a special meeting held on September 10, 2003, the board of directors (including all of our independent directors but excluding Mr. Haas, who abstained due to a potential conflict of interest as a team owner):

- determined that the merger agreement and the merger are advisable, fair to and in the best interests of Championship's stockholders, including Championship's unaffiliated stockholders;

- approved the merger agreement and the transactions contemplated thereby; and

-        recommended that stockholders vote to adopt the merger agreement.

         The material factors considered by the board of directors in making the determinations and recommendation set forth above were as follows:

- Championship's Business, Condition and Prospects. The board of directors considered information with respect to our financial condition, results of operations, business, competitive position and business strategy, on both a historical and prospective basis, and focused in particular on the significant challenges to Championship continuing to operate as an independent publicly traded company in light of its deteriorating prospects, the expected depletion of its cash resources and the expectation that additional financing on acceptable terms or at all is unlikely to be available. The board also considered current industry, economic and market conditions.

- Form of Merger Consideration. The board of directors considered the cash only merger consideration to be received by our stockholders. The board considered the desirability of the liquidity and certainty of value that an all-cash transaction would afford our stockholders. In addition, the board considered the fully taxable nature of the merger consideration to be received by our stockholders.

- Absence of Viable Alternative Transactions with Third Parties. The board of directors considered Championship's contacts with third parties other than Open Wheel to discuss alternative transactions. Although Bear Stearns had approached numerous potential acquirors and Championship's interest in a strategic transaction had been announced publicly, at the time the board approved the merger agreement these contacts had yielded only two highly conditional proposals that the board concluded were inferior to the Open Wheel transaction for the reasons described under "Special Factors -- Background of the Merger."

- Liquidation Alternative. The board of directors compared the $0.56 per share merger consideration to the likely distribution to stockholders in a liquidation and, for the reasons described under "Special Factors -- Background of the Merger," concluded that liquidation was less advantageous to Championship stockholders than the Open Wheel proposal.

- Ability to Consider Competing Proposals. The board of directors considered the terms of the merger agreement permitting the board of directors to consider competing proposals. The merger agreement permits the board to furnish information to and participate in negotiations with interested third parties. The merger agreement also permits the board to terminate the merger agreement and accept a superior proposal under certain conditions, including the payment to Open Wheel of a termination fee of $350,000. A superior proposal could come from the investment group that made the investment group acquisition proposal, the investment fund that made the investment fund financing proposal or another third party. In assessing the termination fee, the board recognized that its effect would be to increase by the amount of such fee the cost to a third party, other than Open Wheel, of acquiring Championship. See "The Merger Agreement--Alternative Acquisition Proposals," "-- Right to Accept a Superior Proposal," "-- Fees and Expenses" and "-- Termination of the Merger Agreement" for additional information regarding the ability of the board to consider competing proposals.

- Market Price. The board of directors considered the relationship of the per share merger consideration to the historical market prices, volatility and trading information with respect to our common stock. Although the $0.56 per share being offered by Open Wheel represented a discount to the market price of the common stock at that time, the board concluded that the market price of the common stock did not properly reflect a number of significant negative factors, including Championship's deteriorating economic prospects, Championship's expectation that it would exhaust its cash resources in the near future and Championship's need for financing to continue into the 2004 CART racing series season, for which no sources had been identified. The board understood there are several possible causes for this discount, including the trading volumes of Championship common stock, the lack of significant coverage of Championship by equity analysts since December 2002, the high concentration of ownership of Championship common stock, the possibility that some investors in Championship common stock were focusing on Championship's historical book value without taking into account Championship's disclosures about its near term prospects and its projected cash needs and deficiencies and the possibility that some investors in Championship common stock were focusing on Championship's historical book value without taking into account Championship's liabilities that would need to be satisfied in any liquidation of Championship.

- Terms of the Merger Agreement. The board of directors considered the terms of the merger agreement, including the fact that the merger is subject to various conditions that may fail to be satisfied or waived. In analyzing the conditions to the merger, the board considered, among other things, the risks of failing to complete the merger, including that Championship's cash resources are expected to be depleted before the end of the year.

- Financing of the Merger. The board of directors considered that the merger is not subject to a financing condition and that, subject to the satisfaction or waiver of the conditions to Open Wheel's and Acquisition Corp.'s obligations to complete the merger, the indirect owners of Open Wheel have guaranteed the payment of the merger consideration.

- Conflicts. The board of directors was fully aware of and considered the possible conflicts of interest of various directors and executive officers, as described under "Special Factors--Interests of Directors and Executive Officers in the Merger."

- Opinion of Championship's Financial Advisor. The board of directors considered the written opinion delivered to the board by Bear Stearns as to the fairness, from a financial point of view, of the per share merger consideration to be received by the unaffiliated holders of our common stock, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries and any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares, as more fully described under "Special Factors --Opinion of our Financial Advisor."

- Unaffiliated Stockholder Approval. The board of directors considered that in addition to the approval of stockholders required by Delaware law, the merger agreement allows either Championship or Open Wheel to refuse to complete the merger unless the merger also is approved by the holders of a majority of our outstanding shares of common stock that are voted "for" or "against" approval at the special meeting and are not held by Open Wheel or its affiliates. This provision provides a meaningful right for our unaffiliated stockholders to reject the merger if they do not agree with the board's assessment that it is in the best interest of stockholders. Although this closing condition could be waived by Championship and Open Wheel, Championship would not do so unless the board concluded that the unaffiliated stockholder approval was not obtained due to a negative vote by stockholders whose primary objective is to obtain value from Championship for themselves that would not be available to all unaffiliated stockholders on a pro rata basis.

- Appraisal Rights. The board of directors considered that stockholders who do not support the merger have the ability to obtain "fair value" for their shares if they properly perfect and exercise their appraisal rights under Delaware law, although if holders of more than 16% of the outstanding shares of our common stock validly assert and perfect this right a condition to closing will not be satisfied.

         In view of the variety of factors considered in connection with its evaluation of the merger agreement, the board of directors found it impracticable to, and did not, quantify, rank, or otherwise assign relative weights to the factors considered or determine that any factor was of particular importance in reaching its determination that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Championship's stockholders, including Championship's unaffiliated stockholders. Rather, the board viewed its recommendation as being based upon its judgment, in light of the totality of the information presented to and considered by it, of what the overall effect of the merger would be on Championship's stockholders compared to any alternative transaction.

         The foregoing discussion of the information and factors considered and given weight by the board of directors is not intended to be exhaustive but includes the factors given primary consideration by the board. The board did not analyze the fairness of the merger consideration in isolation from the other considerations referred to above. The board did not attempt to distinguish between factors that support a determination that the merger is "fair" and factors that support a determination that the merger is in the "best interests" of Championship's stockholders.

         The board of directors (including all independent directors but excluding Mr. Haas, who abstained) has approved the merger agreement and has determined that the merger agreement and the merger are advisable, fair to and in the best interests of Championship's stockholders, including Championship's unaffiliated stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

OPINION OF OUR FINANCIAL ADVISOR

         In connection with the merger, our financial advisor, Bear Stearns, delivered a written opinion, dated September 10, 2003, to our board of directors that, as of that date and based on and subject to the matters described in their opinion, the per share merger consideration to be received by the unaffiliated stockholders of Championship, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries and any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares, was fair to such holders from a financial point of view. The full text of the written opinion of Bear Stearns is attached to this proxy statement as Annex C. We encourage you to read the opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. THE OPINION IS ADDRESSED TO OUR BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER.

BEAR STEARNS' OPINION

         Bear Stearns has acted as financial advisor to Championship's board of directors in connection with Championship's review of strategic alternatives and the merger. In connection with Bear Stearns' engagement as financial advisor, Championship's board of directors requested that Bear Stearns evaluate the fairness, from a financial point of view, of the per share merger consideration to be received by certain unaffiliated holders of Championship's common stock. On September 10, 2003, Bear Stearns delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of the date of the Bear Stearns opinion and based on and subject to the assumptions, limitations and qualifications set forth therein, the per share merger consideration, was fair, from a financial point of view, to Championship's unaffiliated stockholders, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries, and any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares.

         THE FULL TEXT OF BEAR STEARNS' WRITTEN OPINION, DATED SEPTEMBER 10, 2003, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BEAR STEARNS, IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE BEAR STEARNS OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BEAR STEARNS OPINION. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ CAREFULLY THE BEAR STEARNS OPINION IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT.

         The Bear Stearns opinion was provided for the information of Championship's board of directors in connection with its consideration of the merger and relates only to the fairness, from a financial point of view, of the per share merger consideration to be received by the unaffiliated stockholders of Championship, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries, and any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares. The Bear Stearns opinion does not address any other aspect of the merger or any related transaction or any other proposal, does not address Championship's underlying business decision to effect the merger, does not constitute a recommendation to Championship's board of directors, and does not constitute a recommendation to any stockholder as to any matter relating to the merger.

         Although Bear Stearns evaluated the fairness, from a financial point of view, of the per share merger consideration to be received by the unaffiliated stockholders of Championship, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries, and any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares, the amount and form of the per share merger consideration were determined by the parties to the merger agreement through arm's-length negotiations. Championship did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by Bear Stearns in performing its analyses or rendering the Bear Stearns opinion.

         In arriving at the Bear Stearns opinion, Bear Stearns:

         -        reviewed the draft merger agreement dated September 10, 2003;

         - reviewed Championship's Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 1998 through 2002, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003, and its Reports on Form 8-K for the three years ended September 10, 2003;

         - reviewed certain Schedule 13Ds filed by Open Wheel with the Securities and Exchange Commission with respect to Championship;

         - reviewed certain operating and financial information relating to Championship's business and prospects, including projections for the four years ended December 31, 2006, dated August 23, 2003 and updates thereto, referred to in this proxy statement as the forecasts, all as prepared and provided to Bear Stearns by Championship's management;

         - reviewed the bankruptcy/liquidation analysis as of September 5, 2003 and dated September 3, 2003, prepared by Championship's management in consultation with Championship's legal advisors and board of directors, referred to in this proxy statement as the liquidation analysis;

         - met with certain members of Championship's senior management to discuss Championship's business, operations, historical and projected financial results and future prospects, current financial condition and liquidity, expected negative free cash flow and future funding requirements;

         - reviewed the historical prices and trading volume of shares of Championship common stock;

         - performed certain hypothetical discounted cash flow analyses based on the forecasts; and

         - conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

         In the course of its review, Bear Stearns relied on and assumed, without independent verification, the accuracy and completeness of the financial and other information, including, without limitation, the forecasts, provided by Championship to Bear Stearns. With respect to the forecasts, Bear Stearns has relied on Championship's representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Championship's management as to Championship's expected future performance as well as considered the current concerns of Championship's board of directors that it will be difficult for management to achieve the results projected beyond 2003 in the forecasts even if financing were available, which Bear Stearns believes is unlikely given the lack of financing alternatives currently available to Championship.

         Bear Stearns also relied upon and assumed, without independent verification, the accuracy and completeness of the liquidation analysis. With respect to the liquidation analysis, Bear Stearns relied upon representations that it was reasonably prepared on bases reflecting the best currently available estimates and judgments of Championship's senior management and Championship's board of directors as to the expected financial implications of liquidation as well as upon the views of Championship's legal advisors on such matters as to the likely implications (financial and otherwise) of the liquidation on Championship's stockholders.

         Bear Stearns relied on the assurances of Championship's senior management that they were unaware of any facts that would make any historical financial information or the forecasts (subject to Championship's board of directors' view that it will be difficult to achieve the results projected beyond 2003 in the forecasts) provided to Bear Stearns incomplete or misleading. Bear Stearns further relied upon the assurances of Championship's senior management, legal advisors and board of directors that they were unaware of any facts that would make the liquidation analysis provided to Bear Stearns incomplete or misleading.

         Bear Stearns assumed that the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Championship and that there will be no change in the per share merger consideration.

         In arriving at the Bear Stearns opinion, Bear Stearns did not perform or obtain any independent appraisal of Championship's assets or liabilities (contingent or otherwise), nor was Bear Stearns furnished with any such appraisals. During the course of its engagement, Bear Stearns was asked by Championship's board of directors to solicit indications of interest from various third parties regarding a potential transaction with Championship. In connection with its solicitation effort, which was publicly announced on June 16, 2003 when Championship disclosed that it had engaged Bear Stearns to pursue strategic alternatives, Bear Stearns noted that no other potential strategic acquirors, equity investors or financing sources have made an acquisition, investment or financing proposal to Championship that would imply greater benefits to Championship and Championship's stockholders. Bear Stearns was not asked to consider, and the Bear Stearns opinion does not address, Championship's underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies, financial alternatives or liquidation alternatives that might exist for Championship or the effects of any other transaction in which Championship might engage. The Bear Stearns opinion was necessarily based on economic, market and other conditions, and the information made available to Bear Stearns as of the date of Bear Stearns' opinion.

         In connection with the delivery of its opinion, Bear Stearns reviewed selected historical financial and operational results and observed that:

         -        Championship's revenues have declined each year since 2001;

         - Championship's earnings before interest, taxes, depreciation and amortization ("EBITDA") have declined each year since 2000;

         - Championship's net cash balances, and net cash per share have declined each year since 2000;

         - Championship's management has had limited success in forecasting its financial performance, and Championship has been required to update and clarify its publicly-communicated financial guidance and prospects for fiscal 2003 and 2004;

         - Championship has experienced declining revenues from sanction fees since 2002 due to promoters experiencing weaker revenue streams;

         - Championship has experienced increased losses from race promotion each year since it began promoting races in 2002;

         - Championship has experienced increased losses from television since 2002, due to its assumption of the responsibility for television production costs and selling advertising air time;

         - Championship has experienced declining sponsorship revenue since 2001 due to the loss of guaranteed income from its sponsorship partners, reduced race attendance and television exposure and a general decline in economic conditions; and

         - Championship's entry support program and team assistance payments designed to retain and attract teams for the 2003 season do not guarantee that teams will return to the CART racing series in 2004.

         In developing the bases by which it would formulate its opinion as to the fairness, from a financial point of view, of the per share merger consideration to be received in the merger to the unaffiliated stockholders of Championship, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries, and any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares, Bear Stearns observed that:

         - based on the forecasts, Championship's current cash position, and the absence of new financing to meet the funding shortfall contained in the forecasts, if

                  Championship were to continue to meet all of its existing obligations and those of its operating subsidiaries, it would exhaust its existing cash resources at some point during the last quarter of 2003 and would no longer be able to conduct its operations after such date without additional financing;

         - based on the forecasts, Championship projects negative operating cash flow in 2004 and 2005, which would create an additional funding shortfall;

         - Championship's board of directors believes that it will be difficult to achieve the results projected beyond 2003 in the forecasts even if financing were available to Championship; and

         - due to Championship' historic and projected negative operating results, there exists an absence of observable valuation metrics by which to compare Championship to other publicly traded companies or by which to compare the merger to other mergers and acquisition transactions. As a result, Bear Stearns did not utilize comparable selected company and comparable selected transaction valuation multiples as such an analysis would be of limited applicability.

         The following is a summary of the material factors considered and principal analyses underlying the Bear Stearns opinion dated September 10, 2003, delivered to Championship's board of directors in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Bear Stearns' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Bear Stearns' financial analyses.

         Comparison of Per Share Merger Consideration to Historical Stock Prices. Bear Stearns compared the per share merger consideration of $0.56 per share to the closing market price of Championship's common stock as of certain dates, including August 15, 2003, which was the last trading day before Championship publicly disclosed that it was engaged in negotiations regarding a possible transaction with Open Wheel, and various ranges of prices preceding August 15, 2003. The per share merger consideration represents approximately a 69.4% discount to the August 15, 2003 closing price of $1.83, an 89.5% discount to the 52-week high and a 60.0% discount to the 52-week low. The table below summarizes the comparison.

                                CHAMPIONSHIP                  MERGER
                            CLOSING STOCK PRICE          PREMIUM/(DISCOUNT)
                            -------------------          ------------------
As of 9/03/03                       $1.03                      (45.6%)
As of 8/15/03                        1.83                      (69.4)
52-Week High                         5.35                      (89.5)
52-Week Low                          1.40                      (60.0)
52-Week Average                      3.51                      (84.0)
90-Day Average                       2.71                      (79.3)
20-Day Average                       1.80                      (68.8)

         Liquidation Analysis. Bear Stearns reviewed the liquidation analysis prepared by Championship's management in consultation with Championship's legal advisors on such matters and board of directors. Such liquidation analysis was prepared based on two scenarios. Scenario #1 assumed that the cash balance of $21,668,667 as of September 5, 2003 was used to pay in full Championship's direct obligations and the potential obligations of its operating subsidiaries as of September 5, 2003, prior to distributing any remaining cash to Championship's stockholders, without any discount, subtraction or mitigation of such liabilities. The potential obligations of Championship's operating subsidiaries set forth in the table below represent Championship management's estimate of potential claims and other obligations that could arise as of September 5, 2003 upon breaches of contracts to which those operating subsidiaries, but not Championship itself, are parties.

Scenario #1
--------------------------------------------------------------------------------------
                                                                             PER SHARE
                                                            GROSS VALUE        VALUE
                                                            -----------        -----
Estimated Cash Balance at 9/5/03                            $21,668,667         $1.47
    Direct Obligations of Championship:
    Occupancy/Leasing                                         2,870,069
    Operating Contracts/Obligations                         $ 9,436,285
    Professional Services                                     3,000,000
                                                            -----------
    Subtotal                                                 15,306,354
                                                            -----------
Estimated Cash Balance After Championship Obligations       $ 6,362,314
Potential Obligations of Subsidiaries                       $61,974,944          4.21
                                                            -----------         -----
Total Obligations of Championship and Subsidiaries          $77,281,298         $5.25
                                                            ===========         =====
Estimated Cash Balance After Liquidation                    $         0         $0.00
                                                            ===========         =====

         Scenario #2 assumed that the cash balance of $21,668,667 as of September 5, 2003 was used to pay in full Championship's direct obligations, but not those of its subsidiaries, as of September 5, 2003 prior to distributing any remaining cash to Championship's stockholders, without any discount, subtraction or mitigation of Championship's liabilities.

Scenario #2
----------------------------------------------------------------------------------------
                                                                              PER SHARE
                                                               GROSS VALUE      VALUE
                                                               -----------      -----
Estimated Cash Balance at 9/5/03                               $21,668,667       $1.47
    Direct Obligations of Championship:
    Occupancy/Leasing                                            2,870,069
    Operating Contracts/Obligations                              9,436,285
    Professional Services                                        3,000,000
                                                               -----------
    Subtotal                                                   $15,306,354
                                                               ===========       =====
Estimated Cash Balance After Championship Obligations          $ 6,362,314       $0.43
                                                               ===========       =====

         It should be noted that the above amounts do not reflect: (i) the time value of Championship's obligations, (ii) the potential risk and timing of receipt of cash to Championship's stockholders, (iii) any compromise or reduction of Championship's obligations, or (iv) the potential negative cash flow from operations following September 5, 2003.

         Bear Stearns was not informed as to the potential likelihood that Championship could be responsible for or legally obligated to meet some or all of the financial obligations of Championship's subsidiaries.

         Hypothetical Financing/Discounted Cash Flow Analysis. Bear Stearns performed two hypothetical discounted cash flow analyses of Championship's projected cash flows based on the forecasts. Free cash flows for the period beginning on January 1, 2004 and ending on December 31, 2006, were discounted to January 1, 2004. Bear Stearns calculated free cash flow for each period as EBITDA, less changes in working capital and capital expenditures. In order to perform a discounted cash flow analysis, Bear Stearns calculated the terminal value by applying a range of assumed exit EBITDA multiples of 4.5x to 5.5x projected fiscal year 2007 EBITDA. Discount rates of 12.0% to 20.0% were chosen based on Bear Stearns' estimate of Championship's weighted average cost of capital, understanding that the actual cost could be significantly higher, as returns sought by potential investors may be above this range given Championship's projected liquidity shortfall. To calculate the aggregate net present value of Championship's equity, Bear Stearns subtracted Championship's total debt, less projected cash and cash equivalents as of January 1, 2004, from the sum of the present value of the projected net cash flows to equity and the present value of the terminal value.

         Bear Stearns made assumptions regarding the terms under which Championship would be able to obtain financing that would provide Championship with the liquidity to meet Championship's projected cash shortfall.

         Bear Stearns performed these analyses for illustrative purposes only, and Bear Stearns indicated that there were inherent limitations of performing such analyses. According to Championship's management and board of directors, even if Championship were able to procure financing, key constituents (e.g., teams, advertisers, sponsors, promoters) may still depart the CART racing series due to a lack of confidence in management. This result would severely limit Championship's ability to achieve the results projected beyond 2003 in the forecasts. Even if Championship could obtain financing and ensure that Championship's key constituents remain with the CART racing series, Championship's board of directors believes that the results projected beyond 2003 are optimistic and it will be difficult for management to achieve them. Championship would need to undergo a significant turnaround to achieve the forecasts, as the forecasts assume annual increases in sanction fees, sponsorships and television revenue from 2003 levels. Given the downward trend in these items over the last several years and the current status of discussions with key CART racing series constituents, achieving the results projected beyond 2003 in the forecasts is doubtful. The forecasts assume no team assistance payments after 2004 and flat purse and year-end points fund, entry support payments, race operation and administrative expenses beginning in 2004. Teams may not be able to support themselves absent the significant amount of team assistance payments they received in 2003. Reduced race distributions in the form of purses and point funds may also reduce the incentive of teams to remain in the CART racing series. Departure of teams would have a material negative effect on Championship's ability to meet its forecasts.

         Bear Stearns also noted that there are significant issues regarding Championship's ability to obtain financing. Championship has limited assets to provide collateral for a secured loan; therefore, lending sources would typically only loan funds to Championship if it projected positive cash flow in the foreseeable future. However, Championship does not project to have positive operating cash flow until 2006. In addition, currently, there are limited or no logical strategic buyers with an apparent interest in Championship. As a result, lenders might only realize repayment upon a refinancing.

         Bear Stearns performed discounted cash flow analyses on two illustrative financing scenarios that illustrate Championship' s theoretical value if the forecasts were met. The following represent the hypothetical financing scenarios utilized:

         - Hypothetical Financing Scenario #1: $25.0 million loan on January 1, 2004 at a cash-pay interest rate of 13% per annum, a placement fee equal to 1.5% of the loan amount, and warrants for 85% of Championship exercisable at $0.10 per share. Loan repayment occurs on December 31, 2006 and the loan amortizes to the extent cash is available for repayment beginning on July 1, 2005. This scenario was based upon a preliminary financing proposal we received on August 19, 2003.

         - Hypothetical Financing Scenario #2: $25.0 million loan on January 1, 2004 at illustrative ranges of cash-pay interest rates from 15% to 20% per annum. Any additional financing required to maintain a positive cash balance would be provided at the time required at the stated interest rate. Loan repayment occurs on December 31, 2006. Bear Stearns utilized the illustrative interest rate range noting that if a financing source were to lend us money, this financing source would likely expect an all-in-return that would incorporate terms such as (i) up-front fees, (ii) a high interest rate relative to standard secured or unsecured financing, and (iii) equity participation features, and that these terms could increase the cost of debt financing above the 15% to 20% illustrative range.

         Based on the above assumptions, Bear Stearns' discounted cash flow analysis resulted in per share equity values of $0.08 to $0.12 based on Hypothetical Financing Scenario #1 and $0.00 to $0.39 based on Hypothetical Financing Scenario #2.

         Process Review. Bear Stearns considered the events that resulted in the negotiation of the merger agreement, including the four-month process that was undertaken by Championship's board of directors and its financial and legal advisors to identify and negotiate with prospective purchasers of, or investors in, Championship. Bear Stearns also considered Championship's public disclosures regarding the initiative it was undertaking to explore strategic alternatives.

         Other Analyses. Bear Stearns conducted such other analyses as it deemed appropriate, including reviewing available information regarding the holders of Championship's common stock, reviewing Championship's historical and projected financial and operating data, and comparing Championship's historical financial and operating data with that underlying its projections.

         In preparing its opinion for Championship's board of directors, Bear Stearns performed a variety of financial analyses, including those described above. The summary of Bear Stearns' analyses is not a complete description of the analyses underlying the Bear Stearns opinion. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. The Bear Stearns opinion is therefore not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Bear Stearns made qualitative judgments as to the significance and relevance of each analysis and factor considered by it and did not attribute particular weight to any one analysis or factor. Bear Stearns did not form an opinion as to whether any individual analysis or factor, positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. Accordingly, Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or of the summary described above or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

         The analyses performed by Bear Stearns, particularly those based on estimates, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those results suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Bear Stearns' analyses are inherently subject to substantial uncertainty. The analyses were prepared solely as part of Bear Stearns' analysis of the fairness, from a financial point of view, of the per share merger consideration to the unaffiliated stockholders of Championship, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries, and any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares.

         The Bear Stearns opinion and financial analyses performed by Bear Stearns were only one of many factors considered by Championship's board of directors in their evaluation of the merger, and should not be viewed as determinative of the views of Championship's board of directors or Championship's management with respect to the per share merger consideration or the merger.

         Championship engaged Bear Stearns based on Bear Stearns' qualifications, expertise and reputation in providing advice to companies with respect to transactions similar to the merger. Except as set forth in the following paragraph, Bear Stearns has not provided Championship any investment banking or other services in the past two years. Bear Stearns is an internationally recognized investment banking firm and, as part of its investment banking activities, regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and/or bank debt of Championship for Bear Stearns' own account and for the account of Bear Stearns' customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

         Pursuant to the terms of Championship's engagement letter with Bear Stearns dated October 29, 2002, Championship has paid Bear Stearns a cash fee of $500,000 for the rendering of its fairness opinion on September 10, 2003. In addition, pursuant to the terms of this engagement letter, Championship has agreed to pay Bear Stearns a cash fee of $1,000,000 if, during the duration of Championship's agreement with Bear Stearns, or 12 months after termination of Championship's agreement with Bear Stearns, the merger or any similar transaction is completed. Championship has also agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement and the merger and to indemnify Bear Stearns and related persons against certain liabilities in connection with the engagement of Bear Stearns, including liabilities under Federal securities laws.

CHAMPIONSHIP'S REASONS FOR THE MERGER

         Championship is engaging in the merger principally to enable its stockholders to receive the per share merger consideration for each of their shares, which our board of directors concluded is more than would be available to stockholders if Championship pursued other available alternatives. Championship believes that continuing to operate as an independent publicly traded company is not a viable option and that liquidation would be less beneficial to stockholders than the merger, for the reasons considered by the board and articulated above under "-- Reasons for the Recommendation of the Championship Board of Directors; Fairness of the Merger." See also "-- Background of the Merger" and "-- Effects on Championship if the Merger is not Completed."

THE OPEN WHEEL GROUP'S POSITION AS TO THE FAIRNESS OF THE MERGER

         Because members of the Open Wheel Group beneficially own 3,377,400 shares, or 22.95%, of our common stock contributed to Open Wheel by Mr. Forsythe, the merger may constitute, if completed, a "going-private transaction" subject to Rule 13e-3 under the Exchange Act, in which case the members of the Open Wheel Group would be required to express their belief as to the fairness of the merger to stockholders of Championship who are not affiliated with Championship. The members of the Open Wheel Group believe that the merger is fair to such stockholders of Championship. This belief, however, should not be construed as a recommendation to stockholders of Championship to vote in favor of the adoption of the merger agreement.

         In reaching the belief that the transaction is fair to the unaffiliated stockholders of Championship, the members of the Open Wheel Group considered the following factors, each of which in their judgment supports their view as to the fairness of the transaction:

- Championship's Business, Condition and Prospects. The Open Wheel Group considered information with respect to the financial condition, results of operations, business, and business strategy of Championship, on both a historical and prospective basis, and focused in particular on the decreasing revenue from sanction fees, television sales, and sponsorships and the increased costs associated with the team participation, entrant support and team assistance programs. The Open Wheel Group also considered current industry, economic and market conditions. The Open Wheel Group also focused on the fact that the Championship board of directors publicly announced on July 22, 2003, that Championship would not be able to complete the 2004 season without obtaining additional financing.

- Absence of Viable Alternative Transactions with Third Parties. The Open Wheel Group considered the fact that Championship had engaged Bear Stearns to explore strategic alternatives, and that, to the Open Wheel Group's knowledge, Bear Stearns had not identified any viable transactions other than the merger. The Open Wheel Group also took into account Bear Stearns' written opinion to the board of directors of Championship that the per share merger consideration is fair, from a financial point of view, to the unaffiliated stockholders of Championship, other than Open Wheel and its affiliates, individuals who own or operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries or any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares of Championship common stock. The Open Wheel Group would not have proceeded with the transaction if the Championship board had not received that opinion.

- Liquidation Alternative. The Open Wheel Group considered an estimate of the liquidation value of Championship and concluded that the amount that would be available to stockholders in a liquidation would be less than the consideration that would be paid in the merger.

- Ability to Consider Competing Proposals. The Open Wheel Group considered the terms of the merger agreement permitting the board of directors of Championship to continue to consider competing proposals and to accept, subject to the terms of the merger agreement, a superior proposal.

- Market Price and Liquidity of Championship Common Stock. The Open Wheel Group considered the relationship of the per share merger consideration to the historical market prices, volatility and trading information with respect to Championship's common stock. The $0.56 per share being offered by Open Wheel represented a discount to the market price of the common stock at that time, because Open Wheel concluded that the market price of the common stock did not properly reflect a number of significant negative factors, including Championship's deteriorating economic prospects, the expectation that it would exhaust its cash resources in the near future and Championship's need for financing to continue into the 2004 CART racing series season. Open Wheel believed there were several possible explanations for the apparent overvaluation of Championship common stock in the public marketplace, including the trading volumes of Championship common stock, the lack of significant coverage of Championship by equity analysts since December 2002, the high concentration of ownership of Championship common stock and the absence of viable alternatives to liquidation. The Open Wheel Group also took into account the possibility that some investors in Championship common stock were focusing on Championship's historical book value without taking into account Championship's disclosures about its near term prospects and its projected cash needs and deficiencies and the possibility that some investors in Championship common stock were focusing on Championship's historical book value without taking into account Championship's liabilities that would need to be satisfied in any liquidation of Championship.

- Opinion of Open Wheel's Financial Advisor. The Open Wheel Group considered the written opinion delivered to Open Wheel's members by EYCF as to the fairness, from a financial point of view, of the per share merger consideration to be received by the unaffiliated holders of Championship common stock, as more fully described under "Special Factors -- Opinion of Open Wheel's Financial Advisor."

- Unaffiliated Stockholder Approval. The Open Wheel Group considered that in addition to the approval of stockholders required by Delaware law, the merger agreement allows either Championship or Open Wheel to refuse to complete the merger unless the merger also is approved by the holders of a majority of Championship's outstanding shares of common stock that are voted "for" or "against" approval of the merger at the special meeting and are not held by Open Wheel or its affiliates. This provision provides a meaningful right for Championship's unaffiliated stockholders to reject the merger if they do not agree with the board's assessment that it is in the best interest of stockholders. Although this closing condition could be waived by Championship and Open Wheel, Open Wheel would not do so unless it concluded that the unaffiliated stockholder approval was not obtained due to a negative vote by stockholders who are primarily acting to support an attempt to obtain value from Championship or Open Wheel (through, for example, litigation) that would not be available to all unaffiliated stockholders on a pro rata basis.

         In view of the variety of factors considered in connection with its evaluation of the merger agreement, the Open Wheel Group found it impracticable to, and did not, quantify, rank, or otherwise assign relative weights to the factors considered or determine that any factor was of particular importance in reaching its determination that the merger agreement and the transactions contemplated thereby are fair.

         The foregoing discussion of the information and factors considered and given weight by the Open Wheel Group is not intended to be exhaustive but includes the factors given primary consideration by the Open Wheel Group. The Open Wheel Group did not analyze the fairness of the merger consideration in isolation from the other considerations referred to above.

THE OPEN WHEEL GROUP'S REASONS FOR THE MERGER

         The Open Wheel Group is pursuing the merger because it believes that the merger presents the best opportunity to continue the CART racing series, including the support series. The Open Wheel Group continues to believe that the CART racing series can provide the best forum for open-wheel racing in the Americas and that, with the proper organizational and capital structure, Championship's format of racing events on superspeedways, ovals, temporary street courses in urban settings and permanent road courses can be successful.

OPINION OF OPEN WHEEL'S FINANCIAL ADVISOR

         In connection with the proposed merger, Open Wheel retained its own financial advisor, EYCF, who delivered a written opinion to Open Wheel, dated September 10, 2003, to the effect that, as of that date and based on and subject to the matters described in its opinion, the per share merger consideration to be received by the unaffiliated common stockholders of Championship was fair, from a financial point of view, to such holders. The full text of the written opinion of EYCF is attached to this proxy statement as Annex D. You are encouraged to read the opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. THE OPINION IS ADDRESSED EXCLUSIVELY TO OPEN WHEEL AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER.

OPINION OF EYCF

         Introduction. EYCF was retained by Open Wheel on August 29, 2003 to advise it as to the fairness to the unaffiliated common stockholders of Championship, from a financial point of view, of the consideration to be paid by Open Wheel in connection with the merger. EYCF is a wholly owned subsidiary of Ernst & Young LLP, one of the world's largest professional services firms. Open Wheel employed the services of EYCF because EYCF is a recognized investment banking and financial advisory firm, possessing experience in business valuations, financial opinions, merger and acquisition advisory services and transaction financing. Open Wheel selected EYCF as its financial advisor based upon EYCF's experience, ability and reputation for providing advisory services on a wide variety of corporate transactions.

         On September 10, 2003, EYCF delivered an oral opinion to Open Wheel that, as of that date and subject to the assumptions and limitations set forth in its written opinion, the per share merger consideration to be received by the unaffiliated stockholders of Championship was fair, from a financial point of view, to such holders. The opinion of EYCF was set forth in a written opinion dated September 10, 2003.

         THE FULL TEXT OF THE WRITTEN FAIRNESS OPINION OF EYCF, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATIONS ON AND SCOPE OF REVIEW BY EYCF IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX D TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE ENCOURAGED TO READ THE EYCF OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF EYCF'S WRITTEN OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. EYCF'S OPINION IS ADDRESSED AND DIRECTED EXCLUSIVELY TO OPEN WHEEL AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER. EYCF'S OPINION ADDRESSES THE FAIRNESS OF THE PROPOSED PER SHARE MERGER CONSIDERATION TO BE RECEIVED BY THE UNAFFILIATED COMMON STOCKHOLDERS OF CHAMPIONSHIP FROM A FINANCIAL POINT OF VIEW ONLY AND DOES NOT ADDRESS THE MERITS OF THE MERGER OR ANY ALTERNATIVE TO THE MERGER, THE UNDERLYING DECISION TO PROCEED WITH THE MERGER OR ANY OTHER ASPECT OF THE MERGER. EYCF'S OPINION WAS RENDERED WITHOUT REGARD TO THE COSTS THAT MAY BE INCURRED TO CLOSE THE MERGER.

         Scope of Analysis. In arriving at its opinion, EYCF reviewed, among other items:

         - a draft version of the merger agreement, dated September 8, 2003;

         - Championship's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2002, Championship's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Championship's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30 and March 31, 2003;

         - certain publicly available information regarding Championship and comparable public companies, such as their websites, recently issued financial statements and relevant research analyst reports;

         - financial projections, as prepared by Championship's management, relating to Championship's earnings and cash flow for the four month period ending December 31, 2003 and for the fiscal years ending December 31, 2004 through 2006;

         - certain information provided by Championship's management relating to Championship's sponsors, promoters, television rights, race teams, contracts, employees, competitors and overall business prospects;

         - results of certain meetings and discussions with members of senior management of Open Wheel and Championship, and their respective advisors;

         - Championship management's September 5, 2003 liquidation analysis;

         - historical prices and trading volume of shares of Championship common stock;

         - transactions involving companies deemed similar to Championship; and

         - such other studies, analyses, inquiries and investigations as EYCF deemed appropriate.

         EYCF also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular.

         Summary of Analyses; Limitations. EYCF relied only upon information available from recognized public sources and information provided by the Open Wheel Group and Championship, in both cases without any independent verification. Additionally, EYCF:

         - assumed that all information provided by the Open Wheel Group and Championship was reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the management of the Open Wheel Group and Championship, without any independent verification;

         -        did not interview sponsors, promoters or race teams;

         - did not conduct an independent valuation or appraisal of Championship's tangible or intangible assets or receive such a valuation or appraisal from any third party;

         - did not review detailed financial account information, such as accounts receivable by customer and the fixed asset ledger;

         - assumed Championship's board of directors decided that proceeding with the merger was a better alternative for its stockholders than a liquidation of the assets;

         - assumed that the merger would be consummated on a timely basis in accordance with the merger agreement, and that there would be no change in the merger consideration; and

         - relied exclusively upon the management of Championship to provide projected financial information for the four months ending December 31, 2003 and for the fiscal years ending December 31, 2004 through 2006, and EYCF did not independently develop any financial projections.

         The terms and conditions of the proposed merger were determined without the involvement of EYCF, and EYCF expresses no opinion as to whether or not better terms could have been achieved by either party. EYCF expresses no opinion with respect to any other reasons, legal, business or otherwise, that may or may not support any decision of Championship or its stockholders to approve the merger, and the opinion does not address the underlying business decision to proceed with the merger. EYCF's opinion is based upon current economic, monetary, and market conditions and the merger structure as described in the merger agreement.

         The following is a summary of the material financial and comparative analyses utilized by EYCF in arriving at its opinion. It does not purport to be a complete description of the presentation made to Open Wheel on September 10, 2003 by EYCF, or the underlying analyses as performed by EYCF. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create a misleading or an incomplete view of the process underlying EYCF's opinion.

         In arriving at its opinion, EYCF considered the results of all such analyses taken as a whole. Furthermore, in arriving at its opinion, EYCF did not attribute any weight to a particular analysis, but rather made qualitative judgments as to the relative significance and relevance of each of the analyses. Accordingly, EYCF's analyses must be considered as a whole. Reviewing only selected portions of the analyses, without considering all analyses, could create an incomplete view of the process underlying their opinion. No company or transaction used in the analyses as a comparison is identical to Championship or the merger. The analyses were prepared solely for purposes of EYCF providing its opinion and do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities actually may be sold. Actual future results may be materially different from any projected forecast.

         In accordance with customary investment banking practices, EYCF performed or reviewed financial and comparative analyses regarding the valuation of Championship, including a common stock price analysis; discounted cash flow analysis; liquidation analysis; comparable public company analysis; and precedent transactions analysis. Such analyses are summarized as follows:

         Common Stock Price Analysis - Discount Considerations. The $0.56 per share offer proposed by Open Wheel implies a 38% discount to the reported market price for Championship as of September 8, 2003. This discount has continued to decrease significantly as the Championship stock price has steadily declined. However, EYCF does not believe that the reported share price accurately reflects the following factors which affect the value of Championship stock: ownership of Championship common stock is highly concentrated; Championship common stock is thinly traded; many Championship stockholders appear to hold stock for nonfinancial reasons; Championship's stock appears to be valued on the basis of Championship's book value; and Championship has had no significant equity research coverage since December 2002.

         The high concentration of ownership and the nonfinancial reasons that many Championship stockholders own their stock result in Championship's shares being thinly traded. The lack of trading volume results in an illiquid market, making it difficult for the market price to immediately and rationally adjust to Championship's changing financial position and outlook. Approximately 55% of Championship's outstanding common stock is currently held by five individuals or investor groups. Based on discussions with Championship management, EYCF believes the intention of the majority of these investors is to hold the stock over the long term. Therefore, the deterioration in Championship's financial position has not resulted in a significant reduction of their ownership. The average daily trading volume of the stock over the last year has been approximately 67,000 shares, compared to an average daily volume for all companies on the S&P 500 of approximately 3.8 million shares.

         The lack of any significant current equity research coverage impairs investors' ability to accurately and timely understand the changing fundamentals of the business. By comparison, the average number of analysts covering public companies in the S&P 500 Index is 17.

         Championship's stock appears to be valued primarily on the basis of Championship's book value and perceived future earnings potential. Book value does not take into consideration Championship's extensive contractual liabilities that are not required to be disclosed in financial statements based upon generally accepted accounting principals ("GAAP"), but would likely represent significant claims if Championship were to liquidate or file for bankruptcy protection. Book value also does not fully reflect the extent of future capital needs required to fund Championship's operations. Championship's deteriorating operating performance since December 2000 has been funded by a significant cash reserve that was generated primarily from the proceeds of its IPO. As of June 30, 2003, Championship had a net book value of $59.5 million, but based on management's projections, Championship's cash balance will be depleted by the end of 2003. Book value as a determinant of market value provides a historical approach and does not take into account forward-looking financial expectations.

         Therefore, in consideration of the preceding, EYCF concluded that the discount to the current share price did not materially impact its analysis of the fairness of the per share merger consideration to the unaffiliated common stockholders of Championship.

         Discounted Cash Flow Analysis. EYCF performed a discounted cash flow analysis based upon the financial projections provided by Championship's management for the last four months of fiscal 2003 and the fiscal years ending December 31, 2004 through 2006. However,

Championship management did not provide a balance sheet or statement of cash flows for any of the projected periods, but did provide expected working capital requirements and capital expenditures to derive free cash flows. Using this projected information, EYCF discounted to present value the projected stream of free cash flows and the terminal value to determine Championship's enterprise value. In order to estimate Championship's terminal value at the end of the forecast horizon, EYCF applied two approaches: a range of multiples to projected 2006 EBITDA, and a constant growth valuation method ("Gordon Growth") to the projected 2006 free cash flow. The terminal EBITDA multiple range was based on estimated market conditions for the sale of the business, given the expectations for subsequent cash flow growth. The Gordon Growth approach assumes the significant free cash flow growth from 2003 to 2006 stabilizes and Championship experiences constant free cash flow growth of 3% - 4% beyond 2006. EYCF applied a range of discount rates based on an assumed required equity return of 30% - 40%. To calculate the value of Championship's equity, EYCF subtracted the total debt of $1.8 million from the calculated enterprise value, which assumptions and methodologies resulted in an equity value range between negative $9.7 million and negative $2.3 million.

         The analysis was limited by the lack of financial projections beyond 2006 and any projected balance sheets or cash flows. Further limiting the analysis was the fact that the terminal year in the projections is the first year since 2000 in which Championship attains positive EBITDA. As a result, significant adjustments to the terminal year projections would be required for the present value to approximate the consideration being offered by Open Wheel in the proposed merger. See "--Forecasts."

         Liquidation Analysis. Championship's management prepared a summary liquidation analysis to estimate the value that might be available to the common stockholders in the event of a liquidation. One scenario under the analysis assumed that contractual liabilities at the operating subsidiaries' level (including CART, Inc.) would not be applied against Championship's cash balance and payment of outstanding liabilities, other claims, and bankruptcy costs have a priority position over common stock. This scenario, solely considering assets and liabilities at the parent level (Championship), would result in a $0.43 per share distribution to stockholders.

         The other scenario assumed that Championship's cash balance would be used to pay obligations in full at both the parent and subsidiary levels prior to any distribution to the Championship stockholders. To determine the net recovery to stockholders, assuming Championship could not be liquidated in isolation, EYCF, with the assistance of Championship management, estimated the potential recovery on the liquidation of Championship's consolidated assets. Championship management then estimated the amount of potential liabilities to be satisfied at the operating subsidiaries' level in the event of such a liquidation. The analysis, taking into consideration the estimated value generated upon the liquidation of Championship's consolidated assets, results in a $66.4 million shortage of cash to satisfy the estimated claims of creditors, resulting in no proceeds available for distribution to Championship stockholders. Even assuming a book value recovery on the liquidation of Championship's consolidated assets, this would result in a $44.9 million shortage of cash to satisfy the estimated claims of creditors, again resulting in no proceeds available for distribution to Championship stockholders.

         Comparable Public Company Analysis. EYCF attempted to compare Championship's historical financial performance to that of certain comparable publicly traded companies. However, Championship is the only pure publicly traded motorsports sanctioning organization and has a unique business model. As a result, the analysis was expanded to include publicly traded companies whose businesses were most similar to that of Championship. However, the comparable company analysis did not appear to provide an accurate or reliable basis for determining value because:

         - Championship's historical financial performance has resulted in negative EBITDA and earnings for the last twelve months, and Championship is not projected to generate positive EBITDA or earnings until 2006;

         - the comparable public companies have adequate funding to continue as going concerns, unlike Championship;

         - valuation estimates based solely on a multiple of revenue are not appropriate, given the distressed nature of Championship and its projected financial outlook; and

         - the comparable public companies are significantly larger in size.

         As such, EYCF concluded that the comparable public company analysis was of limited use in its analysis of the proposed merger.

         Precedent Transactions Analysis. EYCF analyzed certain acquisitions of, and investments in, similar businesses that have been announced since January 1, 1993, with a primary focus on transactions in the last two years. After a review of transactions during this period, and due to the following factors, EYCF concluded that the precedent transactions would not prove beneficial to its analysis:

         - very few companies with publicly available transaction information have operating characteristics similar to those of Championship;

         - there was no available information on a precedent transaction that represented the sale of comparable distressed assets (inside or outside of bankruptcy); and

         - Championship's negative historical and projected EBITDA and earnings provide no basis to compute value expectations for Championship.

         Fees and Other Information. EYCF's compensation is not contingent upon the content of its opinion or the consummation of the merger. EYCF was paid a retainer fee of $100,000 upon execution of an engagement letter and was paid an additional $175,000 upon delivery of its opinion to Open Wheel. Open Wheel has agreed to reimburse EYCF for its reasonable and properly documented out-of-pocket expenses and to indemnify it against certain liabilities that may arise out of the rendering of its opinion. Prior to its current engagement, EYCF had never provided any investment banking services to Championship, nor does EYCF provide any research coverage or trading support in connection with Championship's outstanding shares of stock. Furthermore, the opinion was not provided in anticipation of the retention of EYCF to provide investment banking services to Open Wheel in the future. Neither EYCF nor its parent, Ernst & Young LLP, has provided Championship with any accounting or tax services. Ernst & Young LLP, an affiliate of EYCF, provides and will continue to provide certain accounting and financial advisory services to affiliates of Open Wheel.

FORECASTS

         In connection with various potential acquirors' review of Championship, management provided various third parties with non-public business and financial information. Management provided this information to Bear Stearns, EYCF and various potential acquirors, including, among others, Open Wheel. The non-public information management provided included forecasts of future operating performance. The forecasts included management forecasts for the four fiscal years ending December 31, 2006 of Championship's revenues and expenses based on a 15 race schedule. Since the initial distribution of the confidential offering memorandum, we have publicly disclosed management's expectations for financial performance through the end of 2003.

         The inclusion of the forecasts should not be regarded as an indication that any of Championship, Open Wheel, Bear Stearns or EYCF considers the forecasts to be a reliable prediction of future events, and the forecasts should not be relied upon as such. Championship's board of directors has expressed the belief that it will be difficult for management to achieve the results projected beyond 2003 even if the financing needed to continue operations as an independent publicly traded company were available. To the extent the forecasts represent management's reasonable estimate of possible future performance, this estimate was made only as of August 23, 2003, the date of the forecasts, and is not made or updated as of any later date. You should take all of this into account when evaluating any factors or analyses based on the forecasts.

         The material forecasts are summarized below:

                                                      Forecast       Forecast       Forecast         Forecast
                                                    Consolidated   Consolidated   Consolidated     Consolidated
                                                        2003           2004           2005             2006
                                                    ------------   ------------   -------------    ------------
Revenues:
    Sanction Fees                                  $ 24,880,681   $  27,803,002   $  30,323,178    $31,613,278
    Sponsorship Revenue                               8,212,124      10,443,500      14,643,500     18,243,500
    Television Revenue                                1,871,500       4,826,500       6,376,500      7,401,500
    Race Promotion                                   11,099,915              --              --             --
    Engine Lease Revenue                              1,900,000       1,800,000       1,800,000             --
    Other Revenue                                     2,348,379       2,133,596       2,233,596      2,433,596
                                                   ------------   -------------   -------------    -----------
          Total Revenues                             50,312,599      47,006,598      55,376,774     59,691,874

Expenses:
Team Payments
    Purse and Year-end Points Fund                   14,266,496      11,474,000      11,474,000     11,474,000
    Team Participation Payments                       7,220,000       5,400,000       5,400,000      5,400,000
    Entry Support Payments                            8,122,500       6,075,000       6,075,000      6,075,000
    Cosworth Track Support                              750,000         750,000         750,000             --

                                                      Forecast       Forecast       Forecast         Forecast
                                                    Consolidated   Consolidated   Consolidated     Consolidated
                                                        2003           2004           2005             2006
                                                    ------------   ------------   ------------     ------------
    Team Assistance                                  31,825,000      2,000,000              --              --
                                                    -----------     ----------              --              --
          Sub-total Team Payments                    62,183,996     25,699,000      23,699,000      22,949,000

Race Operations Expenses                              8,720,985      7,248,611       7,248,611       7,248,611
Television Expenses                                  15,935,017     13,368,790      13,368,790      13,368,790
Race Promotion Expenses                              20,569,136             --              --              --

Administrative and Indirect Expenses
    Administrative                                    6,808,540      4,644,317       4,644,317       4,644,317
    Legal                                             2,510,088      1,031,964       1,031,964       1,031,964
    Marketing, Advertising and Sales                  5,437,892      3,032,837       3,032,837       3,032,837
    Corporate Communications and Public Relations     3,825,281      2,002,163       2,002,163       2,002,163
    Joint Venture and Promoter Relations              2,206,313      1,050,013       1,050,013       1,050,013
                                                    -----------    -----------     -----------     -----------
          Sub-total Administrative                   20,788,113     11,761,294      11,761,294      11,761,294
Litigation Expenses                                   2,722,432             --              --              --
Depreciation and amortization                         3,877,622      3,864,383       1,826,936       2,163,273

Total Expenses                                      134,797,300     61,942,078      57,904,632      57,490,968

Operating Income                                    (84,484,702)   (14,935,480)     (2,527,858)      2,200,906
    Interest Income/(expense)                         1,462,721         55,974          55,974          55,974
                                                    -----------    -----------     -----------     -----------

Pretax Income                                       (83,021,981)   (14,879,506)     (2,471,884)      2,256,880
Tax expense (benefit)                                   660,013             --              --              --
                                                    -----------    -----------     -----------     -----------

Net Income                                          (83,681,994)   (14,879,506)     (2,471,884)      2,256,880
                                                    ===========    ===========     ===========     ===========

PURPOSE AND STRUCTURE OF THE MERGER

         The principal purpose of the merger is to permit our stockholders to receive cash in exchange for their shares of common stock and to enable Open Wheel to obtain control of Championship in an orderly fashion so that Open Wheel may pursue its long-term business objectives for Championship.

         The reason Championship and Open Wheel structured the acquisition as a merger is to effect a prompt and orderly transfer of ownership of Championship from its current stockholders to Open Wheel and to provide Championship stockholders with cash for their shares.

EFFECTS OF THE MERGER ON CHAMPIONSHIP AND CHAMPIONSHIP'S COMMON STOCK; PLANS OR PROPOSALS AFTER THE MERGER

         Following completion of the merger, our common stock will no longer be publicly traded or listed on the NYSE or any other exchange or quotation system where our common stock may at such time be listed or quoted. In addition, the registration of our shares and our reporting obligations under the Exchange Act will be terminated upon application to the SEC. Also, the by-laws of Acquisition Corp. immediately prior to the completion of the merger will become those of Championship, and the directors and officers of Acquisition Corp. immediately prior to the completion of the merger will become the directors and officers of Championship.

         Upon completion of the merger, Championship will be a privately held corporation and Championship stockholders, other than Open Wheel and its affiliates, will no longer hold an equity interest in Championship. Accordingly, Championship stockholders, other than Open Wheel and its affiliates, will not have the opportunity to participate in the earnings and growth of Championship and will not have any right to vote on corporate matters. Similarly, Championship's stockholders, other than Open Wheel and its affiliates, will not face the risk of losses generated by Championship's operations or decline in the value of Championship. Upon completion of the merger, each share of our common stock that you own immediately prior to the completion of the merger will be converted into the right to receive the per share merger consideration.

         Open Wheel owns 100% of Acquisition Corp. Open Wheel owns 3,377,400 shares of our common stock. In the merger, Acquisition Corp. will merge with and into Championship, with Championship as the surviving corporation. In the merger, the shares of our common stock beneficially owned by Open Wheel and its affiliates will be canceled and Open Wheel and its affiliates will not receive any consideration in exchange for those shares. As a result of the merger, Championship will be a wholly owned subsidiary of Open Wheel.

         After the merger, as the sole stockholder of Championship, Open Wheel will be entitled to the corresponding benefits and detriments resulting from its interest in Championship, including income or losses generated by Championship's operations and future increases or decreases in Championship's value.

         Following the merger, Open Wheel intends to continue to operate the business of Championship, including continuing to sanction the motorsports series currently known as "Bridgestone Presents the Champ Car World Series Powered by Ford." In order to improve the financial outlook of Championship, Open Wheel is considering several actions. These actions focus on three constituencies: fans, sponsors and teams. For the fans, these actions include seeking to broaden the fan base by maintaining the current series format as well as entering into strategic agreements with other parties (including MotoRock) to organize and conduct music festivals, concerts, events and contests in conjunction with CART racing series events. Open Wheel plans to provide enhanced value to sponsors by increasing the fan base both at race venues and for broadcast events. With respect to teams, Open Wheel believes that the financial interests of the teams are best promoted by creating a stable business environment to allow the successful operation of the teams over the long term. In order to keep the racing and support series operating, Open Wheel may take additional actions, including refocusing the racing schedule to better support fans, sponsors and teams, expanding promoter relationships and increasing the number of street races in the CART racing series.

         Open Wheel's first priority for Championship is to stabilize its financial outlook. The members of Open Wheel have committed (assuming completion of the merger) additional funding of $15,000,000 to support operations of Championship. Upon completion of the merger, Open Wheel will effect changes to the board of directors and management of Championship.

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

EFFECTS ON CHAMPIONSHIP IF THE MERGER IS NOT COMPLETED

         If the requisite stockholder approvals in connection with the merger are not obtained, or if the merger agreement is otherwise terminated, the merger will not be completed. In addition, in certain circumstances described below under "The Merger Agreement -- Fees and Expenses," Championship will be required to pay Open Wheel a $350,000 termination fee.

         If the merger is not completed for any reason, and if no alternative transactions to the merger are available to Championship at such time, it is expected that Championship will be required immediately to cease its operations, wind up its affairs and seek to liquidate its remaining assets. We expect that Championship's cash resources would be substantially depleted by that time. We expect that without financial support from Championship, CART, Inc. and other Championship subsidiaries would discontinue racing and other operations and commence liquidation. No other transaction is currently being considered by the Championship management or board of directors as an alternative to the merger.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

         In considering the recommendation of the board of directors with respect to the merger agreement, you should be aware that, in addition to the matters discussed above, certain of Championship's directors and executive officers have interests in the merger that are in addition to, or different from, the interests of the stockholders generally and that create potential conflicts of interest. These interests are described below and in the section entitled "-- Certain Relationships Between the Open Wheel Group and Championship."

NEW EMPLOYMENT AGREEMENTS

         Championship and Christopher R. Pook, Championship's President and Chief Executive Officer, have entered into an amendment dated September 30, 2003 to the prior employment agreement between Championship and Mr. Pook dated December 18, 2001. This amendment terminates the change in control "severance benefits" in Mr. Pook's prior employment agreement. These change in control "severance benefits" are described in detail below under "-- Interests of Directors and Executive Officers in the Merger -- Prior Employment Agreements." As consideration for termination of these change in control "severance benefits," Championship caused its subsidiary CART, Inc. to enter into a new consulting agreement with Mr. Pook, which would become effective upon completion of the merger. If the merger agreement is terminated, the amendment will be void and will have no effect and Mr. Pook will again be entitled to the change in control "severance benefits."

         The new consulting agreement with Mr. Pook would become effective upon completion of the merger and continue until the earlier of May 31, 2006 or upon expiration of sixty days' written notice by either party. If the merger agreement is terminated, the new consulting agreement will be void and Mr. Pook's prior employment agreement will be automatically reinstated. In the event that Mr. Pook's employment under the new consulting agreement is terminated without cause, he will continue to be compensated under the terms of the new consulting agreement until May 31, 2006. The new consulting agreement provides that Mr. Pook will make himself available to CART, Inc. and Championship to facilitate the orderly transition of management, to provide information and advice about CART, Inc.'s contractual relationships and to make public appearances at certain events. Mr. Pook will

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

be compensated for these services in the amount of $21,765 per month for the first twelve months of the new consulting agreement and in the amount of $16,140 per month thereafter. Pursuant to the new consulting agreement, Mr. Pook has agreed that until December 31, 2004, he will not directly or indirectly participate as an owner, stockholder, manager, agent, consultant, director or employee of a professional motorsport sanctioning body, league or series or any affiliated organization, except that ownership of one percent or less of the outstanding shares of a publicly traded company will not constitute a violation. Furthermore, from January 1, 2005 through June 30, 2005, Mr. Pook must obtain written permission from CART, Inc. before negotiating with another motorsport group for employment or consulting services, or ownership or sponsorship rights.

         On September 30, 2003, October 1, 2003 and October 3, 2003, CART, Inc. entered into new employment agreements with David J. Clare, Championship's Chief Operating Officer, Thomas L. Carter, Championship's Chief Financial Officer, and John J. Lopes, CART, Inc.'s Vice President of Racing Operations, respectively, that revised the terms of their prior employment agreements, including reducing their base salaries upon completion of the merger, eliminating their change in control "severance benefits," if any, and changing their employment status to at-will employment, as well as other changes. Messrs. Clare, Carter and Lopes' prior employment agreements are described below under "-- Interests of Directors and Executive Officers in the Merger -- Prior Employment Agreements." The new employment agreements render void the prior employment agreements that Championship entered into with Messrs. Clare, Carter and Lopes on December 14, 2002, March 16, 2001 and August 15, 2001, respectively. However, if the merger agreement is terminated, the new employment agreements will be void and the prior employment agreements will be automatically revived, in the case of Mr. Clare and Mr. Lopes, and continue without further action of the parties, in the case of Mr. Carter. Pursuant to the new employment agreements, upon completion of the merger, the base salaries of Messrs. Clare, Carter and Lopes would be $210,000, $200,000, and $275,000, respectively.

PRIOR EMPLOYMENT AGREEMENTS

         Championship entered into prior employment agreements with Messrs. Pook, Clare and Lopes on December 18, 2001, December 14, 2002 and August 15, 2001, respectively. These prior employment agreements have been amended or superseded by the new employment agreements described above under "-- Interests of Directors and Executive Officers in the Merger -- New Employment Agreements," provided that these prior employment agreements will be automatically reinstated in the event the merger agreement is terminated. These prior employment agreements provide that in the event there is a "proposed change in control" of Championship (such event occurred on August 18, 2003 when Open Wheel publicly announced its intention to enter into a merger), the executive will remain in the employ of Championship until the earliest of (1) a date which is 180 days from the occurrence of such "proposed change in control," (2) the termination of the executive's employment by reason of death or disability or (3) the date on which the executive first becomes entitled to receive change in control "severance benefits," as discussed below.

         These prior employment agreements further provide that, in the event the employment of Messrs. Pook, Clare or Lopes with Championship is terminated as a result of an involuntary termination (which generally includes a termination of the executive's employment by Championship without cause or by the executive as a result of certain changes in the executive's status, position, responsibilities, duties, principal place of employment or reductions in base salary, benefits or awards) within 24 months following the date of a change in control, the executive will be entitled to receive the following change in control "severance benefits":

     - cash severance payment in an amount equal to three times the executive's annual base salary at the rate in effect at the time of the termination of employment, paid in a single lump sum not later than the fifth day following the termination of employment (Mr. Lopes is entitled to 2.99 times his annual base salary in effect at the time of the termination of employment);

     - continuation of employee benefits (either through the company or through company-paid individual insurance policies on an after-tax basis) for the executive and his dependents for a period of two years following the termination of employment, or, if earlier, the commencement of equivalent benefits from a new employer;

     - payment of all salary, benefits, awards and accrued vacation time earned through the date of termination of employment; and

     - payment of all legal fees and expenses incurred as a result of such termination of employment.

         In addition, these prior employment agreements generally provide that, if at the end of the two-year period after the termination of employment the executive is not receiving equivalent employee benefits from a new employer, then for a period not to exceed five years following the end of the two-year period, Championship will arrange, at its sole cost and expense, to enable the executive to convert his and his dependents' coverage under Championship's benefit plans to, or continue coverage under, as applicable, individual policies or programs upon the same terms as employees of Championship.

         For fiscal year 2003, the annual base salaries of Messrs. Pook, Clare and Lopes are $450,000, $235,000 and $302,500, respectively.

         Adoption of the merger agreement by the requisite stockholder approvals would have resulted in a change in control for purposes of Messrs. Pook, Clare and Lopes' prior employment agreements. The estimated aggregate sum of the cash severance payment and the continuation of benefits for a period of two years, to which Messrs. Pook, Clare and Lopes would have been entitled under their prior employment agreements upon an involuntary termination of their employment immediately following the completion of the merger, is approximately $1,394,210, $719,724 and $918,685, respectively. If benefits were to be continued for an additional five years following the initial two-year period, the value of these additional benefits to Messrs. Pook, Clare and Lopes would be approximately $110,525, $36,810 and $35,525, respectively.

         Championship entered into a prior employment agreement with Mr. Carter on March 16, 2001. Mr. Carter's prior employment agreement will be superseded upon completion of the merger by the new employment agreement described above under "--Interests of Directors and Executive Officers in the Merger -- New Employment Agreements," provided that Mr. Carter's prior employment agreement will continue without further action of the parties in the event the merger agreement is terminated. Mr. Carter's prior employment agreement has a four year term but does not entitle him to any change in control "severance benefits." For fiscal year 2003, the annual base salary of Mr. Carter is $210,000 under his prior employment agreement.

STOCK OPTIONS

         The termination prior to the completion of the merger of all outstanding options to purchase our common stock, including those held by our directors and executive officers, is a condition to the obligations of Open Wheel and Acquisition Corp. to complete the merger. As of the date of this proxy statement, all holders of outstanding options to purchase our common stock have entered into option termination agreements pursuant to which their options will terminate immediately prior to the completion of the merger.

CARL HAAS

         Carl Haas, a former director who resigned from the Championship board of directors on September 22, 2003, is a principal owner of Carl A. Haas Enterprises, Inc., which owns part of Newman/Haas Racing, an entity that participates in the CART racing series. Newman/Haas Racing is a participant in CART, Inc.'s team participation, team assistance and entrant support programs for the 2003 CART racing series. Pursuant to these programs, Newman/Haas has received aggregate payments of $2,960,000 (as of October 3, 2003) and is entitled to receive additional aggregate payments of $655,000 in connection with the remainder of the 2003 CART racing series. In addition, for the first 16 races of the 2003 CART racing series, Newman/Haas has earned aggregate prize money payments from CART, Inc. of $1,373,000.

         Mr. Haas owns a parts distribution business, Carl A. Haas Automobile Imports, Inc., that sells certain race car parts and receives commission on the delivery of race cars. For 2003, Carl A. Haas Automobile Imports, Inc. has sold race car parts to nine teams that participate in the CART racing series.

         Mr. Haas beneficially owns 150,500 shares, or 1.02%, of our common stock. The shares are held of record by Carl A. Haas Enterprises, Inc. and Mr. Haas' spouse.

RAPHAEL SANCHEZ

         Rafael Sanchez, one of our directors, is a principal owner of RAS Development, Inc. In March, 2003, CART, Inc. entered into a five year lease agreement with RAS Development, Inc. for office space in Miami, Florida. Remaining payments to RAS Development, Inc. under this lease agreement total $15,008, $91,098, $93,456, $96,812, $101,259 and $43,045 for 2003 (as at October
3, 2003), 2004, 2005, 2006, 2007 and 2008, respectively.

INDEMNIFICATION AND INSURANCE

         The merger agreement provides that the surviving corporation in the merger will honor all of Championship's obligations to indemnify the current or former directors or officers of Championship for acts or omissions by such directors and officers occurring prior to the completion of the merger to the extent that such obligations of Championship exist on the date of the merger agreement, whether pursuant to the Championship charter, by-laws or otherwise. This obligation to indemnify the current or former directors or officers of Championship will survive the merger and will continue in full force and effect in accordance with the terms of the Championship charter and by-laws from the completion of the merger until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

         The merger agreement also provides that, from the completion of the merger until May 15, 2004, the surviving corporation in the merger will maintain or cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by

Championship with respect to claims arising from or related to facts or events which occurred at or before the completion of the merger. Prior to the completion of the merger, Championship may obtain "tail" coverage with respect to such policies providing continuing insurance for claims made after May 15, 2004 arising from or related to facts or events which occurred at or before the completion of the merger, provided that it may not pay more than $500,000 with respect to premiums for such coverage. In the event that Championship does not obtain such tail coverage prior to the completion of the merger, Open Wheel or the surviving corporation in the merger will be required to obtain such tail coverage, subject to the $500,000 limitation described above.

CERTAIN RELATIONSHIPS BETWEEN THE OPEN WHEEL GROUP AND CHAMPIONSHIP

GERALD FORSYTHE

         Forsythe Voting Agreements. We have entered into two identical voting agreements with Gerald R. Forsythe, dated September 11, 2002 and October 16, 2002, pursuant to which Mr. Forsythe has agreed, in connection with a "strategic transaction" and for a period of three years from the respective dates of the voting agreements, to vote all shares of our common stock owned by him and his affiliates in excess of 14.9% of our outstanding common stock in accordance with the recommendation of our board of directors with respect to the strategic transaction. Under the voting agreements, "strategic transaction" includes the merger, consolidation, sale of substantially all of the assets of Championship to another entity not controlled by the existing Championship stockholders or similar transaction, and therefore includes the merger. In consideration for these voting agreements, Championship amended its stockholder rights agreement to allow Mr. Forsythe and certain of his affiliates to acquire shares of our common stock representing 15% or more of our outstanding common stock without triggering the rights agreement. On September 26, 2003, Mr. Forsythe contributed all of his shares of our common stock to Open Wheel. Therefore, in connection with the merger, since Open Wheel is an affiliate of Mr. Forsythe and is therefore subject to the Forsythe voting agreements, Open Wheel is required to vote the shares of our common stock it holds in excess of 14.9% of our outstanding common stock in accordance with the recommendation of our board of directors. In addition, Open Wheel has agreed to vote the balance of the shares of our common stock it holds in favor of the adoption of the merger agreement.

         Promoter Agreements. Mr. Forsythe is a principal owner of Monterrey Grand Prix, S. de R.L. de C.V. and Grupo Automovilistico Nacional y Deportivo,
S. de R.L. de C.V., entities that have entered into promoter agreements with CART, Inc. pursuant to which these entities will promote the CART racing series events held in Monterrey, Mexico and Mexico City, Mexico until December 31, 2005 and December 31, 2006, respectively. Monterrey Grand Prix, S. de R.L. de C.V. has paid a sanction fee in the amount of $2,500,000 to CART, Inc. in connection with the 2003 CART racing series event held in Monterrey. CART, Inc. has neither received nor made any payments to Grupo Automovilistico Nacional y Deportivo, S. de R.L. de C.V. during 2003.

         Mexican Television Rights. Mr. Forsythe is a principal owner of Promotion Entertainment of Mexico, LLC, the entity that holds the exclusive right to broadcast, distribute and transmit CART series races via television and radio in Mexico until December 31, 2006. In return for granting these rights to Promotion Entertainment of Mexico, LLC, CART, Inc. received a minimum guaranteed payment of $300,000 in 2002 and a minimum guaranteed payment of $325,000 in 2003, and is due to receive a minimum guaranteed payment of $375,000 in 2004, $400,000 in 2005 and $425,000 in 2006.
In addition to the guaranteed minimum payments due in 2004, 2005 and 2006, CART, Inc. will receive a guaranteed payment of up to 70% of the net profits of Promotion Entertainment of Mexico, LLC, if any, until it receives an aggregate amount of $625,000 in 2004, $650,000 in 2005 and $700,000 in 2006.

TEAM SUBSIDIES

         Kevin Kalkhoven, Paul Gentilozzi and Gerald R. Forsythe, three of the indirect owners of Open Wheel, each owns or has an interest in a team that participates in the CART racing series. Mr. Kalkhoven's team (which fields one car in the CART racing series) is PK Racing, Mr. Gentilozzi's team (which fields one car in the CART racing series) is Rocketsports Racing and Mr. Forsythe's team (which fields two cars in the CART racing series) is Player's/Forsythe Racing. Messrs. Kalkhoven's and Gentilozzi's teams are participants in CART, Inc.'s team participation, team assistance and entrant support programs for the 2003 CART racing series. Mr. Forsythe's team is a participant in the team participation and entrant support programs for the 2003 CART racing series.

         PK Racing and Rocketsports Racing have each received aggregate payments under the team participation and entrant support programs of $680,000 (in each case, as of October 3, 2003) and are each entitled to receive additional aggregate payments of $127,500 in connection with the remainder of the 2003 CART racing series. In addition, PK Racing and Rocketsports Racing have received aggregate payments under the team assistance program of $800,000 and $1,600,000 (in each case, as of October 3, 2003), respectively, and are entitled to receive additional aggregate payments of $200,000 and $400,000, respectively, in connection with the remainder of the 2003 CART racing series. Player's/Forsythe Racing has received aggregate payments under the team participation and entrant support programs of $1,360,000 (as of October 3, 2003) and is entitled to receive additional aggregate payments of $255,000 in connection with the remainder of the 2003 CART racing series. By way of comparison, each car participating in the 2003 CART racing series is entitled under the team participation and entrant support programs to a payment of $42,500 per race and the average total aggregate payment per car participating in the 2003 CART racing series under the team assistance program is $1,989,062.

PRIZE MONEY

         For the first 16 races of the 2003 CART racing series, PK Racing, Rocketsports Racing and Player's/Forsythe Racing have received aggregate prize money payments from CART, Inc. of $287,000, $362,500 and $1,420,250, respectively.

FINANCING OF THE MERGER

         The total amount of funds required to complete the merger and pay the related fees and expenses is estimated to be approximately $[ ]. The Contribution Agreement dated September 10, 2003, between Kevin Kalkhoven, Paul Gentilozzi and Gerald R. Forsythe, on the one hand, and Championship, on the other hand, a copy of which is attached hereto as Annex B, provides that, subject to the satisfaction or waiver of the conditions to Open Wheel's and Acquisition Corp.'s obligations to complete the merger, each of Messrs. Kalkhoven, Gentilozzi and Forsythe will make or cause to be made to Open Wheel, prior to the completion of the merger, capital contributions in an aggregate amount sufficient to enable Open Wheel to pay the aggregate merger consideration. Mr. Forsythe partially satisfied his contribution obligation by contributing all of his shares, and causing his affiliates to contribute all of their shares of our common stock to Open Wheel on September 26, 2003, as was required under the Contribution Agreement.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

         Gerald R. Forsythe is one of the indirect owners of Open Wheel. Prior to contributing all of his shares of our common stock to Open Wheel on September 26, 2003, Mr. Forsythe and his affiliates directly owned 3,377,400 shares of our common stock, representing approximately 22.95% of our outstanding common stock as of [ ], 2003. Due to this ownership, the members of the Open Wheel Group might be deemed to be affiliated stockholders of Championship. Notwithstanding Mr. Forsythe's substantial share ownership, Mr. Forsythe has not been a member of our board of directors since October 2001, and our board of directors believes he was not in a position to influence, and did not influence, our board's consideration of and decision to pursue the transaction with Open Wheel. Therefore, we concluded that despite the possibility that the members of the Open Wheel Group might be deemed our affiliates, it was not necessary to make any provisions in connection with the merger to grant unaffiliated stockholders access to Championship's, Open Wheel's or Acquisition Corp.'s non-publicly disclosed information, or to obtain counsel or appraisal services solely for unaffiliated stockholders at Championship's expense or the expense of Open Wheel or Acquisition Corp. We did, however, agree with Open Wheel that the merger should be conditioned upon receipt of the unaffiliated stockholder approval.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO CHAMPIONSHIP'S STOCKHOLDERS

         The following is a summary of the material United States Federal income tax consequences of the merger that are generally applicable to our stockholders whose shares are exchanged for cash in the merger. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, and existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effects. The discussion does not purport to consider all aspects of United States Federal income taxation that might be relevant to our stockholders. The discussion applies only to stockholders in whose hands shares of our common stock are capital assets within the meaning of Section 1221 of the Code. This summary does not apply to certain types of our stockholders subject to special rules, such as insurance companies, financial institutions, dealers in securities or currencies, tax-exempt organizations, holders of our shares who hold such shares as part of a position in a straddle, or as part of a hedging, conversion or other integrated transaction, stockholders who have a functional currency other than the U.S. dollar, S corporations, small business investment companies, real estate investment trusts, or traders who use a mark-to-market method of accounting for their securities holdings. In addition, this discussion does not apply to shares of our common stock received pursuant to the exercise of employee stock options or otherwise as compensation. This discussion does not discuss the United States Federal income tax consequences of the merger to any stockholder who, for United States Federal income tax purposes, is a United States expatriate, a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax or any United States Federal tax other than income tax.

         The exchange of shares of common stock for cash pursuant to the merger will be a taxable sale of shares for United States Federal income tax purposes. In general, a stockholder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States Federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares exchanged for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such shares of common stock is more than one year at the time of completion of the merger. Certain limitations apply to the use of a stockholder's capital losses. The amount and character of gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger.

INFORMATION REPORTING AND BACKUP TAX WITHHOLDING

         Under the "backup withholding" provisions of United States Federal income tax law, the paying agent for the merger may be required to withhold and pay over to the Internal Revenue Service, referred to in this proxy statement as the IRS, a portion of the amount of any payments you receive in connection with the merger unless you (1) provide a correct taxpayer identification number (which, if you are an individual, is your Social Security number) and any other required information to the paying agent, or (2) are a corporation or come within certain exempt categories and, when required, demonstrate this fact and otherwise comply with applicable requirements of the backup withholding rules. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Any amount withheld as backup withholding does not constitute an additional tax and will be creditable against your United States Federal income tax liability. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

         If you are a United States person (as defined for United States Federal income tax purposes), you may prevent backup withholding by completing the IRS Form W-9 that will be included with the letter of transmittal mailed to you by the paying agent and submitting the completed IRS Form W-9 to the paying agent when you submit your stock certificate(s) following the completion of the merger. Foreign stockholders should complete and sign the appropriate IRS Form W-8 (a copy of which may be obtained from the paying agent) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which IRS Form W-8 is appropriate. Please see the instructions in the letter of transmittal for more details.

         BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX CONSEQUENCES OF THE MERGER ON THE STOCKHOLDER IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND ANY STATE, LOCAL AND FOREIGN TAX LAWS AND OF THE POSSIBILITY AND RELEVANCE OF CHANGES IN SUCH LAWS.

APPRAISAL RIGHTS

         Under Delaware law, if (1) you properly make a demand for appraisal in writing prior to the vote taken at the special meeting and (2) your shares are not voted in favor of the merger agreement, you will be entitled to exercise appraisal rights under Section 262 of the General Corporation Law of the State of Delaware. If you perfect your appraisal rights in accordance with Delaware law, you will not receive the merger consideration. Instead, after completion of the merger, a court will determine the fair value of your shares exclusive of any value arising from the completion or expectation of the merger (including as a result of any new capital that may become available to Championship as a result of the merger). Appraisal rights will not be available if the merger is not completed for any reason.

         Section 262 is reprinted in its entirety as Annex E to this proxy statement. The following discussion summarizes the material provisions of Delaware law relating to appraisal rights and is qualified in its entirety by reference to Annex E. You should review this discussion and Annex E carefully if you wish to exercise statutory appraisal rights or you wish to preserve the right to do so. Failure to strictly comply with the procedures set forth in
Section 262 will result in the loss of your appraisal rights.

         If you:

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

     - make the written demand described below with respect to your shares prior to the vote at the special meeting;

     - are continuously the record holder of your shares from the date of making the demand through the completion of the merger;

     -   otherwise comply with the statutory requirements of Section 262; and

     - neither vote in favor of the merger agreement nor consent to the merger agreement in writing, and if a proper petition is filed with the Delaware Court of Chancery, as described below, you will be entitled to an appraisal by the Delaware Court of Chancery of the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.

         Although the Delaware courts have not endorsed any particular valuation methodology for determining what constitutes "fair value" of a corporation's stock, several types of analyses have regularly been used in appraisal proceedings. Among these have been analyses based on discounted cash flow, comparable companies and comparable transactions. A court's assessment of "fair value" of Championship shares may be higher or lower than that determined by these analyses or the per share merger consideration.

         Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, Championship must notify you that appraisal rights are available not less than 20 days prior to the meeting and include in the notice a copy of Section 262. This proxy statement constitutes your notice of your appraisal rights, and the applicable statutory provisions are attached to this proxy statement as Annex E.

         If you desire to exercise your appraisal rights, you must not vote in favor of the merger agreement and you must deliver a separate written demand for appraisal to Championship prior to the vote at the special meeting. If you sign and return a proxy without expressly directing, by checking the applicable box on the enclosed proxy card, that your shares be voted against the proposal or that an abstention be registered with respect to your shares in connection with the proposal, you effectively will have waived your appraisal rights as to those shares. This is because, in the absence of express contrary instructions, your shares will be voted in favor of the proposal. See "Introduction--Voting and Revocation of Proxies." Accordingly, if you desire to perfect appraisal rights with respect to any of your shares, you must, as one of the procedural steps involved in perfection, either (1) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to adopt the merger agreement or (2) check either the "Against" or the "Abstain" box next to the proposal on the proxy card or affirmatively vote in person against the proposal or register in person an abstention with respect to the proposal.

         Only a holder of record is entitled to assert appraisal rights for the shares of Championship common stock registered in that holder's name. A demand for appraisal must be executed by or on behalf of the holder of record and must reasonably inform Championship of the holder's identity and that the holder of record intends to demand appraisal of the holder's shares. If you have a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, you must act promptly to cause the record holder to follow properly and in a timely manner the procedures to perfect appraisal rights, and your demand must be executed by or for the record owner. If your shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal. However, the agent must identify the record owner(s) and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner(s).

         A record owner, such as a broker, fiduciary or other nominee, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all of the beneficial owners of shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares in the name of the record owner.

         If you elect to exercise appraisal rights, you should deliver your written demand to: Championship Auto Racing Teams, Inc., 5350 Lakeview Parkway South Dr., Indianapolis, Indiana 46268, Attention: Secretary.

         The written demand for appraisal should specify your name and mailing address, the number of shares you own and that you are demanding appraisal of your shares. A proxy or vote against the merger agreement will not by itself constitute a demand. Within 10 days after the completion of the merger, the surviving corporation must provide notice of the completion of the merger to you if you have complied with Section 262.

         Within 120 days after the completion of the merger, either Championship or you, if you have complied with the required conditions of Section 262 and are otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders demanding an appraisal. Championship does not have any present intention to file this petition in the event that a stockholder makes a written demand for appraisal. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262. If you file a petition, you must serve a copy on Championship. If appraisal rights are available and if you have complied with the applicable provisions of Section 262, within 120 days after the completion of the merger, you will be entitled, upon written request, to receive from Championship a statement setting forth the aggregate number of shares not voting in favor of the merger agreement and with respect to which Championship received demands for appraisal, and the aggregate number of holders of those shares. This statement must be mailed within 10 days after the surviving corporation has received the written request for the statement or within 10 days after the expiration of the period for delivery of demands for appraisal rights, whichever is later.

         If a petition for an appraisal is timely filed by a holder of Championship shares and a copy is served upon the surviving corporation, Championship will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares have not been reached. After notice to those stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with
Section 262 and who have become entitled to appraisal rights. If you have demanded an appraisal, the Delaware Court of Chancery may require you to submit your stock certificates to the Delaware Register in Chancery for notation on the stock certificates of the pendency of the appraisal proceeding. If you fail to comply with this direction, the Delaware Court of Chancery may dismiss the proceedings as to you. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares owned by stockholders demanding an appraisal, determining the "fair value" of those shares, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The Delaware Court of Chancery's appraisal may be more than, less than or equal to the per share merger consideration. You should be aware that investment advisors' opinions as to fairness, from a financial point of view, are not opinions as to "fair value" under Section 262. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In relevant case law, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court may consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on the future prospects of the merged corporation. The Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

         The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Championship common stock have been appraised. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder who has demanded an appraisal, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to an appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

         If you have demanded appraisal in compliance with Section 262, you will not, after the completion of the merger, be entitled to vote for any purpose any shares subject to your demand or to receive payment of dividends or other distributions on your shares, except for dividends or distributions payable to holders of record as of a date prior to the completion of the merger.

         If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the completion of the merger, your rights to appraisal will cease. You may withdraw your demand for appraisal by delivering to Championship a written withdrawal of your demand for appraisal and an acceptance of the merger. However, (1) any attempt to withdraw a demand for appraisal made more than 60 days after the completion of the merger will require written approval of Championship and (2) no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

         If you fail to comply fully with the statutory procedure set forth in
Section 262, you will forfeit your rights of appraisal and will be entitled to receive the per share merger consideration for each share of our common stock that you own. Consequently, any stockholder wishing to exercise appraisal rights should contact legal counsel before attempting to exercise these rights.

REGULATORY MATTERS

         No federal or state regulatory requirements must be satisfied or approvals obtained in connection with the merger.

                              THE MERGER AGREEMENT

         The following is a summary of the material provisions of the merger agreement. This description is qualified in its entirety by reference to the merger agreement itself, a copy of which is attached as Annex A to this document. You should read the merger agreement in its entirety because it is the primary legal document that governs the merger.

COMPLETION OF THE MERGER

         The merger agreement provides that, following the adoption of the merger agreement by our stockholders and the satisfaction or waiver of the other conditions to the merger, Acquisition Corp. will be merged with and into Championship and Championship will be the surviving corporation. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware or at a later time agreed to by the parties and specified in the certificate of merger.

         While we anticipate that the merger will be completed during the fourth quarter of 2003, we cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived. We intend to complete the merger as promptly as practicable subject to receipt of the requisite stockholder approvals.

CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

         In the merger, the certificate of incorporation of the surviving corporation will be amended at the completion of the merger in accordance with the terms of the merger agreement. The by-laws of Acquisition Corp. immediately prior to the completion of the merger will be the by-laws of the surviving corporation. Also, the directors and officers of Acquisition Corp. immediately prior to the completion of the merger will be the directors and officers, respectively, of the surviving corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

MERGER CONSIDERATION

         At the completion of the merger, each issued and outstanding share of our common stock, other than shares owned by Open Wheel or Acquisition Corp., all of which will be canceled without consideration, or shares owned by holders that validly demand appraisal of their shares in accordance with Delaware law and do not withdraw their demand or otherwise forfeit their appraisal rights, will be converted into the right to receive the amount of cash, without interest and rounded down to the nearest cent, equal to: (1) $8,242,156, divided by (2) the aggregate number of shares of our common stock outstanding immediately prior to the completion of the merger. Based on 14,718,134 shares of our common stock
outstanding on [   ], 2003 (which we will not take any action to increase while this transaction is pending), the per share merger consideration would be $0.56. At the completion of the merger, each holder of a certificate representing shares of our common stock will cease to have any voting or other rights with respect to those shares, except the right to receive the per share merger consideration.

         Prior to the completion of the merger, Open Wheel will designate a bank or trust company reasonably acceptable to us to act as paying agent for the payment of the merger consideration. Immediately following the completion of the merger, Open Wheel will deliver to the paying agent funds necessary for the payment of the aggregate merger consideration. As promptly as practicable after the completion of the merger, the paying agent will mail a letter of transmittal to you. The letter of transmittal will tell you how to surrender your Championship common stock certificates in exchange for the per share merger consideration. Please do not send your Championship common stock certificates now. You should send them only in compliance with the instructions that will be provided in the letter of transmittal. Holders who surrender their certificates to the paying agent, together with a properly completed letter of transmittal, will receive the per share merger consideration for each share of common stock represented by the certificates surrendered. In all cases, the per share merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and the letter of transmittal.

         Holders of common stock whose certificates are lost, stolen or destroyed will be required to make an affidavit identifying the certificate or certificates as lost, stolen or destroyed and, if required by Open Wheel, to post a bond in a reasonable amount as directed by Open Wheel to indemnify against any claim that may be made against Open Wheel with respect to the certificates.

         None of Open Wheel, Acquisition Corp., us or the paying agent will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

STOCK OPTIONS

         We have agreed to take such action as may be required to terminate any outstanding options to purchase our common stock prior to the completion of the merger. The termination of all such options is a condition to Open Wheel's and Acquisition Corp.'s obligations to complete the merger. As of the date of this proxy statement, all holders of outstanding options to purchase our common stock have entered into option termination agreements pursuant to which their options will terminate immediately prior to the completion of the merger.

CONDITIONS TO THE MERGER

         Conditions to Each Party's Obligation to Complete the Merger. Each party's obligation to complete the merger is subject to the satisfaction or waiver on or prior to the closing date of the merger of the following conditions:

         - as required under Delaware law, the merger agreement must be adopted by the affirmative vote of holders of a majority of shares of our common stock outstanding and entitled to vote at the special meeting;

         - the merger must be approved by the holders of a majority of shares of our common stock that are voted "for" or "against" approval at the special meeting and are not held by Open Wheel or its affiliates; and

         - there must be no temporary restraining order, injunction or law preventing the completion of the merger or preventing Open Wheel from either owning our common stock or operating any material part of our business following completion of the merger.

         Conditions to Obligations of Open Wheel and Acquisition Corp. to Complete the Merger. The obligations of Open Wheel and Acquisition Corp. to complete the merger are further subject to the satisfaction or waiver on or prior to the closing date of the merger of the following additional conditions:

         - our representations and warranties in the merger agreement must be true and correct in all material respects;

         - we must have performed in all material respects all material obligations required to be performed by us and complied in all material respects with our material agreements and covenants, in each case under the merger agreement;

         - we must have furnished a certificate signed by our chief executive officer certifying compliance with the conditions summarized in the previous two bullet points;

         - no more than 16% of shares of our common stock outstanding immediately prior to the completion of the merger shall be shares held by persons who validly demand appraisal of their shares in accordance with Delaware law and do not withdraw their demand or otherwise forfeit their appraisal rights;

         - other than pending suits, actions or proceedings as disclosed on the disclosure letter delivered to Open Wheel, any pending or threatened suits, actions or proceedings by Open Wheel, Acquisition Corp. or any of their affiliates, or any derivative suit, action or proceeding in Delaware that under applicable and controlling law would expire, or with respect to which all plaintiffs would lose standing, at the completion of the merger, the absence of pending or threatened suits, actions or proceedings advancing non-frivolous claims against Open Wheel, Acquisition Corp., us or any of our subsidiaries:

                  - that Open Wheel reasonably believes would not be covered by Championship's existing insurance policies unless the damages sought that are not covered by such insurance policies (in Open Wheel's reasonable judgment) would not exceed an aggregate amount of $250,000 for such suits, actions or proceedings, or

                  - seeking any equitable relief preventing the consummation of the merger (provided that such action, suit or proceeding seeking to prevent consummation of the merger is pending), preventing Open Wheel from owning shares of our common stock or preventing Open Wheel from operating any material part of our business;

         - the by-laws of our subsidiary, CART, Inc., must have been amended to disband the Franchise Board and to provide for the management of CART, Inc. by a board of directors to be elected by us;

         - each holder of any outstanding stock option must have agreed to surrender that option;

         - we must be able to pay our debts as and when such debts become due and no bankruptcy petition seeking to commence a bankruptcy case shall have been filed or be pending, unless such bankruptcy petition (if it is involuntary) is dismissed prior to the consummation of the merger and in no event later than 60 days of its filing; and

         - a material adverse effect with respect to Championship must not have occurred.

         As defined in the merger agreement, "material adverse effect" means (1) any state of facts, change, development, effect, condition or occurrence that is material and adverse to our and our subsidiaries', taken as a whole, business, financial condition or results of operations, or that materially impair our ability to perform our obligations under the merger agreement or to complete the merger, or (2) any material adverse change in our relationship with the teams participating in the CART racing series taken as a whole (provided that any net decrease in the number of teams during the period between September 10, 2003 and the closing of the merger will be considered a material adverse change in our relationship with the teams taken as a whole), other than, in each case, any state of facts, change, development, effect, condition or occurrence that:

         - is disclosed in the disclosure letter delivered to Open Wheel or otherwise disclosed in writing to Open Wheel prior to 5:00 p.m. New York City time on September 15, 2003; or

         -        arises out of or relates to:

                  - the economy, political conditions or the securities markets in general,

                  - actions taken at Open Wheel's request or with its consent,

                  - the failure to take actions prohibited by the merger agreement or with respect to which Open Wheel refused to provide its consent,

                  - the announcement or existence of the transactions contemplated by the merger agreement,

                  - the industry in which we operate and not specifically related to us,

                  - sponsors or sponsorships or the venues at which we or any of our subsidiaries conducts or plans to conduct races or

                  -    changes in the market price of our common stock.

         Conditions to our Obligation to Complete the Merger. Our obligation to complete the merger is further subject to the satisfaction or waiver on or prior to the closing date of the merger of the following additional conditions:

         - Open Wheel's and Acquisition Corp.'s representations and warranties in the merger agreement must be true and correct in all material respects; and

         - Open Wheel and Acquisition Corp. must have performed in all material respects all material obligations required to be performed by them and complied in all material respects with their material agreements and covenants, in each case under the merger agreement.

ALTERNATIVE ACQUISITION PROPOSALS

         We have agreed that we will not, and will not permit our subsidiaries to, nor shall we authorize any officer, director or employee of ours or any of our subsidiaries, or any investment banker, attorney or representative of ours or our subsidiaries to, enter into any agreement with respect to any proposal for an alternative merger or other business combination or other acquisition of over 20% of our stock or assets (any such proposal referred to in this proxy statement as an alternative acquisition proposal), except as described below under "-- Right to Accept a Superior Proposal" and except for a confidentiality agreement. We have also agreed that, prior to obtaining the stockholder approvals, we may, pursuant to a confidentiality agreement, provide to any person or entity information with respect to an alternative acquisition proposal. We must promptly advise Open Wheel orally and in writing of any alternative acquisition proposal or related inquiry, the identity of the person or entity making such proposal or inquiry and the material terms of such proposal or inquiry. We must also keep Open Wheel informed of the status (including any change to the material terms) of any such alternative acquisition proposal or related inquiry.

         In addition, we have agreed that our board of directors may not, except as described below under "-- Right to Accept a Superior Proposal":

         - withdraw or modify in a manner adverse to Open Wheel, or propose publicly to withdraw or modify in a manner adverse to Open Wheel, its recommendation of the merger agreement unless it determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties;

         - without Open Wheel's written approval, amend Championship's stockholder rights agreement, redeem the rights issued under the rights agreement or take any action with respect to, or make any determination under, the rights agreement, in each case unless it determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties;

         - approve any agreement relating to an alternative acquisition proposal (other than a confidentiality agreement); or

         - approve or recommend, or propose publicly to approve or recommend, any alternative acquisition proposal.

STOCKHOLDER RIGHTS AGREEMENT

         As required by the merger agreement, on September 10, 2003 we amended our stockholder rights agreement with Wells Fargo Minnesota, N.A., as rights agent, to ensure that (a) neither Open Wheel nor any of its "affiliates" or "associates" is or will become an "acquiring person," as those terms are defined in the rights agreement, (b) no "distribution date" or "shares acquisition date," as those terms are defined in the rights agreement, has occurred or will occur by reason of the merger agreement and (c) all rights will expire immediately prior to the completion of the merger.

RIGHT TO ACCEPT A SUPERIOR PROPOSAL

         If, prior to obtaining the stockholder approvals, our board of directors receives a proposal for an alternative merger or other acquisition of over 50% of our stock or all or substantially all of our assets that our board of directors determines in good faith, after consultation with its financial advisor, is more favorable to our stockholders than the transactions contemplated by the merger agreement, taking into account all the terms and conditions of such proposal (any such proposal is referred to in this proxy statement as a superior takeover proposal), then our board of directors may, having first complied with the notification requirements summarized above under "-- Alternative Acquisition Proposals" and taken into account any revised proposal from Open Wheel, after three business days approve and recommend such superior takeover proposal and cause the merger agreement to be terminated and enter into a definitive agreement with respect to such superior takeover proposal. If we terminate the merger agreement and enter into a definitive agreement with respect to a superior takeover proposal, we will be required to pay a termination fee of $350,000 to Open Wheel.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains representations and warranties with respect to us and our subsidiaries relating to, among other things:

         -        organization, standing and power;

         -        subsidiaries and equity interests;

         -        capital structure;

         - the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

         - the absence of any conflict with, violation of, or default under, organizational documents, contracts, judgments, orders, laws or regulations as a result of entering into the merger agreement or completing the merger;

         - the consents we are required to obtain and the filings we are required to make in connection with entering into the merger agreement and the transactions contemplated by the merger agreement;

         - the accuracy and completeness of the information contained in the reports and financial statements that we file with the SEC, and the compliance of our SEC filings with applicable requirements of Federal securities laws;

         - the accuracy and completeness of this proxy statement and our Transaction Statement on Schedule 13E-3 at the time they are filed with the SEC and, in the case of this proxy statement, mailed to our stockholders and the compliance of our SEC filings in connection with the merger with applicable requirements of Federal securities laws;

         - the conduct of our business, and the absence of a material adverse effect (as defined above under "-- Conditions to the Merger"), since December 31, 2002;

         - the absence, since December 31, 2002, of specified types of distributions, changes in benefits or compensation, accounting changes or changes in tax elections;

         - our material contracts and the absence of our material violation of or material default under such contracts;

         - tax, employee benefit plan, environmental, intellectual property, property, labor and insurance matters;

         -        the absence of litigation;

         -        compliance with applicable laws;

         -        the absence of undisclosed broker's fees; and

         -        the receipt by us of an opinion from our financial advisor.

         The merger agreement contains representations and warranties by Open Wheel and Acquisition Corp. relating to, among other things:

         -        organization, standing and power;

         -        the capital structure of Acquisition Corp.;

         - the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

         - the absence of any conflict with, violation of, or default under, organizational documents, contracts, judgments, orders, laws or regulations as a result of entering into the merger agreement or completing the merger;

         - the consents Open Wheel and Acquisition Corp. are required to obtain and the filings Open Wheel and Acquisition Corp. are required to make in connection with entering into the merger agreement and the transactions contemplated by the merger agreement;

         - the accuracy and completeness of the information supplied for inclusion in this proxy statement;

         - the accuracy and completeness of the information contained in their Transaction Statement on Schedule 13E-3 and the compliance of the Schedule 13E-3 with applicable requirements of Federal securities laws;

         -        the absence of undisclosed broker's fees;

         - the sufficiency of funds available to Open Wheel to pay the merger consideration and the contribution by Mr. Gerald R. Forsythe and his affiliates of all of their shares of our common stock to Open Wheel; and

         - other than as specifically disclosed, the absence of beneficial ownership of our common stock by Open Wheel, Acquisition Corp. and their affiliates.

COVENANTS RELATING TO THE CONDUCT OF OUR BUSINESS

         Except for matters set forth in the disclosure letter delivered to Open Wheel pursuant to the merger agreement or as otherwise contemplated by the merger agreement, until the completion of the merger we have agreed that we will (and will cause our subsidiaries to) conduct our business in light of the existing circumstances in the ordinary course, including operating in compliance with law and making all required filings with the SEC. In addition, we have agreed that we will not (and will not permit any of our subsidiaries to) take any of the following actions, except as expressly contemplated by the merger agreement or disclosed to Open Wheel in the disclosure letter, without Open Wheel's prior written consent (such consent not to be unreasonably withheld, delayed or conditioned):

         - declare, set aside or pay any dividends on, or make any other distributions in respect of, any of our capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of Championship to its parent;

         - split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock;

         - purchase, redeem or otherwise acquire any shares of our capital stock or any other securities or any options, calls, warrants or rights to acquire any such shares or other securities;

         - except for certain permitted issuances, issue, deliver, sell or grant any shares of our capital stock, any other voting securities, any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities, or "phantom" stock rights, stock appreciation rights or stock based performance units;

         - amend our or any of our subsidiaries' certificate of incorporation, by-laws or other comparable organizational documents;

         - acquire or agree to acquire by merger or otherwise any business, business organization, or division thereof, or any assets, other than purchases in the ordinary course of business consistent with prior practice;

         - make any change in accounting methods, principles or practices materially affecting our reported consolidated assets, liabilities or results of operations, except for any such change required by generally accepted accounting principles or applicable law;

         - sell, lease, license or otherwise dispose of, or subject to any encumbrance, pledge or security interest, any material properties or assets, except sales of assets or licensing transactions in the ordinary course of business consistent with prior practice;

         - incur or guarantee any indebtedness for borrowed money, or issue or sell any debt securities or warrants or rights to acquire any debt securities, except for indebtedness for borrowed money that (together with all other indebtedness for borrowed money) does not exceed an aggregate principal amount of $2,000,000;

         - make any loans or capital contributions to, or investments in, any other person, other than to or in Championship or any direct or indirect wholly owned subsidiary of Championship;

         - make or agree to make any new capital expenditure or expenditures that, individually or in the aggregate, are in excess of $50,000;

         - make any election with respect to taxes or settle or compromise any material tax liability or refund;

         -        grant to any director or executive officer:

                  - any increase in cash compensation, except increases in the ordinary course of business of not more than 2% per annum or increases required under employment agreements in effect as of the date of the merger agreement, or

                  - any increase in severance or termination pay, except increases required under any employment, severance or termination agreements in effect as of the date of the merger agreement;

         - enter into any employment, severance, termination or other agreement with any director or executive officer;

         - adopt or amend in any material respect any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director;

         -        enter into, modify or terminate any material contract;

         - enter into, modify or terminate any sponsorship or promoter contract;

         - enter into, modify or terminate any contract with any of our affiliates or subsidiaries; or

         - authorize any of, or commit or agree to take any of, the foregoing actions.

REASONABLE BEST EFFORTS

         We and Open Wheel have agreed that each of us will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to complete and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including:

         - obtaining any necessary actions or nonactions, consents and waivers from governmental entities and making all necessary registrations and filings and taking all reasonable steps as may be necessary to obtain a consent or waiver from, or to avoid an action or proceeding by, any governmental entity;

         - in our case, obtaining all necessary consents or waivers from third parties;

         - in our case, defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the completion of any of the transactions contemplated by the merger agreement, including seeking to have any stay, order or injunction entered by any court or other governmental entity vacated or reversed;

         - in our case, taking all action necessary to ensure that no state takeover statute or similar statute or regulation applies or becomes applicable to the merger, and if such a statute or regulation becomes applicable, to minimize its effect on the merger; and

         - executing and delivering any additional instruments necessary to complete the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

         Open Wheel has agreed to cooperate with us at our request in connection with the matters described in the second and third bullet points above.

DIRECTORS' AND OFFICERS' INDEMNIFICATION

         The merger agreement provides that the surviving corporation (or any successor entity) in the merger will honor all of our obligations to indemnify our current or former directors and officers for acts or omissions occurring prior to the completion of the merger to the extent that such obligations exist on the date of the merger agreement, whether pursuant to our charter, our by-laws or otherwise, and such obligations will survive the merger and will continue in full force and effect in accordance with the terms of our charter and by-laws from the completion of the merger until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

         The merger agreement further provides that from the completion of the merger until May 15, 2004, the surviving corporation in the merger will maintain or cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by us with respect to claims arising from or related to facts or events that occurred at or before the completion of the merger. Prior to the completion of the merger, we may obtain "tail" coverage with respect to such policies providing continuing insurance for claims made after May 15, 2004 arising from or related to facts or events which occurred at or before the completion of the merger, provided that we may not pay more than $500,000 with respect to premiums for such coverage. In the event that we do not obtain such tail coverage before the completion of the merger, Open Wheel or the surviving corporation in the merger will be required to obtain such tail coverage, subject to the $500,000 limitation described above.

OTHER COVENANTS

         The merger agreement also contains other covenants relating to the special meeting, this proxy statement and the associated Schedule 13E-3, access to information, confidentiality and public announcements.

FEES AND EXPENSES

         General. The merger agreement provides that all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is completed.

         Fees and Expenses of the Merger. The estimated fees and expenses in connection with the merger are set forth in the table below:

Championship Financial Advisor Fees                               $1,500,000
Championship Legal, Accounting and Other Professional Fees        $1,740,000
Open Wheel Financial Advisor Fees                                 $  275,000
Open Wheel Legal, Accounting and Other Professional Fees          $ [      ]
Printing, Proxy Solicitation and Mailing Costs                    $   60,450
Filing Fees                                                       $      667
Paying Agent Fees                                                 $ [      ]
Miscellaneous                                                     $ [      ]
                                                                  ----------

         Total                                                    $ [      ]
                                                                  ==========

         Termination Fee. We are required to pay a termination fee of $350,000 to Open Wheel if:

         - we terminate the merger agreement because our board of directors receives and accepts a superior takeover proposal as described above under "-- Right to Accept a Superior Proposal";

         -        Open Wheel terminates the merger agreement because

                  - our board of directors withdraws or adversely modifies (or refuses, after request from Open Wheel, to affirm) its recommendation of the merger agreement to our stockholders, or proposes publicly to do so,

                  - without Open Wheel's written approval, our board of directors amends our stockholder rights agreement, redeems the rights issued under our rights agreement or takes any action with respect to, or makes any determination under, our rights agreement to comply with its fiduciary duties and, as a result of such amendment, redemption, action or determination, any person other than Open Wheel and its affiliates is permitted to hold more than 15% of our outstanding common stock or

                  - we enter into any definitive agreement to implement an alternative acquisition proposal; or

         - after the date of the merger agreement, any person or entity makes an alternative acquisition proposal, the merger agreement is terminated because the merger has not occurred on or before February 15, 2004 and we then complete an alternative merger or business combination or acquisition of over 40% of our stock or assets within 12 months after the termination of the merger agreement.

TERMINATION OF THE MERGER AGREEMENT

         The merger agreement may be terminated:

         -        by mutual written consent of Open Wheel and us;

         - by Open Wheel or us if the merger does not occur on or before the later of February 15, 2004 and the date which is 61 days from the date of any filing of an involuntary bankruptcy petition with respect to us (a) that we reasonably expect will be dismissed, (b) which we are using our best efforts to have dismissed and (c) that is filed prior to February 15, 2004, unless such failure to complete the merger is the result of a material breach of the merger agreement by the party seeking to terminate the merger agreement;

         - by Open Wheel or us if a final and nonappealable order or injunction issued by a governmental entity prohibits the merger, unless such order or injunction is the result of a material breach of the merger agreement by the party seeking to terminate the merger agreement;

         - by Open Wheel or us if either of the stockholder approvals described above under "Summary Term Sheet -- The Special Meeting" is not obtained at a Championship stockholder meeting called for that purpose;

         - by Open Wheel if we breach or fail to perform in any material respect any of our representations, warranties or covenants, which breach or failure to perform (a) would give rise to a failure of a condition to which the obligations of Open Wheel and Acquisition Corp. are subject and (b) cannot be or has not been cured within 30 days, after the giving of written notice to us of the breach;

         - by Open Wheel if, prior to obtaining each of the stockholder approvals described above under "Summary Term Sheet -- The Special Meeting," (a) our board of directors withdraws or adversely modifies (or refuses, after request from Open Wheel, to affirm) its recommendation of the merger agreement to our stockholders, or proposes publicly to do so, (b) without obtaining the prior written approval of Open Wheel, our board of directors amends our rights agreement, redeems the rights issued under our rights agreement or takes any action with respect to, or makes any determination under, our rights agreement to comply with its fiduciary duties and, as a result of such amendment, redemption, action or determination, any person other than Open Wheel and its affiliates is permitted to hold more than 15% of our outstanding shares of common stock or (c) we enter into any definitive agreement to implement an alternative acquisition proposal;

         - by us if our board of directors exercises its right to accept a superior takeover proposal described above under "-- Right to Accept a Superior Proposal"; or

         - by us if Open Wheel or Acquisition Corp. breaches or fails to perform in any material respect any of its representations, warranties or covenants, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Open Wheel of the breach.

AMENDMENT

         The merger agreement may be amended only by a written instrument signed on behalf of each party. The merger agreement may be amended by the parties at any time, except that once stockholder approval of the merger agreement has been obtained, any amendment for which stockholder approval is required by law may not be made without that further approval having been obtained.

EXTENSION; WAIVER

         At any time prior to the completion of the merger, the parties may:

         - extend the time for performance of any of the obligations or other acts of the other parties;

         - waive any inaccuracies in the representations and warranties in the merger agreement or any document delivered under the merger agreement; or

         - waive compliance with any of the agreements or conditions contained in the merger agreement, except that once stockholder approval of the merger agreement has been obtained, any waiver for which stockholder approval is required by law may not be made without that further approval having been obtained.

                             CONTRIBUTION AGREEMENT

         The following is a summary of the material provisions of the Contribution Agreement, dated as of September 10, 2003, entered into between Kevin Kalkhoven, Paul Gentilozzi and Gerald R. Forsythe, on the one hand, and Championship, on the other hand. This description is qualified in its entirety by reference to the contribution agreement itself, a copy of which is attached as Annex B to this document.

         Under the contribution agreement, subject to us satisfying or Open Wheel waiving each of the conditions to the merger described under "The Merger Agreement -- Conditions to the Merger -- Conditions to Obligations of Open Wheel and Acquisition Corp. to Complete the Merger," each of Messrs. Kalkhoven, Gentilozzi and Forsythe has agreed to make or cause to be made to Open Wheel, prior to the completion of the merger, capital contributions in an aggregate amount sufficient to enable Open Wheel to deliver to the paying agent funds necessary for the payment of the merger consideration under the merger agreement.

         In addition, under the contribution agreement, Mr. Forsythe agreed to cause all shares of our common stock owned or controlled by him or any of his affiliates to be contributed to Open Wheel immediately prior to the record date for the special meeting, which he has already done.

         Under the contribution agreement, each of Messrs. Kalkhoven, Gentilozzi and Forsythe has also agreed to take all actions necessary to cause Open Wheel and Acquisition Corp. to:

- file with the SEC the Transaction Statement on Schedule 13E-3 in connection with the merger;

- cooperate with and assist us in connection with the filing of this proxy statement; and

- vote all shares of our common stock owned by them in favor of the adoption of the merger agreement at the special meeting.

                                  OTHER MATTERS

BENEFICIAL OWNERSHIP OF CHAMPIONSHIP COMMON STOCK

         The following table sets forth information as of [   ], 2003 regarding
the beneficial ownership of our common stock by any person, other than any of our directors and executive officers, known to us from our records and from reports filed with the SEC on Schedule 13D and/or 13G to be the beneficial owner of more than 5% of our common stock. Unless otherwise indicated, the owner has sole voting and investment power with respect to the shares indicated.

         NAME AND ADDRESS OF             AMOUNT AND NATURE OF              PERCENT
          BENEFICIAL OWNER               BENEFICIAL OWNERSHIP            OF CLASS(9)
------------------------------------     --------------------            -----------
Open Wheel Racing Series LLC (1)              3,377,400                     22.95%
275 Middlefield Road, Second Floor
Menlo Park, CA 94025

Kevin Kalkhoven (1)(2)                        3,377,400                     22.95%
21st Century Racing Holdings LLC
275 Middlefield Road
Menlo Park, CA 94025

Paul Gentilozzi (1)(3)                        3,377,400                     22.95%
Big Bang Racing LLC
201 N. Washington Square
Suite 900
Lansing, MI 48933

Gerald R. Forsythe (1)(4)                     3,377,400                     22.95%
Willis Capital, L.L.C.
1111 South Willis Avenue
Wheeling, IL  60090

FMR Corp. (5)                                 1,471,600                      9.99%
Edward C. Johnson, III
Abigail P. Johnson
82 Devonshire Street
Boston, MA  02109

Jonathan P. Vannini (6)                       1,255,000                      8.53%
828 Irwin Drive
Hillsborough, CA 94010

Fuller & Thaler Asset Management,             1,145,500                      7.78%
Inc. (7)
Russell J. Fuller
411 Borel Avenue, Suite 402
San Mateo, CA 94402

Weatons Holdings Limited (8)                    920,900                      6.26%
17485 McLaren Road, Caledon Ontario
Canada L0N 1C0

------------------
(1) These shares are subject to the voting agreements described under "Certain Relationships Between the Open Wheel Group and Championship-Gerald R. Forsythe - Forsythe Voting Agreements."

(2) Kevin Kalkhoven and 21st Century Racing Holdings LLC are the beneficial owners of these shares, which are beneficially owned by Open Wheel.

(3) Paul Gentilozzi and Big Bang Racing LLC are the beneficial owners of these shares, which are beneficially owned by Open Wheel.

(4) Gerald Forsythe and Willis Capital, L.L.C. are the beneficial owners of these shares, which are beneficially owned by Open Wheel.

(5) According to the Schedule 13G that was filed by FMR Corp. with the SEC on February 13, 2003.

(6) According to the Schedule 13D/A that was filed by Mr. Vannini with the SEC on November 29, 2001.

(7) According to the Schedule 13G that was filed by Fuller & Thaler Asset Management, Inc. with the SEC on February 13, 2003.

(8) According to the Schedule 13G filed by Weatons Holdings Limited with the SEC on August 15, 2003.

(9)      Based on 14,718,134 shares outstanding on [   ], 2003.

         The following table sets forth information regarding the beneficial ownership of our common stock by each of our directors, the named executive
officers and all directors and executive officers as a group as of [   ], 2003.
Unless otherwise indicated, the owner has sole voting and investment power with respect to the shares indicated (other than unissued securities, the ownership of which has been imputed to the owner).

              NAME OF                          AMOUNT AND NATURE OF               PERCENT
          BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP (1)          OF CLASS (2)
---------------------------------             ------------------------          ------------
Christopher R. Pook..............              173,333 Vested Options               1.18%

James F. Hardymon................               85,000 Vested Options                 *

James A. Henderson...............                1,000 Direct                         *
                                                25,000 Vested Options
Rafael A. Sanchez................               15,000 Vested Options                 *

Frederick T. Tucker..............               15,000 Vested Options                 *

David J. Clare...................                   25 Direct                         *

J. Carlisle Peet III.............                6,666 Vested Options                 *

Thomas L. Carter.................                3,000 Direct                         *
                                                58,333 Vested Options
Vicki O'Connor...................               22,500 Vested Options                 *

All current directors and                        4,025 Direct                       2.75%
executive officers as a group                  400,832 Vested Options
(9 persons)

------------------
*        Represents less than 1% of Championship's outstanding common stock.

(1) "Vested Options" are stock options that may be exercised as of December 31, 2002. Each of our directors and executive officers has entered into a stock option termination agreement pursuant to which their options will be terminated immediately prior to the completion of the merger.

(2)      Percentages are based upon 14,718,134 shares of common stock
         outstanding on [   ], 2003.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

         Our board of directors is not aware of any matters to be presented for action at the special meeting other than those described in this proxy statement and does not intend to bring any other matters before the special meeting. However, if other matters should properly come before the special meeting or any adjournment or postponement thereof, it is intended that the holders of proxies solicited hereby will vote on those matters in their discretion.

COMMON STOCK TRANSACTIONS INFORMATION

         The following table sets forth the total number of shares purchased by Gerald R. Forsythe and his affiliates since September 30, 2001 and, for each quarterly period since September 30, 2001, the total number of shares purchased by Mr. Forsythe and his affiliates (excluding the other members of Open Wheel), the range of prices paid for such shares and the average purchase price paid for such shares:

                                 NUMBER OF                                AVERAGE
                                  SHARES                                  PURCHASE
   QUARTER ENDED                 PURCHASED          RANGE OF PRICES        PRICE
   -------------                 ---------          ---------------        -----
December 31, 2001                  417,700           $12.45-$14.50       $   13.36
  March 31, 2002                        --                      --              --
  June 30, 2002                    272,500           $ 8.46-$14.03       $    9.39
September 30, 2002               1,172,400           $ 5.00              $    5.00
December 31, 2002                       --                      --              --
  March 31, 2003                   135,000           $ 3.60-$ 3.65       $    3.62
  June 30, 2003                         --                      --              --
September 30, 2003                      --                      --              --
                                 ---------
          Total                  1,997,600
                                 =========

         In addition, on September 26, 2003, Mr. Forsythe and his affiliates contributed all of their shares of our common stock to Open Wheel. This contribution satisfied a portion of Mr. Forsythe's obligation under the contribution agreement and under Open Wheel's operating agreement to contribute funds to Open Wheel, together with Messrs. Kalkhoven and Gentilozzi, in an aggregate amount sufficient to enable Open Wheel to pay the aggregate merger consideration. Accordingly, the valuation of the shares of our common stock contributed to Open Wheel by Mr. Forsythe and his affiliates was based on the per share merger consideration (which, based on 14,718,134 shares of our common
stock outstanding on [   ], 2003, would be $0.56 per share).

STOCKHOLDER PROPOSALS

         If the merger is completed, there will no longer be public stockholders of Championship or public participation in any future meetings of our stockholders. However, if the merger is not completed, we will hold a 2004 annual meeting of stockholders. In that event:

         - Rule 14a-8 under the Exchange Act requires that a stockholder proposal intended to be included in the proxy statement for the 2004 annual meeting be received at our executive offices no later than February 4, 2004. The proposal may be omitted from the annual meeting proxy statement if the submitting stockholder does not meet the applicable requirements under Rule 14a-8; and

         - stockholder proposals for new business or suggestions for nominees to the board of directors submitted outside of Rule 14a-8 must be delivered to our Secretary at our principal executive offices no later than April 18, 2004.

WHERE YOU CAN FIND MORE INFORMATION

         Championship is subject to the informational reporting requirements of the Exchange Act and, in accordance with the Exchange Act, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's regional office at 175 W. Jackson Blvd., Suite 900, Chicago, Illinois 60604. Copies of these materials can also be obtained from the Public Reference Room of the SEC at its Washington address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of these materials also may be accessed through the SEC's web site at www.sec.gov. Our common stock currently trades on the NYSE under the symbol "MPH." On October 6, 2003, however, the NYSE announced that our common stock will be suspended from trading prior to the opening of trading on October 13, 2003, or such earlier date as our common stock commences trading in another security marketplace or there is a material adverse development. We are currently seeking to have our common stock quoted on the OTC Bulletin Board.

         Championship and the Open Wheel Group have filed a Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The
Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

         If you would like to request documents from Championship, please do so at least 10 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

         You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

         This proxy statement is dated [   ], 2003. You should not assume that
the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

INFORMATION INCORPORATED BY REFERENCE

         We incorporate by reference into this proxy statement the following documents filed by Championship with the SEC:

         - Championship's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2002;

         - Championship's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003; and

         - Championship's Current Reports on Form 8-K dated May 6, 2003, June 16, 2003, July 23, 2003, August 11, 2003, August 18,
                  2003, August 19, 2003, August 21, 2003, August 24, 2003,
                  September 10, 2003, September 18, 2003, October 3, 2003 and October 6, 2003.

         Any references to Private Securities Litigation Reform Act in Championship's publicly-filed documents which are incorporated by reference in this proxy statement are specifically not incorporated by reference in this proxy statement. Championship's Form 10-K, Form 10-K/A, Forms 10-Q and Forms 8-K are not presented in this proxy statement or delivered with it, but are available, without exhibits, unless the exhibits are specifically incorporated by reference in this proxy statement, to any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, upon written or telephonic request directed to Championship Auto Racing Teams, Inc., 5350 Lakeview Parkway South Dr., Indianapolis, IN 46268, Attention: J. Carlisle Peet III.

ADDITIONAL INFORMATION

         To vote your shares of our common stock, please complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope. Please call D.F. King & Co., Inc. at (800) 431-9643 if you have any questions about this proxy statement or the merger or need assistance with the voting procedures.

         Requests for additional copies of this proxy statement or proxy cards should be directed to D.F. King & Co., Inc. at the following address or telephone number:

         48 Wall Street,
         New York, N.Y. 10005
         Attention: Kathleen Moffatt
         Telephone: (800) 431-9643

         If you would like to request additional documents from us, please do so
by [   ], 2003 in order to receive them before the special meeting.

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                         SPECIAL MEETING OF STOCKHOLDERS
                                  [   ], 2003

                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

                              FOLD AND DETACH HERE

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE SPECIAL MEETING OF STOCKHOLDERS ON [   ], 2003

         The undersigned hereby appoints Thomas L. Carter and J. Carlisle Peet III and each of them with the power of substitution and revocation, as attorneys and proxies to appear and vote all shares of Championship Auto Racing Teams, Inc. common stock held by the undersigned at the special meeting of stockholders
of Championship Auto Racing Teams, Inc. to be held on [   ], 2003 and at any and
all adjournments or postponements thereof, and the undersigned hereby instructs said proxies to vote as indicated on the matter referred to on the reverse side and described in the proxy statement for the meeting, and in accordance with their judgment on all other matters that may properly come before the meeting.

         All proxies will vote as specified on the reverse side. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL VOTE FOR THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER. To vote FOR the Board of Directors' recommendation, just sign and date the reverse side - no boxes need be checked.

           (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

[X] Please mark your votes as in this example.

THE BOARD OF DIRECTORS OF CHAMPIONSHIP AUTO RACING TEAMS, INC. RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING PROPOSAL:

         To adopt the Agreement and Plan of Merger, dated as of September 10, 2003, among Open Wheel Racing Series LLC, Open Wheel Acquisition Corporation, a wholly owned subsidiary of Open Wheel Racings Series LLC, and Championship Auto Racing Teams, Inc., pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.01 per share, of Championship Auto Racing Teams, Inc., other than those held by Open Wheel Racing Series LLC or Open Wheel Acquisition Corporation, or held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive the amount of cash, without interest, equal to: (1) $8,242,156, divided by (2) the total number of shares of our common stock outstanding immediately prior to the completion of the merger.

         FOR [ ]                    AGAINST [ ]                      ABSTAIN [ ]

                   Mark box at right if an address change [ ] or comment has been made and note at left.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

Note: Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally.

Signature:______________________                   Date:________________________

Signature:______________________                   Date:________________________

                                                                   ANNEX A


================================================================================

                          AGREEMENT AND PLAN OF MERGER

                         Dated as of September 10, 2003,

                                      among

                          OPEN WHEEL RACING SERIES LLC,

                       OPEN WHEEL ACQUISITION CORPORATION

                                       and

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

================================================================================

                                TABLE OF CONTENTS

                                                                                                          Page
                                    ARTICLE I

                                   The Merger

SECTION 1.01.  The Merger...............................................................................  A-1
SECTION 1.02.  Closing..................................................................................  A-2
SECTION 1.03.  Effective Time...........................................................................  A-2
SECTION 1.04.  Effects..................................................................................  A-3
SECTION 1.05.  Certificate of Incorporation and By-laws.................................................  A-3
SECTION 1.06.  Directors................................................................................  A-3
SECTION 1.07.  Officers.................................................................................  A-3

                                   ARTICLE II

               Effect on the Capital Stock of the Constituent Corporations; Exchange of Certificates

SECTION 2.01.  Effect on Capital Stock..................................................................  A-3
SECTION 2.02.  Exchange of Certificates.................................................................  A-5

                                   ARTICLE III

                  Representations and Warranties of the Company

SECTION 3.01.  Organization, Standing and Power.........................................................  A-8
SECTION 3.02.  Company Subsidiaries; Equity Interests...................................................  A-9
SECTION 3.03.  Capital Structure........................................................................ A-10
SECTION 3.04.  Authority; Execution and Delivery; Enforceability........................................ A-12
SECTION 3.05.  No Conflicts; Consents................................................................... A-13
SECTION 3.06.  SEC Documents; Undisclosed Liabilities................................................... A-15
SECTION 3.07.  Information Supplied..................................................................... A-16
SECTION 3.08.  Absence of Certain Changes or Events..................................................... A-17
SECTION 3.09.  Tax Matters.............................................................................. A-18
SECTION 3.10.  Absence of Changes in Benefit Plans...................................................... A-21
SECTION 3.11.  ERISA Compliance......................................................................... A-22
SECTION 3.12.  Litigation............................................................................... A-24
SECTION 3.13.  Compliance with Applicable Laws.......................................................... A-24

SECTION 3.14.  Environmental Matters.................................................................... A-24
SECTION 3.15.  Contracts................................................................................ A-25
SECTION 3.16.  Intellectual Property Matters............................................................ A-28
SECTION 3.17.  Brokers.................................................................................. A-30
SECTION 3.18.  Opinion of Financial Advisor............................................................. A-30
SECTION 3.19.  Insurance................................................................................ A-31
SECTION 3.20.  Title to Property........................................................................ A-32
SECTION 3.21.  Labor Matters............................................................................ A-32

                                   ARTICLE IV

                Representations and Warranties of Parent and Sub

SECTION 4.01.  Organization, Standing and Power......................................................... A-33
SECTION 4.02.  Sub...................................................................................... A-33
SECTION 4.03.  Authority; Execution and Delivery; Enforceability........................................ A-33
SECTION 4.04.  No Conflicts; Consents................................................................... A-34
SECTION 4.05.  Information Supplied..................................................................... A-35
SECTION 4.06.  Brokers.................................................................................. A-36
SECTION 4.07.  Financing................................................................................ A-36
SECTION 4.08.  Stock Ownership.......................................................................... A-36

                                    ARTICLE V

                    Covenants Relating to Conduct of Business

SECTION 5.01.  Conduct of Business by the Company....................................................... A-37
SECTION 5.02.  Company Takeover Proposals............................................................... A-41


                                   ARTICLE VI

                              Additional Agreements

SECTION 6.01.  Preparation of Proxy Statement; Stockholders Meeting..................................... A-43
SECTION 6.02.  Access to Information; Confidentiality................................................... A-45
SECTION 6.03.  Reasonable Best Efforts; Notification.................................................... A-46
SECTION 6.04.  Stock Options............................................................................ A-47
SECTION 6.05.  Indemnification.......................................................................... A-47
SECTION 6.06.  Fees and Expenses........................................................................ A-48
SECTION 6.07.  Public Announcements..................................................................... A-49
SECTION 6.08.  Transfer Taxes........................................................................... A-49

SECTION 6.09.  Rights Agreements; Consequences if Rights Triggered...................................... A-49
SECTION 6.10.  No Additional Representations............................................................ A-50

                                   ARTICLE VII

                              Conditions Precedent

SECTION 7.01.  Conditions to Each Party's Obligation To Effect The Merger............................... A-50
SECTION 7.02.  Conditions to Obligations of Parent and Sub.............................................. A-51
SECTION 7.03.  Conditions to Obligation of the Company.................................................. A-53
SECTION 7.04.  Frustration of Closing Conditions........................................................ A-53

                                  ARTICLE VIII

                        Termination, Amendment and Waiver

SECTION 8.01.  Termination.............................................................................. A-53
SECTION 8.02.  Effect of Termination.................................................................... A-56
SECTION 8.03.  Amendment................................................................................ A-56
SECTION 8.04.  Extension; Waiver........................................................................ A-56
SECTION 8.05.  Procedure for Termination, Amendment, Extension or Waiver................................ A-57

                                   ARTICLE IX

                               General Provisions

SECTION 9.01.  Nonsurvival of Representations and Warranties............................................ A-58
SECTION 9.02.  Notices.................................................................................. A-58
SECTION 9.03.  Definitions.............................................................................. A-59
SECTION 9.04.  Interpretation; Disclosure Letters....................................................... A-60
SECTION 9.05.  Severability............................................................................. A-61
SECTION 9.06.  Counterparts............................................................................. A-62
SECTION 9.07.  Entire Agreement; No Third-Party Beneficiaries........................................... A-62
SECTION 9.08.  Governing Law............................................................................ A-62
SECTION 9.09.  Assignment............................................................................... A-62
SECTION 9.10.  Enforcement; Waiver of Jury Trial........................................................ A-63

Exhibit A         Amended Certificate of Incorporation

                                    AGREEMENT AND PLAN OF MERGER dated as of
                           September 10, 2003 (this "Agreement"), among OPEN WHEEL RACING SERIES LLC, a Delaware limited liability company ("Parent"), OPEN WHEEL ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and CHAMPIONSHIP AUTO RACING TEAMS, INC., a Delaware corporation (the "Company").

                  WHEREAS the Boards of Directors of each of the Company and Sub has approved and declared advisable, and the Board of Managers of Parent has approved, this Agreement and the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), including the associated Company Rights (as defined in Section 3.03(a)), not owned by Parent, Sub or the Company, other than the Appraisal Shares (as defined in Section 2.01(d)), will be converted into the right to receive in cash the Per Share Merger Consideration (as defined in Section 2.01(c) below); and

                  WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   The Merger

                  SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. The Merger and the other transactions contemplated by this Agreement are referred to in this Agreement collectively as the "Transactions".

                  SECTION 1.02. Closing. The closing (the "Closing") of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m., New York City time, on the business day following the satisfaction (or, to the extent permitted by Law (as defined in Section 3.05(a)) waiver by the applicable party or parties of the conditions set forth in Article VII (other than those conditions that by their terms cannot be satisfied until the time of the Closing but subject to the satisfaction (or, to the extent permitted by Law, waiver by the applicable party or parties) of such conditions), or at such other place, time and date as Parent and the Company shall agree in writing; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied (or, to the extent permitted by applicable Law, waived by the applicable party or parties) on such business day, then the Closing shall take place on the first business day after the date on which all such conditions shall have been satisfied (or, to the extent permitted by applicable Law, waived by the applicable party or parties). The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

                  SECTION 1.03. Effective Time. Prior to the Closing, the Company shall prepare, and on the Closing Date or as soon as practicable thereafter the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger in form reasonably satisfactory to Parent (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

                  SECTION 1.04. Effects. The Merger shall have the effects set forth in the DGCL, including in Section 259 thereof.

                  SECTION 1.05. Certificate of Incorporation and By-laws. (a) The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit A (subject to Section 6.05).

                  (b) The by-laws of Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein (subject to Section 6.05) or by applicable Law.

                  SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  SECTION 1.07. Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                   ARTICLE II

                       Effect on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

                  SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

                  (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each issued and outstanding share of Company Capital Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor. Each issued and outstanding share of Company Capital Stock that is owned by any subsidiary of the Company or Parent (other than Sub) shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (c) Conversion of Company Common Stock. (i) Subject to Sections 2.01(b) and 2.01(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (together with any Company Rights if still outstanding) shall be converted into the right to receive, in exchange for such share of Company Common Stock, the amount of cash, without interest, equal to the quotient, rounded down to the nearest whole cent (the "Per Share Merger Consideration"), of (A) $6,350,811 and (B) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time. Based on 14,718,134 shares of Company Common Stock outstanding, and excluding 3,377,400 shares of Company Common Stock held by Parent or Sub, the Per Share Merger Consideration would be $.56.

                  (ii) The cash payable upon conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to collectively as the "Merger Consideration". As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with
Section 2.02, without interest.

                  (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") and who, as of the Effective Time, shall not have effectively withdrawn or otherwise forfeited appraisal rights (collectively, the "Appraisal Shares") shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid in accordance with Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration pursuant to
Section 2.01(c). The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Capital Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

                  SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of Certificates. Parent shall directly provide to the Paying Agent immediately following the Effective Time all the cash necessary to pay for the shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund").

                  (b) Exchange Procedure. As promptly as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of Certificates whose shares were converted into the right to receive Merger Consideration pursuant to
Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes (as defined in Section 3.09(n)) required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

                  (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be paid in full satisfaction of all rights pertaining to such shares of Company Common

Stock and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

                  (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for nine (9) months after the Effective Time shall be delivered to Parent and any holder of Company Common Stock who has not by then complied with this
Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

                  (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05(b)), any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Pending payment of such funds to the holders of Certificates for shares of Company Capital Stock, such funds will be held and shall be invested by the Paying Agent as Parent directs (so long as such directions do not impair the rights of holders of Company Capital Stock) in the direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest or commercial paper rated of the highest quality by Moody's Investors Services, Inc.

or Standard & Poor's. Parent will promptly replace any monies lost through any investment made pursuant to this Section 2.02(f). If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of the Company Common Stock shall be entitled under this Article II, Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Exchange Fund shall not be used except as provided in this Agreement. Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation, as Parent directs.

                  (g) Lost, Stolen or Destroyed Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article II.

                                   ARTICLE III

                  Representations and Warranties of the Company

                  The Company represents and warrants to Parent and Sub that, except as set forth in the letter dated as of the date of this Agreement and as amended in accordance with Section 9.04, from the Company to Parent and Sub (the "Company Disclosure Letter"):

                  SECTION 3.01. Organization, Standing and Power. The Company and each of its subsidiaries (the "Company Subsidiaries") (a) is duly organized, validly existing and in good standing (to the extent such jurisdiction recognizes the concept of good standing) under the laws of the jurisdiction in which it is organized, (b) has full corporate or limited liability company power and authority, as applicable, and (c) possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, in each case other than (except in the case of clauses (a) and (b) above with respect to the Company and the Company Subsidiaries) such failures that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect (as defined in Section 3.08(b)). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than failures to so qualify that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent, Sub or their Representatives (as defined in Section 9.03) true and complete copies of the certificate of incorporation of the Company, as amended through the date of this Agreement (as so amended, the "Company Charter"), and the by-laws of the Company, as amended through the date of this Agreement (as so amended, the "Company By-laws"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

                  SECTION 3.02. Company Subsidiaries; Equity Interests. (a)
Section 3.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock or limited liability company interests, as applicable, of each Company Subsidiary (i) are duly authorized and have been validly issued and are fully paid and nonassessable, as applicable, and free of preemptive rights and (ii) are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). There are no Contracts (as defined in Section 3.05(a)) or arrangements with respect to the ownership, voting or disposition of any shares of stock of any Company Subsidiary.

                  (b) Except for its interests in the Company Subsidiaries, the Company does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

                  SECTION 3.03. Capital Structure. (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock", and together with the Company Common Stock, the "Company Capital Stock"). At the close of business on September 8, 2003, (i) 14,718,134 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 1,272,850 shares of Company Common Stock were subject to outstanding Company Employee Stock Options (as defined in Section 3.11(g)), (iv) 1,500,000 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans (as defined in Section 3.11(g)), (v) no shares of Company Common Stock were reserved for and subject to issuance in connection with the rights (the "Company Rights") issued pursuant to the Amended and Restated Rights Agreement dated as of October 16, 2002 (as amended from time to time, the "Company Rights Agreement"), between the Company and Wells Fargo Minnesota, N.A., as Rights Agent, and (vi) no shares of Company Preferred Stock were issued and outstanding. Except as set forth above, at the close of business on September 8, 2003, no shares of Company Common Stock were issued, reserved for issuance or outstanding.

                  (b) Section 3.03(b) of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on September 8, 2003, of all outstanding Company Employee Stock Options and all other rights, if any, to purchase or receive Company Common Stock or stock in any Company Subsidiary or other rights issued or granted by the Company or any Company Subsidiary, the number of shares subject thereto, the grant dates and exercise prices thereof and the names of the holders thereof. The Company has made available to Parent, Sub or their Representatives true and complete copies of all option agreements governing Company Employee Stock Options. During the period from September 8, 2003 to the date of this Agreement, there have been no issuances by the Company of shares of Company Capital Stock other than issuances of shares of Company Common Stock pursuant to the exercise of Company Employee

Stock Options outstanding on such date as required by their terms as in effect on the date of this Agreement.

                  (c) All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company or any Company Subsidiary is a party or otherwise bound.

                  (d) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt"). Except as set forth above, there are no options, warrants, calls, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, profit participation rights, rights of repurchase, other rights (other than rights that may have arisen under a Company Stock Plan) linked to the price of Company Capital Stock, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver, sell or grant, or cause to be issued, delivered, sold or granted additional shares of capital stock or other voting securities or equity interests in, or any security convertible or exchangeable into or exercisable for any capital stock of or other voting security or equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking. There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. The Company has made available to Parent, Sub or their Representatives a true and complete copy of the

Company Rights Agreement, as amended to the date of this Agreement.

                  (e) Neither the Company nor any Company Subsidiary is a party to any voting agreement, and, to the Company's Knowledge (as defined in Section 9.03), there are no irrevocable proxies and no other agreements with respect to the voting of the Company Capital Stock, other than those described in the Schedule 13D filed by Parent on August 18, 2003.

                  SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions in accordance with the terms of this Agreement, subject, in the case of the consummation of the Merger to receipt of the Company Stockholder Approval (as defined in Section 3.04(c)). The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions in accordance with the terms of this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of the consummation of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming due execution and delivery hereof by Parent and Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

                  (b) The Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, duly adopted resolutions (with each disinterested director voting in favor thereof)(i) approving this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the Company's stockholders adopt this Agreement and (iv) declaring that this Agreement is advisable. Assuming the accuracy of Parent's and Sub's representations and warranties in Section 4.08, such resolutions and the previous actions taken by the Company Board are sufficient to render inapplicable the provisions of Section 203 of the DGCL to (i) the formation of Parent, (ii) this Agreement, (iii) the Merger, (iv) the other Transactions, and
(v) the acquisition of 1,172,400 shares of Company Common Stock by the Forsythe Parties (as defined in Section 4.08 hereof) on September 12, 2002. No other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other Transaction.

                  (c) Assuming the accuracy of Parent's and Sub's representations and warranties in Section 4.08, the only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock (the "Company Stockholder Approval"). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to consummate any Transaction other than the Merger.

                  SECTION 3.05. No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and the compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any material contract (whether written or oral), lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (other than a Company Benefit Plan (as defined in Section 3.10)) (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or
(iii) subject to the filings and other matters referred to in Section 3.05(b), any material judgment, order or decree ("Judgment") or material statute, law, ordinance, rule or regulation ("Law"), in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets.

                  (b) No material consent, approval, license, permit, order or authorization ("Consent") of, or material registration, declaration or filing with, or material permit from, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a "Governmental Entity") is required to be obtained or made by the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Transactions, other than (i) the filing with the Securities and Exchange Commission (the "SEC") of
(A) a proxy statement relating to the adoption of this Agreement by the Company's stockholders (as amended or supplemented from time to time, the "Proxy Statement"), (B) a Transaction Statement on Schedule 13E-3 (as amended or supplemented from time to time, the "Schedule 13E-3") and (C) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in Section 6.08, (iv) such filings as may be required under the rules and regulations of the New York Stock Exchange, Inc., or (v) such other items required solely by reason of the participation of Parent (as opposed to any third party) in the Transactions.

                  (c) Assuming the accuracy of Parent's and Sub's representations and warranties in Section 4.08, the Company and the Company Board have taken all action necessary to (i) render the Company Rights inapplicable to (A) the formation of Parent, (B) this Agreement, (C) the Merger,
(D) the other Transactions and (E) the acquisition of 1,172,400 shares of Company Common Stock by the Forsythe Parties on September 12, 2002, and (ii) ensure that (A) neither Parent nor any of its affiliates or associates is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of this Agreement, the Merger or any other Transaction, (B) a "Distribution Date" (as defined in the Company Rights Agreement) or a "Shares Acquisition Date" (as defined in the Company Rights Agreement) shall not occur by reason of this Agreement, the Merger or any other Transaction and (C) the Company Rights shall expire immediately prior to the Effective Time.

                  SECTION 3.06. SEC Documents; Undisclosed Liabilities. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2002 (the "Company SEC Documents").

                  (b) As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (the "Company Financial Statements") of the Company included in the Company SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Each certification included in the Company SEC Documents pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") was accurate when made.

                  (c) Other than as disclosed in the Company Financial Statements, as of the date of this Agreement, neither the Company nor any Company Subsidiary has any material liabilities or material obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities that, individually or in the aggregate, have not had or are not reasonably likely to have a Company Material Adverse Effect.

                  (d) None of the Company Subsidiaries is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

                  SECTION 3.07. Information Supplied. (a) At the time the Proxy Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is first mailed to stockholders of the Company, neither the Proxy Statement, as amended or supplemented, if applicable, nor the Schedule 13E-3, as amended or supplemented, if applicable, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company in this Section 3.07(a) with respect to statements made or incorporated by reference therein based on information supplied solely by Parent, Sub or their Representatives for inclusion or incorporation by reference in such documents.

                  (b) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the Merger and the other Transactions, including the Proxy Statement and the Schedule 13E-3 (other than portions of the Schedule 13E-3 attributable to Parent or Sub), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied solely by Parent, Sub or their Representatives for inclusion or incorporation by reference therein.

                  SECTION 3.08. Absence of Certain Changes or Events. (a) From December 31, 2002 to the date of this Agreement, the Company has conducted its business in the ordinary course.

                  (b) From December 31, 2002 to the date of this Agreement, there has not been a material adverse effect on the Company or any material adverse change in the Company's relationship with the Teams (as defined in Section 3.15(k)) taken as a whole, provided that any net decrease during such time period in the number of teams participating or planning to participate in races sanctioned by the Company or any Company Subsidiary (not taking into account any decrease in participation of Teams owned or operated by any direct or indirect owners of Parent) will be considered a material adverse change in the Company's relationship with the Teams taken as a whole, in each case other than any state of facts, change, development, effect, condition or occurrence
(i) disclosed on the Company Disclosure Letter or otherwise disclosed in writing to Parent, Sub or their representatives prior to the Final Disclosure Date (as defined in Section 9.04) or (ii) arising out of or relating to (A) the economy, political conditions or the securities markets in general, (B) actions taken at Parent's request or with its consent, (C) the failure to take actions prohibited by this Agreement or with respect to which Parent refused to provide its consent, (D) the announcement or existence of the Transactions, (E) the industry in which the Company operates and not specifically related to the Company, (F) sponsors, sponsorships or the venues at which the Company or a Company Subsidiary conducts or plans to conduct its races, or (G) changes in the market price of the Company Common Stock (a "Company Material Adverse Effect").

                  (c) From December 31, 2002 to the date of this Agreement, there has not been:

                  (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;

                  (ii) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

                  (iii) (A) any granting by the Company or any Company Subsidiary to any director or officer of the Company or any Company Subsidiary of any increase in cash compensation, except increases in the ordinary course of business of not more than 2% per annum or increases required under employment agreements disclosed in Section
         3.15 of the Company Disclosure Letter, (B) any granting by the Company or any Company Subsidiary to any such director or officer of any increase in severance or termination pay, except increases required under any employment, severance or termination agreements disclosed in
         Section 3.15 of the Company Disclosure Letter, or (C) any entry by the Company or any Company Subsidiary into any employment, severance or termination agreement with any such director or officer;

                  (iv) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or applicable Law; or

                  (v) any material elections with respect to Taxes by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.

                  SECTION 3.09. Tax Matters. (a) The Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns (as defined below) required to be filed by it prior to the date of this Agreement. All such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid.

                  (b) Taxes incurred by the Company and the Company Subsidiaries but not yet due and payable do not exceed the reserve for Taxes set forth on the most recent financial statements contained in the Company SEC Documents for all Tax periods and portions thereof through the date of such financial statements. No material Taxes will be incurred by the Company or any Company Subsidiary for periods ending after the date of the most recent financial statements contained in the Company SEC Documents through the Effective Time other than in the ordinary course of business.

                  (c) No audit is currently pending with respect to any Tax Return of the Company or any Company Subsidiary nor, to the Company's Knowledge, has an audit, examination or other similar review been threatened by any Tax Authority (as defined below). Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time for the assessment of any Tax. There are no outstanding rulings of, or requests for rulings by, any Tax Authority addressed to the Company or any Company Subsidiary, that are, or if issued would be, binding on the Company or any Company Subsidiary. No written claim has been made in the past five years by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                  (d) The federal income Tax Returns of the Company and each Company Subsidiary (whether or not consolidated in the Tax Returns for the Company Group) have been examined by and fully and finally settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the applicable statute of limitations, for all tax years ended on or before December 31, 1999. Copies of all Tax Returns of the Company and the Company Subsidiaries as filed, including any amendments thereof, relating to income for periods ending after December 31, 1999 have been made available, and shall be delivered on request, to Parent, Sub or their Representatives. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

                  (e) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

                  (f) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return other than the group in which the Company is the common parent (the "Company Group"). Neither the Company nor any Company Subsidiary is a party to any Tax allocation or sharing agreement or any other material agreement with respect to Taxes, in each case other than agreements between or among the Company and the Company Subsidiaries and no other person. The Company and the Company Subsidiaries do not have any liability for the Taxes of any person other than the Company and the Company Subsidiaries (i) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local, or foreign law),
(ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

                  (g) The Company and the Company Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  (h) Neither the Company nor any Company Subsidiary will be required, as a result of a change in method of accounting for any period ending on or before or including the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement under any other Tax Law) in Taxable income for any period ending on or after the Effective Time.

                  (i) The Company is not subject to any limitations under Code Sections 382 or 383 on the use of its federal net operating loss or credit carryforwards.

                  (j) The Company is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Section 162(m) or Section 280G.

                  (k) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2).

                  (l) Neither the Company nor the Company Subsidiaries have a permanent establishment in any country with which the United States of America has a relevant Tax treaty, as defined in such relevant Tax treaty, and does not otherwise operate or conduct business through any branch in any country other than the United States.

                  (m) The Company has never been either a "distributing corporation" or a "controlled corporation" in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, pursuant to
Section 355 of the Code.

                  (n)      For purposes of this Agreement:

                  "Tax Authority" means any domestic, foreign, federal, national, state, county, municipal, provincial or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

                  "Taxes" includes all forms of taxation imposed by any domestic or foreign (whether national, federal, state, provincial, local, or otherwise) Governmental Entity, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding and other Taxes of any kind, including all interest, penalties and additions thereto.

                  "Tax Return" means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

                  SECTION 3.10. Absence of Changes in Benefit Plans. Since December 31, 2002, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA)

("Company Welfare Plans"), deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, "Company Benefit Plans"). As of the date of this Agreement there are not any severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former officer or director of the Company or any Company Subsidiary (collectively, the "Company Benefit Agreements").

                  SECTION 3.11. ERISA Compliance. (a) Section 3.11 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list and brief description of all Company Benefit Plans maintained, or contributed to, by the Company or any Company Subsidiary (or to which the Company or any Company Subsidiary is obligated to make payments or otherwise may have any liability) for the benefit of any current or former employees, consultants, officers or directors of the Company or any Company Subsidiary. Each Company Benefit Plan has been administered in compliance with its terms and applicable Law, other than instances of noncompliance that, individually and in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent, Sub or their Representatives true and complete copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof) and all amendments thereto, (ii) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and all summaries of material modifications and (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan and all amendments thereto.

                  (b) All Company Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"), and no such determination letter has been revoked nor, to the Company's Knowledge, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

                  (c)      No Company Pension Plan is subject to Title IV of
ERISA.

                  (d) Each material Company Welfare Plan (including any such plan covering retirees or other former employees) may be amended or terminated without material liability (other than for claims or benefits incurred prior to such amendment or termination) to the Company or any Company Subsidiary on or at any time after the Effective Time.

                  (e) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and the compliance with the terms hereof will not, (i) entitle any employee, officer or director of the Company or any Company Subsidiary to severance pay,
(ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement other than any such items that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

                  (f) Other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending, or, to the Company's Knowledge, threatened against any Company Benefit Plan, any fiduciary of any Company Benefit Plan or against the assets of any Company Benefit Plan that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

                  (g) Each holder of a Company Employee Stock Option has consented or, prior to the Closing, will consent to the termination of such Company Employee Stock Option immediately prior to the Closing. For purposes of this Agreement: "Company Employee Stock Option" means any option to purchase Company Common Stock granted under any Company Stock Plan, and "Company Stock Plan" means the Company's 1997 Director Stock Option Plan, 1997 Stock Option Plan, the Company's 2001 Long Term Stock Incentive Plan and the American Racing Series, Inc. & B.P. Automotive Stock Option Plan or any other stock option plan of the Company or any Company Subsidiary which issued options to purchase shares of the Company, in each case as amended through the date of this Agreement.

                  SECTION 3.12. Litigation. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Company's Knowledge, directly threatened against the Company, any Company Subsidiary or any current or past director or officer, in their capacity as such, nor is there any monetary Judgment outstanding against the Company or any Company Subsidiary in excess of $250,000 or any Judgment providing for non-monetary relief outstanding against the Company or any Company Subsidiary that is reasonably likely to have a Company Material Adverse Effect.

                  SECTION 3.13. Compliance with Applicable Laws. Each of the Company and the Company Subsidiaries is in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

                  SECTION 3.14. Environmental Matters. (a) Except for such instances as, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, (i) each of the Company and each Company Subsidiary is, and since its organization has been, in compliance with all Environmental Laws (as defined below), (ii) none of the Company or any Company Subsidiary has any liability under any Environmental Law arising out of or relating to the use, storage, release or disposal of Hazardous Substances, (iii) each of the Company and each Company Subsidiary possesses, and is in compliance with, all registrations and other consents required under Environmental Laws to conduct its business as presently conducted, (iv) as of the date of this Agreement, there is no suit, action or proceeding pending, or, to the Company's Knowledge, threatened in writing against, or, to the Company's Knowledge, any pending or threatened investigation by any Governmental Entity of, the Company or any Company Subsidiary alleging a violation of, or liability under, any Environmental Law and (v) neither the Company nor any Company Subsidiary has received any written notice that alleges that it is in violation of, or subject to liability under, any Environmental Law. For purposes of this Agreement, "Environmental Laws" means all applicable and binding domestic and foreign (whether national, federal, state, provincial, local or otherwise) Laws or Judgments issued by any Governmental Entity in each case relating to pollution or protection of the environment, the management or release of Hazardous Substances or human health and safety. For purposes of this Agreement, "Hazardous Substances" means any hazardous substance as defined by 42 U.S.C. 9601(14), any pollutant or contaminant as defined by 42 U.S.C. 9601(33), any petroleum or petroleum products, and any other material, chemical or substance regulated by any Environmental Law.

                  (b) Neither the Company nor any Company Subsidiary has assumed or is responsible for, by Contract or otherwise, any liabilities or obligations arising under any Environmental Law, or is currently performing any investigation, response or other corrective action under any Environmental Law.

                  (c) To the Company's Knowledge, (i) there are no underground storage tanks or related piping, or impoundments, at any real property currently owned or leased by the Company or any Company Subsidiary, and
(ii) any former such tanks, piping, or impoundments, on any such property which have been removed or closed, have been removed or closed in accordance with applicable Environmental Laws.

                  SECTION 3.15. Contracts. Except for Contracts filed as exhibits to the Company SEC Documents, Section 3.15 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all of the following Contracts to which the Company or any Company Subsidiary is a party:

                  (a) material Contracts not made in the ordinary course of business;

                  (b) license agreements or royalty agreements, whether the Company or any Company Subsidiary is the licensor or licensee thereunder (excluding licenses that are commonly available on standard commercial terms, such as software "shrink-wrap" licenses);

                  (c) non-disclosure agreements (whether the Company or any Company Subsidiary is the beneficiary or the obligated party thereunder);

                  (d) Contracts or commitments (including groups of related Contracts or commitments) involving future expenditures or liabilities, actual or potential, in excess of $50,000 after the date hereof or otherwise material to the business of the Company and the Company Subsidiaries, taken as a whole;

                  (e) Contracts or commitments relating to commission arrangements with others that are material to the business of the Company and the Company Subsidiaries, taken as a whole;

                  (f) employment contracts, consulting contracts, severance agreements, "stay-bonus" agreements and similar arrangements, including Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers or directors of the Company or any Company Subsidiary or (B) that will result in the payment by, or the creation of any liability of the Company, any Company Subsidiary, Parent or Sub to pay any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the Transactions;

                  (g) Contracts providing for indemnification by the Company or any Company Subsidiary with respect to material liabilities of the business of the Company and the Company Subsidiaries, taken as a whole;

                  (h) promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation for borrowed money, whether the Company or any Company Subsidiary shall be the borrower, lender or guarantor thereunder;

                  (i) Contracts containing covenants limiting in any material respect the ability of the Company or any Company Subsidiary to engage in any line of business or compete with any person that relates directly or indirectly to the business of the Company and the Company Subsidiaries;

                  (j) any Contract with the federal, state or local government or any agency or department thereof;

                  (k) any Contract with any officer, director, holder of more than 5% of the outstanding shares of Company Common Stock or any person formed for the purpose of racing in a series sanctioned by the Company or any Company Subsidiary (such persons, collectively, the "Teams");

                  (l) leases of real or personal property (including groups of related leases) involving annual payments of more than $50,000;

                  (m) Contracts or commitments regarding the promotion of racing events for the 2003 racing season and any later seasons;

                  (n) Contracts or commitments concerning a partnership or joint venture;

                  (o) Contracts or commitments related to sponsorships for the 2003 racing season and any later seasons; and

                  (p) any other Contract or series of related Contracts that are material to the business of the Company and the Company Subsidiaries, taken as a whole, as it is currently conducted.

True and complete copies of all of the Contracts listed in Section 3.15 of the Company Disclosure Letter, including all amendments and supplements thereto, have been made available to Parent, Sub or their Representatives. Neither the Company nor any Company Subsidiary has any oral Contracts. Neither the Company nor any Company Subsidiary is in material violation of or material default under any Contract listed in Section 3.15 of the Company Disclosure Letter.

                  SECTION 3.16. Intellectual Property Matters. (a) Section 3.16 of the Company Disclosure Letter lists, as of the date of this Agreement, all Company Registered Proprietary Rights (as defined below) (including all Proprietary Rights (as defined below), all pending applications seeking registration of Proprietary Rights and trademark and service marks that the Company or any Company Subsidiary has used with the intent of creating or benefiting from any common law rights relating to such marks) and lists any proceedings or actions pending as of the date of this Agreement before any court, tribunal or administrative body (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Proprietary Rights. Section 3.16 of the Company Disclosure Letter also lists, as of the date of this Agreement, all Contracts (including all inbound licenses) to which the Company or any Company Subsidiary is a party with respect to any Proprietary Rights.

                  (b) The Company Proprietary Rights constitute all the Proprietary Rights necessary to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as it is currently conducted. The Company or a Company Subsidiary owns exclusively all Company Proprietary Rights. Each of the Company Proprietary Rights owned or used by the Company or any Company Subsidiary immediately prior to the date of this Agreement will be owned or available for use by the Company or a Company Subsidiary on identical terms and conditions immediately subsequent to the Effective Time, subject to termination in accordance with the terms of any Contracts governing the use of such Company Proprietary Rights. The Company has taken all actions reasonably necessary to maintain and protect each material item of the Company Proprietary Rights that it or any Company Subsidiary owns or uses.

                  (c) The operation of the business of the Company as conducted does not infringe or misappropriate the

Proprietary Rights of any person, or constitute unfair competition or an unfair trade practice under any applicable Law, and neither the Company nor any Company Subsidiary has received written notice from any person claiming that such operation or any act, product, technology or service of the Company infringes or misappropriates the Proprietary Rights of any person or constitutes unfair competition or trade practices under any applicable Law. To the extent that the Company has received any written notice related to the above or is aware of any pending, anticipated, or threatened dispute or action against the Company or any Company Subsidiary relating to infringement or misappropriation of the Proprietary Rights of any person, there is no basis for any action against the Company or any Company Subsidiary that is reasonably likely to have a Company Material Adverse Effect.

                  (d) Each item of Company Registered Proprietary Rights is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and Taxes due through the date of this Agreement in connection with such Company Registered Proprietary Rights have been paid and all necessary documents and certificates in connection with such Company Registered Proprietary Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Proprietary Rights including all change of name documents required to be filed to maintain chain of title.

                  (e) To the Company's Knowledge, no person is infringing or misappropriating any Company Proprietary Rights.

                  (f) For purposes of this Agreement, the following definitions apply:

                  "Company Proprietary Right" means any Proprietary Right that
(i) is owned by, (ii) is licensed to, or (iii) was developed or created by or for the Company or any Company Subsidiary.

                  "Company Registered Proprietary Rights" means all Registered Proprietary Rights owned by, filed in the name of, assigned to or applied by or for, the Company or any Company Subsidiary.

                  "Proprietary Rights" means all (i) U.S. and foreign patents, patent applications, patent disclosures and improvements thereto, including petty patents and utility models and applications therefor, (ii) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof, (iii) U.S. and foreign copyrights and registrations and applications for registration thereof, (iv) U.S. and foreign mask work rights and registrations and applications for registration thereof, (v) rights in trade secrets, (vi) domain name registrations, (vii) other proprietary rights, and (viii) licenses granting any rights with respect to any of the foregoing.

                  "Registered Proprietary Rights" means all United States, international and foreign: (i) issued patents and patent applications (including provisional applications), (ii) registered trademarks and servicemarks, applications to register trademarks and servicemarks, intent-to-use applications, other registrations or applications to trademarks or servicemarks,
(iii) registered copyrights and applications for copyright registration, (iv) any mask work registrations and applications to register mask works, and (v) any other Proprietary Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

                  SECTION 3.17. Brokers. No broker, investment banker, financial advisor or other person, other than Bear, Stearns & Co. Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company.

                  SECTION 3.18. Opinion of Financial Advisor. The Company has received the opinion of Bear, Stearns & Co. Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received is fair, from a financial point of view, to the unaffiliated shareholders of the Company, other than (i) Parent and its affiliates, (ii) individuals who own and operate teams or entities that participate in the businesses owned or operated by the Company or any of the Company Subsidiaries, and (iii) any shareholders who have entered into agreements with Parent with respect to any matter related to their shares. The Company will deliver a true and complete copy of such opinion to Parent promptly after receipt thereof.

                  SECTION 3.19. Insurance. Section 3.19 of the Company Disclosure Letter contains a list, as of the date of this Agreement, of all material insurance policies and binders of insurance covering any of the business, properties, assets or operations of the Company and the Company Subsidiaries (the "Insurance Policies"), the premiums and coverage of the Insurance Policies, and all claims in excess of $50,000 made under any of the Insurance Policies since January 1, 2002. All of the Insurance Policies are in full force and effect and following the Effective Time, shall continue to be legal, valid, binding and enforceable on identical terms. The Company has completed the application for each of the Insurance Policies accurately. The Company has received no notice of cancelation or termination with respect to any Insurance Policy, and no event (including signing this Agreement or consummating the Merger) has occurred or is planned to occur which would constitute a breach or default, or permit termination, modification or acceleration under any Insurance Policy. To the Company's Knowledge, there are no facts upon which an insurer might reasonably be justified in reducing or denying coverage or materially increasing premiums on any of the Insurance Policies. There are no outstanding unpaid claims under any of the Insurance Policies. The Insurance Policies are sufficient for compliance with all requirements of applicable Law and of all Contracts to which the Company and the Company Subsidiaries are party, and in the reasonable judgment of management of the Company, are adequate insurance coverage for the assets and operations of the Company and the Company Subsidiaries as conducted as of the date of this Agreement. Each party required to be listed as an additional insured on any Insurance Policy pursuant to any Contracts entered into by the Company or any Company

Subsidiary has been and is listed as an additional insured as required by such Contract.

                  SECTION 3.20. Title to Property. Neither the Company nor any Company Subsidiary owns any real property. The Company or a Company Subsidiary has good and marketable title to, or valid leasehold interests in, or other valid rights to use, all of the material properties and assets used in its business, free and clear of all Liens, other than those Liens that have not had and are not reasonably likely to have a Company Material Adverse Effect.

                  SECTION 3.21. Labor Matters. Neither the Company nor any Company Subsidiary is a party to any labor agreement with respect to its employees with any labor organization, group or association. As of the date of this Agreement, no petition for certification as the exclusive bargaining representative for any of the employees is pending before the National Labor Relations Board. To the Company's Knowledge, no union organizing activity has occurred with respect to the employees in the two (2) years preceding the date of this Agreement. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or any other domestic or foreign governmental agency arising out of the Company's or any Company Subsidiary's activities, and to the Company's Knowledge, there are no facts or information that would give rise thereto. There is no labor strike or labor disturbance pending or, to the Company's Knowledge, threatened against the Company or any Company Subsidiary, nor is any grievance currently being asserted against it, and neither the Company nor any Company Subsidiary has experienced a work stoppage or other labor difficulty in the two (2) years preceding the date of this Agreement. There are no material controversies pending or, to the Company's Knowledge, threatened between the Company or any Company Subsidiary and the employees, and to the Company's Knowledge, there are no facts that could reasonably result in such controversy.

                  (a) Compliance. The Company and each Company Subsidiary is in compliance in all material respects with all applicable Laws respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes and is not engaged in any unfair labor practice that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

                                   ARTICLE IV

                Representations and Warranties of Parent and Sub

                  Parent and Sub, jointly and severally, represent and warrant to the Company that:

                  SECTION 4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing (to the extent such jurisdiction recognizes the concept of good standing) under the laws of the jurisdiction in which it is organized and has full limited liability company or corporate power and authority, as applicable, to conduct its business as presently conducted, other than where the failure to be in good standing, individually or in the aggregate, is not reasonably likely to have a material adverse effect on Parent (a "Parent Material Adverse Effect"). Parent has made available to the Company true and complete copies of the certificate of incorporation, by-laws and other comparable charter and organizational documents, in each case as amended to the date of this Agreement, for each of Parent and Sub.

                  SECTION 4.02. Sub. (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

                  (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

                  SECTION 4.03. Authority; Execution and Delivery; Enforceability. Each of Parent and Sub has all requisite limited liability company or corporate power and authority, as applicable, to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary limited liability company or corporate action, as applicable, on the part of Parent and Sub. Each of the Board of Managers of Parent and the Board of Directors of Sub, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement, the Merger and the other Transactions and, in the case of the Board of Directors of Sub, declaring its advisability. Parent, as sole stockholder of Sub, has adopted this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and, assuming due execution and delivery hereof by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Sub, enforceable against it in accordance with its terms.

                  SECTION 4.04. No Conflicts; Consents. (a) The execution and delivery by each of Parent and Sub of this Agreement do not, and the consummation of the Merger and the other Transactions and the compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the certificate of incorporation, by-laws or other comparable charter and organizational documents of Parent or any of its subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in
Section 4.04(b), any Judgment or Law, in each case, applicable to Parent or any of its subsidiaries or their respective properties or assets.

                  (b) No Consent of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement by

Parent or any of its subsidiaries or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Schedule 13E-3 and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) such filings as may be required in connection with the Taxes described in Section 6.08.

                  SECTION 4.05. Information Supplied. (a) At the time the Proxy Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is first mailed to stockholders of the Company, the Proxy Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that this representation and warranty is made by Parent or Sub in this Section 4.05(a) solely with respect to statements made or incorporated by reference therein based on information supplied by Parent, Sub or their Representatives for inclusion or incorporation by reference in such documents. The Schedule 13E-3, at the time it is filed with the SEC or at any time it is amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Sub in this Section 4.05(a) with respect to statements made or incorporated by reference therein based on information supplied solely by the Company or its Representatives for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by Parent, Sub or their Representatives for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will, at the time any such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

                  (b)      The Schedule 13E-3 (other than portions of the
Schedule 13E-3 attributable to the Company), and any amendments or supplements thereto, when filed, will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied solely by the Company or its Representatives for inclusion or incorporation by reference therein.

                  SECTION 4.06. Brokers. No broker, investment banker, financial advisor or other person, other than Ernst & Young Corporate Finance LLP, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.

                  SECTION 4.07. Financing. At the Effective Time, Parent and Sub will have available all of the funds necessary for the acquisition of the shares of Company Common Stock pursuant to Section 2.01(c) of this Agreement. Immediately prior to the record date for the Company Stockholders Meeting, the Forsythe Parties (defined below) will have contributed all of their shares of Company Capital Stock to Parent.

                  SECTION 4.08. Stock Ownership. None of Parent, Sub and their respective "associates" (as such term is defined in Section 203(c)(2) of the DGCL) or affiliates, in each case, other than Mr. Gerald R. Forsythe, Forsythe Racing, Inc., Indeck Energy Services, Inc., and Indeck-Ilion Cogeneration Corp. (the "Forsythe Parties"), beneficially owns, or, at any time during the three years preceding August 11, 2003, has owned, any Company Common Stock. None of Parent, Sub and their respective associates or affiliates (in each case, other than the Forsythe Parties) at any time during the three years preceding August 11, 2003 has been an "interested stockholder" of the Company, as such term is defined in Section 203(c)(5) of the DGCL. As of the date of this Agreement, the Forsythe Parties own (of record and beneficially) in the aggregate 3,377,400 shares of Company Common Stock and do not own of record or beneficially any shares of Company Common Stock other than such shares. As of the Effective Time, Parent or Sub or both own (of record and beneficially) in the aggregate the number of shares of Company Common Stock set forth on Schedule 4.08 and do not own of record or beneficially any shares of Company Common Stock other than such shares. At no time during the three years preceding September 11, 2002, was any Forsythe Party an interested stockholder of the Company.

                                    ARTICLE V

                    Covenants Relating to Conduct of Business

                  SECTION 5.01. Conduct of Business by the Company. (a) Except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in light of the existing circumstances in the ordinary course, including operating in compliance with Law and making all required filings with the SEC. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

                  (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any options, warrants, calls or rights to acquire any such shares or other securities;

                  (ii) issue, deliver, sell or grant (A) any shares of its capital stock or other voting securities or equity interests, (B) any Voting Company Debt, (C) any securities convertible or exchangeable into, or exercisable for, any such shares, voting securities, equity interests or Voting Company Debt, or (D) any options, warrants, calls, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights or stock-based performance units, profit participation rights, rights of repurchase, other rights linked to the price of Company Capital Stock, commitments, Contracts, arrangements or undertakings obligating it to issue, deliver, sell or grant any such shares, voting securities, equity interests or Voting Company Debt, in each case other than (1) the issuance of Company Common Stock (and associated Company Rights) upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms and (2) the issuance of Company Common Stock upon the exercise of Company Rights if the Company is not in breach of
         Section 6.09;

                  (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

                  (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing any equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except purchases in the ordinary course of business consistent with prior practice;

                  (v) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or applicable Law;

                  (vi) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except sales of assets or licensing transactions in the ordinary course of business consistent with prior practice;

                  (vii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for indebtedness for borrowed money so long as such indebtedness (together with all other indebtedness for borrowed money) does not exceed an aggregate principal amount of $2,000,000 or
         (B) make any loans or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

                  (viii) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $50,000 or, in the aggregate, are in excess of $50,000;

                  (ix) make any election with respect to Taxes or settle or compromise any material Tax liability or refund;

                  (x) (A) grant to any director or executive officer of the Company of any Company Subsidiary any increase in cash compensation, except increases in the ordinary course of business of not more than 2% per annum or increases required under employment agreements in effect as of the date of this Agreement,

         (B) grant to any such director or executive officer any increase in severance or termination pay, except increases required under any employment, severance or termination agreements in effect as of the date of this Agreement, or (C) enter into any employment, severance, termination or other agreement with any such director or executive officer;

                  (xi) adopt or amend in any material respect any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary;

                  (xii) enter into, modify or terminate (i) any Contract listed on Section 3.15 of the Company Disclosure Letter, and (ii) any Contract entered into on or after the date of this Agreement, that if it had been entered into prior to the date of this Agreement, would have had to be listed on Section 3.15 of the Company Disclosure Letter;

                  (xiii) enter into, modify or terminate any sponsorship or promoter Contract;

                  (xiv) enter into, modify or terminate any Contract with any affiliate of the Company or any Company Subsidiary; or

                  (xv) authorize any of, or commit or agree to take any of, the foregoing actions.

                  (b)      Other Actions. Except as otherwise permitted by
Section 5.02, the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that is reasonably likely to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue, other than for such failures to be true and correct that, individually or in the aggregate, have not resulted and are not reasonably likely to result in the condition in Section 7.02(a) (in the case of the Company) or Section 7.03(a) (in the case of Parent) not being satisfied or (ii) any condition to the Merger set forth in Article VII not being satisfied.

                  (c) Designated Representative of Parent and Sub. If any consent is required of Parent or Sub pursuant to this Agreement, Kevin Kalkhoven is hereby designated as the authorized representative of Parent or Sub for such purposes. Parent or Sub may change its authorized representative by giving notice to the Company pursuant to the procedures set forth in Section 9.02.

                  SECTION 5.02. Company Takeover Proposals. (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any of its or any Company Subsidiary's Representatives to, (i) enter into any agreement with respect to any Company Takeover Proposal (as defined in Section 5.02(e)), except (A) in accordance with Section 8.05(b) (and after compliance with all the procedures set forth therein) or (B) a confidentiality agreement in accordance with this Section 5.02(a) or (ii) furnish to any person any information with respect to a Company Takeover Proposal, except, prior to obtaining each of the Company Stockholder Approval and the Unaffiliated Stockholders Approval (as defined in Section 6.01(b)), pursuant to a confidentiality agreement and subject to compliance with Section 5.02(c).

                  (b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify, in a manner adverse to Parent or Sub, the recommendation by the Company Board or any such committee of this Agreement or the Merger, in each case unless the Company Board determines in good faith, after consultation with outside counsel, that it is necessary to do so to comply with its fiduciary duties (any such withdrawal, modification or proposal being referred to herein as an "Adverse Recommendation Change"), (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal.

Notwithstanding the foregoing, if, prior to obtaining each of the Company Stockholder Approval and the Unaffiliated Stockholders Approval, the Company Board receives a Superior Company Proposal (as defined in Section 5.02(e)) then the Company Board may, in accordance with Section 8.05(b) (including the notice provisions and the payment of the fee therein), approve and recommend such Superior Company Proposal and cause the Company to terminate this Agreement and concurrently enter into a definitive agreement providing for the implementation of such Superior Company Proposal. The Company shall, after the Due Diligence Termination Date, at any time requested by Parent, publicly reaffirm its recommendation of this Agreement and the Merger (unless it determines in good faith after consultation with outside counsel, that it cannot do so consistent with its fiduciary duties), and provided that any failure to so reaffirm (whether or not as a result of a determination described in the preceding parenthetical) shall constitute an Adverse Recommendation Change.

                  (c) The Company promptly shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry from a third party made to a director or officer of the Company, or to a Representative of the Company of which a director or officer of the Company becomes aware, with respect to the making of a Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry. The Company shall keep Parent informed of the status (including any change to the material terms) of any such Company Takeover Proposal or inquiry.

                  (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) of the SEC or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable Law, it being understood that if any such disclosure constitutes an Adverse Recommendation Change, Parent shall have the rights provided in the event of an Adverse Recommendation Change.

                  (e)      For purposes of this Agreement:

                  "Company Takeover Proposal" means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or (ii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, in each case other than the Transactions.

                  "Superior Company Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a purchase of warrants or otherwise, more than 50% of the Company Common Stock or all or substantially all of the assets of the Company and the Company subsidiaries, taken as a whole, on terms which the Company Board determines in good faith to be more favorable to the holders of Company Common Stock than the Transactions (after consultation with a financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Transactions).

                                   ARTICLE VI

                              Additional Agreements

                  SECTION 6.01. Preparation of Proxy Statement; Stockholders Meeting. (a) As promptly as practicable following the date of this Agreement,
(i) the Company shall prepare and after obtaining the approval of Parent, which approval shall not be unreasonably withheld, delayed or conditioned, file with the SEC the Proxy Statement in preliminary form, and (ii) each of the Company, Parent and Sub shall prepare and file with the SEC the Schedule 13E-3, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of the Company, Parent and Sub shall notify the others promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information and shall supply the others with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3, as applicable. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement or the Company or Parent shall otherwise determine that any amendment or supplement should be made to the Proxy Statement in accordance with applicable Law, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC.

                  (b) The Company shall, as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") to obtain (i) the Company Stockholder Approval and (ii) the approval of this Agreement and the Merger by the holders of the majority of shares of Company Common Stock present or represented by proxy at such meeting that is not held by Disqualified Holders (as defined below) voting "for" and "against" such approval (treating for this purpose holders who have delivered, prior to the Company obtaining the Company Stockholder Approval, written demands for appraisal in accordance with Section 262(d) of the DGCL and who, as of such time, shall not have effectively withdrawn or otherwise forfeited appraisal rights as voting "no") (such approval, the "Unaffiliated Stockholders Approval"). "Disqualified Holders" means Parent and its affiliates. The Company shall, through the Company Board and in the Proxy Statement, recommend to its stockholders that they give each of the Company Stockholder Approval and the Unaffiliated Stockholders Approval, except to the extent that the Company Board shall have withdrawn or modified its recommendation of this Agreement or the Merger as permitted by
Section 5.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement or the Merger.

                  (c) Parent shall cause all shares of Company Common Stock owned by Parent, Sub or any other subsidiary or affiliate of Parent to be voted in favor of the adoption of this Agreement. Notwithstanding the foregoing, if the Company Board shall have made an Adverse Recommendation Change, then Parent shall cause the Excluded Forsythe Shares (as defined below) to be voted in accordance with the recommendation of the Company Board. "Excluded Forsythe Shares" means those shares of Company Common Stock that must be voted in accordance with the recommendation of the Company Board pursuant to the voting agreements between Mr. Gerald R. Forsythe and the Company dated September 11, 2002 and October 16, 2002.

                  SECTION 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each Company Subsidiary to, afford to Parent, and to Parent's Representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company or any Company Subsidiary may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party. Without limiting the generality of the foregoing, the Company shall, within two business days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) of the SEC and any information to which a holder of Company Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreements set forth on Schedule 6.02 (the "Confidentiality Agreements").

                  SECTION 6.03. Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by Section 5.02(b), the Company Board approves or recommends a Superior Company Proposal, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, Consents and waivers from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain a Consent or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) in the case of the Company, the obtaining of all necessary Consents or waivers from third parties, (iii) in the case of the Company, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the Transactions, including seeking to have any stay, order or injunction entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions. Notwithstanding the foregoing, the Company and its Representatives shall not be prohibited under this Section 6.03 from taking any action permitted by Sections 5.02(b) or (d). Parent and Sub will use reasonable efforts to cooperate with the Company, at the Company's request, in the performance of the Company's obligations in clauses (ii) and (iii) above.

                  SECTION 6.04. Stock Options. Prior to the Effective Time, the Company Board shall adopt resolutions to terminate effective as of the Effective Time each Company Employee Stock Option.

                  SECTION 6.05. Indemnification. (a) To the fullest extent permitted by Law, the Surviving Corporation (or any successor entity) shall honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws, the individual indemnity agreements set forth in Section 6.05 of the Company Disclosure Letter or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

                  (b) From the Effective Time until May 15, 2004, the Surviving Corporation shall maintain or cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company with respect to claims arising from or related to facts or events which occurred at or before the Effective Time. Prior to the Effective Time, the Company may obtain tail coverage with respect to such policies, provided that the Company shall not pay more than $500,000 with respect to premiums for such coverage. In the event that the Company does not obtain such tail prior to the Effective Time, Parent or the Surviving Corporation shall be required to obtain such tail, subject to the limitations set forth above.

                  (c) Prior to entering into any agreement or arrangement with respect to, or effecting, any proposed merger into or consolidation with any other person or sale, exchange, dividend or other distribution or liquidation of all or a significant portion of the Surviving Corporation's assets in one or a series of transactions or any significant recapitalization or reclassification of the Surviving Corporation's outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Surviving Corporation set forth in this Section 6.05 by the purchaser or successor entity in such transaction, the Surviving Corporation shall arrange in connection therewith alternative means of providing for the obligations of the Surviving Corporation set forth in this Section 6.05, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount, upon terms and conditions and, if applicable, from a nationally recognized or other creditworthy entity so that, thereafter, the current or former directors and officers of the Company are in substantially the same position as they were in immediately prior to the applicable transaction.

                  SECTION 6.06. Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                  (b)      The Company shall pay to Parent a fee of $350,000 if:
(i) the Company terminates this Agreement pursuant to Section 8.01(d)(ii); (ii) Parent terminates this Agreement pursuant to Section 8.01(c)(ii); or (iii) (A) after the date of this Agreement, any person makes a Company Takeover Proposal,
(B) the Merger shall not have occurred on or before the Outside Date (as defined in Section 8.01(b)(i)), (C) this Agreement is thereafter terminated by Parent or the Company pursuant to Section 8.01(b)(i) (but only if the Company Stockholders Meeting has not been held by the date that is two days prior to the date of such termination), and (D) within 12 months of such termination, the Company consummates the transactions contemplated by a Company Takeover Proposal (solely for the purposes of this Section 6.06(b)(iii)(D) and the next sentence of this
Section 6.06(b), the term

Company Takeover Proposal shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 5.02(e) except that all references therein to "20%" shall be deemed references to "40%"). Any fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds, in the case of clauses (i) and (ii) of the previous sentence, on the date of termination of this Agreement or the next business day if the date of termination of this Agreement is not a business day, or in the case of clause
(iii) of the previous sentence, on the date on which the Company consummates the transactions contemplated by such Company Takeover Proposal.

                  SECTION 6.07. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

                  SECTION 6.08. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Transactions shall be paid by the Surviving Corporation, and the Company shall cooperate with Parent and Sub in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

                  SECTION 6.09. Rights Agreements; Consequences if Rights Triggered. Except as approved in writing by Parent or contemplated by this Agreement, the Company Board shall not (i) amend the Company Rights Agreement,
(ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement, in each case, unless the Company Board determines in good faith, after compliance with applicable provisions of this Agreement and after consultation with outside counsel, that such action is necessary to do so to comply with its fiduciary duties.

                  SECTION 6.10. No Additional Representations.

                  (a) Parent acknowledges and agrees that (i) it is entering into this Agreement and the Transactions without any representation or warranty, express or implied, by the Company or any of its Representatives except as expressly set forth in this Agreement and (ii) the accuracy, completeness or reasonableness of any projection or forecast delivered by or on behalf of the Company to Parent, Sub or any of their Representatives shall not be considered in determining whether any condition to Parent's or Sub's obligations with respect to the Merger has been satisfied.

                  (b) The Company acknowledges and agrees that (i) it is entering into this Agreement and the Transactions without any representation or warranty, express or implied, by Parent, Sub or any of their Representatives except as expressly set forth in this Agreement and (ii) the accuracy, completeness or reasonableness of any projection or forecast delivered by or on behalf of Parent, Sub or any of their Representatives to the Company shall not be considered in determining whether any condition to the Company's obligations with respect to the Merger has been satisfied.

                                   ARTICLE VII

                              Conditions Precedent

                  SECTION 7.01. Conditions to Each Party's Obligation To Effect The Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval and the Unaffiliated Stockholders Approval.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or Law preventing the consummation of the Merger, or preventing Parent from owning the shares of the Surviving Corporation or from operating any material part of the business of the Surviving Corporation and its subsidiaries, taken as a whole, shall be in effect; provided, however, that prior to asserting this condition the applicable party shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

                  SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date).

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects any material obligation and complied in all material respects with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement prior to or at the time of the Closing.

                  (c) Company Certificate. The Company shall have furnished a certificate, signed by its Chief Executive Officer, certifying compliance with the conditions set forth in Sections 7.02(a) and (b).

                  (d) Dissenting Shareholders. No more than 16% of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall be Appraisal Shares.

                  (e) Litigation. Other than pending suits, actions or proceedings as disclosed on the Company Disclosure Letter, any pending or threatened suits, actions or proceedings by Parent, Sub or any of their affiliates, or any derivative suit, action or proceeding pending in Delaware that under applicable and controlling law would expire, or with respect to which all plaintiffs would lose standing, at the Effective Time, there shall be no pending or threatened suit, action or proceeding that advances non-frivolous claims against Parent, Sub, the Company or any Company Subsidiary (i) that Parent reasonably believes would not be covered by the Insurance Policies, unless the damages sought that would not be covered by the Insurance Policies, would not, in Parent's reasonable judgment, exceed a total of $250,000 for such suits, actions or proceedings, or
(ii) that seeks any equitable relief, which, if successful, would prevent (A) the consummation of the Merger, provided that such action, suit or proceeding seeking to prevent the consummation of the Merger is pending, (B) Parent from owning the shares of the Surviving Corporation or (C) Parent from operating any material part of the business of the Surviving Corporation and its subsidiaries, taken as a whole.

                  (f) Management of CART, Inc. The by-laws of CART, Inc., a Michigan corporation ("CART"), shall have been amended to disband the Franchise Board, and to provide for the management of CART by a board of directors to be elected by the Company, as sole stockholder of CART.

                  (g) No Bankruptcy. The Company shall generally be able to pay its debts as and when such debts become due, shall not have admitted in writing its inability to pay its debts generally, and shall not have made a general assignment for the benefit of creditors. No petition shall have been filed by or against the Company seeking liquidation, winding up, reorganization, relief, appointment of a receiver, trustee or similar official for it or for any substantial part of its property or assets, or to commence a case as to the Company pursuant to 11 U.S.C. Section 301 or 303 or any similar state law (a "Bankruptcy Petition"), unless such Bankruptcy Petition is dismissed prior to the Effective Time and in no event later than sixty (60) days of its filing. No such Bankruptcy Petition shall be pending as of the Closing.

                  (h) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

                  SECTION 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date).

                  (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects any material obligation of Parent or Sub, as the case may be, and complied in all material respects with any material agreement or covenant of Parent or Sub, as the case may be, to be performed or complied with by it under this Agreement prior to or at the time of the Closing.

                  SECTION 7.04. Frustration of Closing Conditions. None of the Company, on the one hand, or Parent or Sub, on the other hand, may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused primarily by the failure of the Company, on the one hand, or Parent or Sub, on the other hand, to use reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 6.03.

                                  ARTICLE VIII

                        Termination, Amendment and Waiver

                  SECTION 8.01. Termination. This Agreement may be terminated at any time:

                  (a) prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Unaffiliated Stockholders Approval, by mutual written consent of the Parent, Sub and the Company;

                  (b) prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Unaffiliated Stockholders Approval, by either Parent or the Company:

                           (i) if the Merger does not occur on or before the
                  later of February 15, 2004 and the date that is 61 days from the date of any filing of an involuntary Bankruptcy Petition that (A) the Company reasonably expects will be dismissed, (B) the Company is using its reasonable best efforts to have dismissed and (C) is filed prior to February 15, 2004 (the "Outside Date"), unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

                           (ii) if any Governmental Entity issues an order or
                  injunction or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, injunction or other action shall have become final and nonappealable, unless such order, injunction or other action is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that prior to seeking to terminate, such party shall have used its reasonable best effects to prevent such order, injunction or other action and to appeal as promptly as practicable any such orders, injunctions or other actions; or

                           (iii) if, upon a vote at a duly held meeting to
                  obtain the Company Stockholder Approval or the Unaffiliated Stockholders Approval, as the case may be, the Company Stockholder Approval or the Unaffiliated Stockholders Approval, as the case may be, is not obtained; provided, however, that this Agreement may not be terminated by a party pursuant to this Section 8.01(b)(iii) if such party is then in breach of Section 6.01(c);

                  (c) (i)prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Unaffiliated Stockholders Approval, by Parent if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach; or

                           (ii) prior to obtaining each of the Company
                  Stockholder Approval and the Unaffiliated Stockholders Approval, by Parent (A) in the event an Adverse Recommendation Change has occurred, (B) if, pursuant to Section 6.09 and without the approval in writing of Parent, the Company Board amends the Company Rights Agreement, redeems the Company Rights or takes any action with respect to, or makes any determination under, the Company Rights Agreement to comply with its fiduciary duties and, as a result of such amendment, redemption, action or determination, any person other than Parent or any of its affiliates is permitted to become an Acquiring Person (as currently defined in the Company Rights Agreement) or (C) the Company enters into any definitive agreement to implement a Company Takeover Proposal;

                  (d) (i)prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Unaffiliated Stockholders Approval, by the Company if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach; or

                           (ii) prior to obtaining each of the Company
                  Stockholder Approval and the Unaffiliated

                  Stockholders Approval by the Company in accordance with
                  Section 8.05(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein; or

                  (e) at any time during the period from the date of this Agreement until 5:00 p.m., New York City time, on September 18, 2003 or any earlier time that Parent identifies in writing to the Company (the "Due Diligence Termination Date"), by Parent if Parent in its discretion determines that it is inadvisable to proceed with the Transactions for any reason whatsoever.

                  SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in
Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.17, Section 4.06, Section 4.07, the last sentence of
Section 6.02, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement. The Confidentiality Agreements shall survive termination of this Agreement.

                  SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval or the Unaffiliated Stockholders Approval, as the case may be; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment or waiver that by applicable Law requires further approval by the stockholders of the Company without the further approval of such stockholders. Subject to Section 9.04, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any failure or delay by any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                  SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. (a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                  (b) The Company may terminate this Agreement pursuant to
Section 8.01(d)(ii) only if (i) the Company Board has received a Company Takeover Proposal, (ii) the Company Board shall have determined in good faith that such Company Takeover Proposal constitutes a Superior Company Proposal,
(iii) the Company has notified Parent in writing of the determination described in clause (ii) above, which notice shall describe all material terms of such Company Takeover Proposal; (iv) at least three business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and the Company Board has again made the determination referred to in clause (ii) above (although no additional time period shall be required following such determination), (v) the Company is in compliance with Section 5.02, (vi) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal and (vii) the Company has paid Parent the fee pursuant to Section 6.06(b).

                                   ARTICLE IX

                               General Provisions

                  SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

                  SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Sub, to

                           Open Wheel Racing Series LLC
                           c/o 21st Century Racing Holdings LLC
                           275 Middlefield Road
                           Menlo Park, CA 94025
                           Attention: Kevin Kalkhoven
                           Fax: (650) 329-7315

                           with copies to:

                           Open Wheel Racing Series LLC
                           c/o Willis Capital, L.L.C.
                           1111 South Willis Avenue
                           Wheeling, IL 60090
                           Attention: Gerald R. Forsythe
                           Fax: (847) 541-8301

                           Open Wheel Racing Series LLC
                           c/o Big Bang Racing LLC
                           201 N. Washington Square
                           Suite 900
                           Lansing, MI 48933
                           Attention: Paul Gentilozzi
                           Fax: (517) 371-1213

                           Heller Ehrman White & McAuliffe, LLP
                           333 Bush Street
                           San Francisco, CA 94104
                           Attention: Tim Hoxie, Esq.
                           Fax: (415) 772-6268

                           Freeborn & Peters LLP
                           311 South Wacker Drive
                           Suite 3000
                           Chicago, IL 60606
                           Attention: Bob McWilliams, Esq.
                           Fax: (312) 360-6570

                           McClelland & Anderson, LLP
                           1305 South Washington Street
                           Suite 102
                           Lansing, MI 48910
                           Attention: Greg McClelland, Esq.
                           Fax: (517) 482-4875

                  (b)      if to the Company, to

                           5350 Lakeview Parkway South Drive
                           Indianapolis, IN 46268
                           Attention: Carlisle Peet, Esq.
                                      General Counsel
                           Fax: (317) 715-4101

                           with a copy to:

                           Cravath, Swaine & Moore LLP
                           825 Eighth Avenue
                           New York, NY 10019
                           Attention: Philip A. Gelston, Esq.
                                      Sarkis Jebejian, Esq.
                           Fax: (212) 474-3700

                  SECTION 9.03. Definitions. For purposes of this Agreement:

                  An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For the purposes of this Agreement, (a) none of Parent, Sub and any Disqualified Holder is an affiliate of the Company and (b) the Company is not an affiliate of Parent, Sub or any Disqualified Holder.

                  The "Company's Knowledge" means matters of which the officers and directors of the Company or any of the Company's Subsidiaries know or should have known after reasonable inquiry.

                  A "material adverse effect" on a party means any state of facts, change, development, effect, condition or occurrence that is material and adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, or that materially impairs the ability of such party to perform its obligations under this Agreement or consummate the Merger.

                  A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

                  A "Representative" of any person means any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, such person.

                  A "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

                  SECTION 9.04. Interpretation; Disclosure Letters. (a) When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein", "hereby" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" shall refer to the date of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

                  (b) Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed for all purposes and all sections of the Company Disclosure Letter if the reference to such matter in the Company Disclosure Letter makes apparent the relationship between the matter disclosed and the other representation that the disclosure qualifies.

                  (c) The Company will deliver the Company Disclosure Letter to Parent no later than 12:00 p.m. New York City time on September 15, 2003 or such earlier time and date as the parties agree to in writing (the "Final Disclosure Date") and will mark such document as "final" (the "Final Company Disclosure Letter"). The Company acknowledges that Parent has not consented or agreed to the Company Disclosure Letter, or any part thereof, and that the Company Disclosure Letter will have no force or effect until Parent has approved in writing the Final Company Disclosure Letter. If Parent has not approved in writing the Final Company Disclosure Letter, or any amendment thereto, prior to the Due Diligence Termination Date, Parent shall be deemed to have terminated this Agreement pursuant to Section 8.01(e).

                  SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts (including via telecopy or facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. Each party hereto need not sign the same counterpart.

                  SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter and the Confidentiality Agreements, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Transactions and (b) except for the provisions of Article II Section 6.05, are not intended to confer upon any person other than the parties hereto any rights or remedies.

                  SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

                  SECTION 9.10. Enforcement; Waiver of Jury Trial. (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any Delaware state court or any Federal court located in the State of Delaware for the purposes of any suit, action or other proceedings arising out of this Agreement or any Transaction (and each party agrees that no such suit, action or proceeding arising out of to this Agreement or any Transaction shall be brought by it or any of its affiliates except in such courts). Each party hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any suit, action or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 9.10. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any suit, action or proceeding arising out of this Agreement or any Transaction in any Delaware State court or any Federal court located in the State of Delaware, or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

                  (b) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or proceeding directly or indirectly arising out of, under or in connection with this Agreement or any Transaction. Each party hereto, (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things the mutual waivers and certifications in this Section 9.10(b).

                  IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                           OPEN WHEEL RACING SERIES LLC,

                                             by /s/ Kevin Kalkhoven
                                                --------------------------------
                                                Name:  Kevin Kalkhoven
                                                Title: Manager

                                           OPEN WHEEL ACQUISITION CORPORATION,

                                             by /s/ Kevin Kalkhoven
                                                --------------------------------
                                                Name:  Kevin Kalkhoven
                                                Title: President

                                           CHAMPIONSHIP AUTO RACING TEAMS, INC.,

                                             by /s/ Christopher Pook
                                                --------------------------------
                                                Name:  Christopher Pook
                                                Title: President

                                                                       Exhibit A

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

         Championship Auto Racing Teams, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION") does hereby certify that:

     1. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on December 8, 1997.

     2. The Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Company.

     3. The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

         IN WITNESS WHEREOF, Championship Auto Racing Teams, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President this /-/ day of /-/ 2003.

                                       CHAMPIONSHIP AUTO RACING TEAMS, INC.
                                            ____________________________________
                                            Kevin Kalkhoven, President

                                    EXHIBIT A

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                       OPEN WHEEL ACQUISITION CORPORATION

                                      FIRST

         The name of the corporation is Championship Auto Racing Teams, Inc. (the "Corporation").

                                     SECOND

         The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

                                      THIRD

         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                     FOURTH

         The total number of shares of all classes of capital stock which the corporation shall have authority to issue is one thousand (1,000) shares of Common Stock with a par value of $0.01 per share (the "Common Stock").

                                      FIFTH

         The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

                                      SIXTH

         In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation.

                                     SEVENTH

         No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this Article Eight does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the filing of this Certificate of Incorporation to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware. Any amendment or repeal of this Article Eight, or any adoption of any provision of this Certificate of Incorporation inconsistent with this Article Eight, shall be prospective only and shall not adversely affect any right or protection of a director of the corporation existing at the time of such amendment or repeal or adoption of an inconsistent provision.

                                     EIGHTH

         The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

         IN WITNESS WHEREOF, the undersigned has executed, signed and acknowledged this Amended and Restated Certificate of Incorporation as of /-/, 2003.

                                            ____________________________________
                                            Kevin Kalkhoven, President

                                                                         ANNEX B

                             CONTRIBUTION AGREEMENT

         This Agreement, dated as of September 10, 2003 (this "Agreement"), is made by and among Kevin Kalkhoven, Paul Gentilozzi and Gerald R. Forsythe (collectively, the "Managers"). Championship Auto Racing Teams, Inc. ("CHAMP") is a third-party beneficiary to this Agreement.

                              W I T N E S S E T H:

         WHEREAS, the Open Wheel Racing Operating Agreement dated August 15, 2003 (the "Operating Agreement") provides that each member of Open Wheel Racing (a "Member") shall, in the event of a capital call, contribute to the capitalization of Open Wheel Racing in an amount corresponding to such Member's Percentage Interest (as defined in the Operating Agreement);

         WHEREAS, each Manager, through ownership of control of a Member, is a beneficial owner of Open Wheel Racing;

         WHEREAS, the Managers constitute all of the members of the Board of Managers of Open Wheel Racing (the "Board of Managers");

         WHEREAS, Open Wheel Racing has agreed to purchase the outstanding shares of CHAMP pursuant to the Agreement and Plan of Merger dated September 10, 2003 among Open Wheel Racing, Open Wheel Racing Acquisition Corporation ("Sub") and CHAMP (the "Merger Agreement"); and

         WHEREAS, the agreements of the Members made herein are a material inducement to CHAMP to enter into the Merger Agreement.

         THEREFORE, the Managers agree as follows:

         1. Provided that all the conditions to the Closing (as defined in the Merger Agreement) set forth in Section 7.02 of the Merger Agreement are satisfied or waived prior to the Closing, each Manager shall take or cause to be taken all actions required to cause (a) the Board of Managers to call the additional capital contribution referenced in Section 5.1(c) of the Operating Agreement and (b) his respective Member to contribute funds to Open Wheel Racing sufficient to allow such Member to meet its capital obligations under Section 5.1(c) of the Operating Agreement.

         2. Immediately prior to the record date for the Company Stockholders Meeting (as defined in Section 6.01(b) of the Merger Agreement), Gerald R. Forsythe shall cause all CHAMP shares owned or controlled by him or any of his affiliates, including Forsythe Racing, Inc., Indeck Energy Services, Inc., and Indeck-Ilion Cogeneration Corp., to be contributed to Open Wheel Racing.

         3. Following the execution of the Merger Agreement, each Manager shall take or cause to be taken all actions necessary to cause Open Wheel Racing and Sub to perform their obligations under Section 6.01(a) and (c) of the Merger Agreement.

         4. In the event of a conflict between the terms of the Operating Agreement and this Agreement, the Managers agree that this Agreement shall control.

         5. The rights and obligations of each of the Managers pursuant to this Agreement are for the benefit of each of the other Managers and CHAMP only, and no creditor or other third party shall have any right or claim under this Agreement.

         6. This Agreement may be executed in one or more counterparts (including via facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. Each party hereto need not sign the same counterpart.

         7. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of date first above written.

/s/ Kevin Kalkhoven                         /s/ Paul Gentilozzi
------------------------------------        -----------------------------------
Kevin Kalkhoven                             Paul Gentilozzi

/s/ Gerald R. Forsythe
------------------------------------
Gerald R. Forsythe

CHAMPIONSHIP AUTO RACING TEAMS, INC.

/s/ Christopher Pook
------------------------------------
By: Christopher Pook
Its: President

                                                                         ANNEX C

--------------------------------------------------------------------------------
BEAR                                                   Bear, Stearns & Co. Inc.
STEARNS                                                      383 Madison Avenue
[GRAPHIC OMITTED]                                      New York, New York 10179
                                                               Tel 212.272.2000
                                                            www.bearstearns.com
--------------------------------------------------------------------------------

September 10, 2003

The Board of Directors
Championship Auto Racing Teams, Inc.
5350 West Lake Parkway South
Indianapolis, IN 46268

Gentlemen:

We understand that Championship Auto Racing Teams, Inc. ("Championship"), Open Wheel Racing Series LLC, a Delaware limited liability company ("Open Wheel") and Open Wheel Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Open Wheel ("Acquisition Corp."), intend to enter into an Agreement and Plan of Merger to be dated as of September 10, 2003, (the "Agreement") pursuant to which Acquisition Corp. shall be merged with and into Championship, with Championship continuing as the surviving corporation (the "Transaction"), whereby each issued and outstanding share of Championship common stock, par value $0.01 per share (the "Shares"), subject to certain exceptions, will be converted into the right to receive the "per share merger consideration", as defined in the Agreement, which as of the date hereof is $0.56 per share in cash (the "Consideration to be Received").

You have asked us to render our opinion as to whether the Consideration to be Received is fair, from a financial point of view, to the unaffiliated shareholders of Championship, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries ("Team Affiliates") and any shareholders who have entered into agreements with Open Wheel with respect to any matter related to their Shares.

In the course of performing our review and analyses for rendering this opinion, we have:

      -  reviewed the draft Agreement dated September 10, 2003;

      - reviewed Championship's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1998 through 2002, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003, and its Reports on Form 8-K for the three years ended the date hereof;

      - reviewed certain Schedule 13Ds filed by Open Wheel with the Securities and Exchange Commission with respect to Championship;

      - reviewed certain operating and financial information relating to Championship's business and prospects, including projections for the four years ended December 31, 2006 dated August 23, 2003 and updates thereto (the "August 2003 Projections"), all as prepared and provided to us by Championship's management;

      - reviewed the bankruptcy/liquidation analysis dated September 3, 2003 prepared by Championship's management in consultation with Championship's legal advisors and the Board of Directors of Championship (the "Liquidation Analysis");

      - met with certain members of Championship's senior management to discuss Championship's business, operations, historical and projected financial results and future prospects, current financial condition and liquidity, expected negative free cash flow and future funding requirements;

      - reviewed the historical prices and trading volume of the Shares of Championship;

      - performed certain hypothetical discounted cash flow analyses based on the August 2003 Projections; and

      - conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

As set forth below, we have relied upon and assumed, without independent verification, the accuracy and completeness of the August 2003 Projections and the financial and other information provided to us by Championship. With respect to the August 2003 Projections, we have relied on representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Championship as to the expected future performance of Championship as well as considered the current concerns of the Board of Directors that it will be difficult for management to achieve the results projected beyond 2003 in the August 2003 Projections even if financing were available, which is unlikely given the lack of financing alternatives currently available to Championship. We note that the August 2003 Projections project negative operating cash flow for 2004 and 2005, which creates, in the absence of a strategic transaction or alternative financing transaction, a funding shortfall. Based on the August 2003 Projections, Championship's current cash position and the absence of new financing to meet the funding shortfall contained in the August 2003 Projections, if Championship were to continue to meet all of its existing obligations and those of its operating subsidiaries, Championship would exhaust its cash resources at some period during the last quarter of 2003 and would no longer be able to conduct its operations after such date without additional financing.

We also have relied upon and assumed, without independent verification, the accuracy and completeness of the Liquidation Analysis. With respect to the Liquidation Analysis, we have relied upon representations that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Championship and the Board of Directors of Championship as to the expected financial implications of liquidation as well as upon the views of Championship's legal advisors on such matters as to the likely implications (financial and otherwise) of the liquidation on Championship's shareholders.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Championship, nor have we been furnished with any such appraisals. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Championship and that there will be no change in the per share merger consideration. In connection with our solicitation effort, which was publicly announced on June 16, 2003 when Championship disclosed that it had engaged Bear, Stearns & Co. Inc. to pursue strategic alternatives, we note that no other potential strategic acquirors, equity investors or financing sources have made an acquisition, investment or financing proposal to Championship that would imply greater benefits to Championship and its shareholders.

In formulating our opinion, we have observed that (a) a discounted cash flow analysis is of limited efficacy in valuing enterprises in severe financial distress that have a demonstrated lack of liquidity or financing alternatives;
(b) Championship's Board of Directors' belief that it will be difficult for management to achieve the results projected beyond 2003 in the August 2003 Projections even if financing were available, which we believe is unlikely given the lack of financing options available to Championship; and (c) there exists an absence of observable valuation metrics by which to compare Championship to other publicly traded companies or by which to compare the Transaction to other mergers and acquisitions.

We have relied upon the assurances of the senior management of Championship that they are unaware of any facts that would make any historical financial information or the August 2003 Projections (subject to the Board of Directors' view that it will be difficult to achieve the results projected beyond 2003 in the August 2003 Projections) provided to us incomplete or misleading. We have further relied upon the assurances of the senior management of Championship, Championship's legal advisors and the Board of Directors of Championship that they are unaware of any facts that would make the Liquidation Analysis provided to us incomplete or misleading. We do not express any opinion as to the price or range of prices at which the Shares may trade subsequent to the announcement of the Transaction.

We have acted as a financial advisor to Championship in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Championship for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Championship and does not constitute a recommendation to the Board of Directors of Championship or any holders of Shares as to how to vote in connection with the Transaction. This opinion does not address Championship's underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies, financial alternatives or liquidation alternatives that might exist for Championship or the effects of any other transaction in which Championship might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Championship common stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Received is fair, from a financial point of view, to the unaffiliated shareholders of Championship, other than Open Wheel and its affiliates, Team Affiliates, and any shareholders who have entered into agreements with Open Wheel with respect to any matter related to their Shares.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:__________________________________
         Senior Managing Director

                                                                         ANNEX D

September 10, 2003

Open Wheel Racing Series, LLC
320 Harcross Road
Woodside, CA  94062

Attention: Kevin Kalkhoven

Ladies and Gentlemen:

Open Wheel Racing Series, LLC (the "Purchaser") retained Ernst & Young Corporate Finance LLC ("EYCF") to advise it with respect to the fairness to the selling stockholders of Championship Auto Racing Team, Inc. ("CHAMP" or the "Company"), from a financial point of view, of the Consideration (as defined herein) to be paid by the Purchaser pursuant to the terms of the proposed Agreement and Plan of Merger (the "Agreement") Among the Purchaser and CHAMP, and the transaction being effected thereby (the "Transaction").

The Agreement provides, among other things, that each share of CHAMP common stock issued and outstanding (together with any rights if still outstanding) will be converted into the right to receive in cash the amount equal to the fraction, the numerator of which is $6,350,811 (the "Consideration") and the denominator of which is the aggregate number of shares of CART capital stock outstanding, less the shares of common stock that are or will be owned by the Purchaser, rounded down to the nearest whole cent. Based on 14,718,134 shares of common stock of CHAMP outstanding as of July 1, 2003 (with no additional rights outstanding) and an assumed 3,377,400 shares owned or to be owned by the Purchaser, the consummation of the Transaction would result in CHAMP stockholders receiving approximately $.56 cash in exchange for each share.
In connection with rendering our opinion, we have reviewed a draft of the Agreement, dated September 8, 2003. For purposes of this opinion, we have assumed that the final form of the Agreement and the specific terms therein will not differ in any material respect from those contained in that draft. We have assumed, with your consent, that no other agreements or information referred to in the document identified above will materially affect the value of the Consideration or the terms of the Transaction.

We also have reviewed, among other things, certain publicly available financial information and other information concerning the Company and certain analyses and other information furnished to us by Company management. In addition, we have met and had discussions with members of senior management of the Company regarding such information and, among other things, the business, operations, assets, financial condition, future prospects and foreseeable risks of the Company. We have also had discussions with the Purchaser and the Purchaser's representatives regarding the intent and associated risks of the Transaction.

In conducting our review and analysis and in formulating our opinion, we faced certain limitations including, without limitation, the fact that we relied only upon information available from recognized public sources and information provided by Purchaser and CHAMP, in both cases without any independent verification. We assumed that all information provided by Purchaser and CHAMP was reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the management of Purchaser and CHAMP, without any independent verification. We did not interview sponsors, promoters or team representatives, evaluate technologies, or conduct inspections of any properties or facilities and no independent valuation or appraisal of the Company or its assets were conducted by EYCF or provided to us by others. We also relied exclusively upon the management of CHAMP to provide projected financial information for the Company for the four-month period ending December 31, 2003 and the fiscal years ending December 31, 2004 through 2006 and we did not independently develop any financial projections. The terms and conditions of the Transaction were determined without the involvement of EYCF and EYCF expresses no opinion as to whether or not better terms could have been achieved by either party. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party (including Purchaser) with respect to the Company or its assets. We also express no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of either the Company's Board of Directors or the Purchaser to approve or consummate the Transaction, and our opinion does not address the underlying business decision to proceed with the Transaction. We also assumed that the CHAMP Board of Directors decided that proceeding with the Transaction is a better alternative for the stockholders than a liquidation of the Company.

We have assumed that obtaining all regulatory or other approvals and third party consents required for consummation of the Transaction has been, or will be, accomplished and will not have an adverse impact on either the Company or the Purchaser, and we have assumed that the Transaction will be consummated without waiver or modification of, or with respect to, any of the material terms or conditions contained in the Agreement. We also are assuming the absence of any material contingent liabilities not already taken into consideration in the Company's projections.

In the course of our analysis, we first compared the value of the Consideration being received by the CHAMP stockholders to the current quoted price of the Company's common stock and then considered various factors that appear to appropriately account for the discount being offered by the Purchaser. We then performed a discounted cash flow analysis based on the cash flow streams projected by CHAMP management, an assumed terminal value and a range of assumed discount rates. Additionally, we reviewed and compiled an analysis prepared by the Company assuming that an orderly liquidation of the Company's assets and liabilities was effected. We also considered relevant issues related to the current market capitalization of the Company. Further, we reviewed and considered certain financial data relating to the Company and have compared, where applicable and appropriate, that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company; and we have reviewed and considered the financial terms of certain recent acquisition, business combination and equity investment transactions in the industry. We also have performed such other financial studies, analyses and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

In addition to these quantitative analyses, we considered various qualitative factors that we considered relevant to our analysis, including but not limited to (i) the substantial financial losses expected to be incurred by the Company, which are anticipated to deplete the Company's current cash balance by December 31, 2003; (ii) the additional capital financing that will be required to fund the CHAMP business plan in fiscal 2004 and 2005 and the unlikelihood of the Company being able to raise such financing on a stand-alone basis; (iii) that Company management has concluded that, in the absence of this Transaction, CHAMP may be required to file for reorganization under Chapter 11 or liquidation under Chapter 7 of the bankruptcy code; (iv) the Company's financial advisor was unable to find a buyer for the business, other than Purchaser, after an extensive sale process; (v) the Purchaser has not attempted to discourage competing bids for the Company (as evidenced by a 13D filing in which the Purchaser stated that it would support a superior offer from a third party who intends to continue to operate the business of CHAMP); and (vi) the Company's projections are dependent upon a turnaround in both the operations and cost structure.

Our opinion is based upon current economic, monetary and market conditions and the transaction structure as described in the Agreement. Given the nature of our analytical techniques, this opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at our opinion, we did not attribute any particular weight to a particular analysis, but rather made qualitative judgments as to the relative significance and relevance of each of the analyses. Accordingly, we believe that our analysis must be considered as a whole and that selecting portions of our analysis, without considering all analyses, would create an incomplete view of the process underlying this opinion.

The opinion expressed herein was prepared solely for the benefit and use of the Purchaser in its consideration of the Transaction and may not be relied upon by any other person and may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to the Purchaser or to any other person with respect to the Transaction and should not be relied upon by any such person for such purpose.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration provided pursuant to the Agreement is fair, from a financial point of view, to the selling stockholders of CHAMP.

                                    Sincerely,

                                    /s/ ERNST & YOUNG CORPORATE FINANCE LLC

                                                                         ANNEX E

                   SECTION 262 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

         Section 262. Appraisal rights - (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

         (d)      Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.